    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 1996.


                                                       REGISTRATION NO. 333-3860
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 12
                                       TO
                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  e-NET, INC.
                 (Name of Small Business Issuer in Its Charter)

            DELAWARE                          1711                    52-1929282
(State or other jurisdiction of   (Primary standard industrial      (IRS employer
 incorporation or organization)   classification code number)   identification number)

                             7-4 METROPOLITAN COURT
                          GAITHERSBURG, MARYLAND 20878
                                 (301) 548-8880

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             7-4 METROPOLITAN COURT
                          GAITHERSBURG, MARYLAND 20878
                                 (301) 548-8880

(Address of principal place of business or intended principal place of business)

            ROBERT A. VESCHI, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  e-NET, INC.
                             7-4 METROPOLITAN COURT
                          GAITHERSBURG, MARYLAND 20878
                                 (301) 548-8880

      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

     THOMAS T. PROUSALIS, JR., ESQ.             STEVEN F. WASSERMAN, ESQ.
     1919 Pennsylvania Avenue, N.W.             Berstein & Wasserman, LLP
               Suite 800                             950 Third Avenue
         Washington, D.C. 20006                     New York, NY 10022
             (202) 296-9400                           (212) 826-0730
           (202) 296-9403 Fax                       (212) 371-4730 Fax

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUING BASIS, PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, CHECK THE FOLLOWING BOX: /X/

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF         AMOUNT TO      OFFERING PRICE        AGGREGATE          AMOUNT OF
  SECURITIES TO BE REGISTERED     BE REGISTERED     PER SECURITY       OFFERING PRICE   REGISTRATION FEE
Units...........................    1,150,000         $    7.00          $8,050,000         $   2,776
Common Stock, $.01 Par Value....    2,300,000            --                  --                --
Class A Warrants................    2,300,000            --                  --                --
Common Stock, $.01 Par Value,
 Underlying Class A Warrants....    2,300,000         $    4.00          $9,200,000         $   3,172
Underwriters' Purchase Option...      100,000         $   11.55          $1,155,000         $     398
Common Stock $.01, Par Value, in
 Underwriters' Purchase
 Option.........................      200,000            --                  --                --
Class A Warrants in
 Underwriters' Purchase
 Option.........................      200,000            --                  --                --
Common Stock, $.01 Par Value,
 Underlying Class A Warrants in
 Underwriters' Purchase
 Option.........................      200,000         $    4.80          $  960,000         $     331
  Total Registration and Fee....                                         $19,365,000        $   6,678


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

                                  e-NET, INC.
                             CROSS-REFERENCE SHEET
                            PURSUANT TO ITEM 501(b)
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM SB-2

         REGISTRATION STATEMENT ITEM                 CAPTION IN PROSPECTUS
---------------------------------------------  ---------------------------------
 1.  Front of Registration Statement and
      Outside Front Cover of Prospectus......  Facing Page; Cross-Reference
                                               Sheet; Prospectus Cover Page
 2.  Inside Front and Outside Back Cover
      Pages of Prospectus....................  Prospectus Cover Page; Prospectus
                                               Back Cover Page
 3.  Summary Information and Risk Factors....  Prospectus Summary; The Company;
                                               Risk Factors
 4.  Use of Proceeds.........................  Use of Proceeds
 5.  Determination of Offering Price.........  Risk Factors; Underwriting
 6.  Dilution................................  Dilution and Other Comparative
                                               Data
 7.  Selling Security-holders................  Description of Securities
 8.  Plan of Distribution....................  Prospectus Cover Page;
                                               Underwriting
 9.  Legal Proceedings.......................  Legal Proceedings
10.  Directors, Executive Officers, Promoters
      and Control Persons....................  Management; Principal
                                               Shareholders
11.  Security Ownership of Certain Beneficial
      Owners and Management..................  Principal Shareholders
12.  Description of Securities...............  Description of Securities
13.  Interest of Named Experts and Counsel...  Legal Matters; Experts
14.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities............................  Certain Transactions
15.  Organization Within Five Years..........  Prospectus Summary; Business
16.  Description of Business.................  Business
17.  Management's Discussion and Analysis or
      Plan of Operation......................  Management's Discussion and
                                               Analysis or Plan of Operation
18.  Description of Property.................  Business
19.  Certain Relations and Related
      Transactions...........................  Certain Transactions
20.  Market for Common Equity and Related
      Stockholder Matters....................  Description of Securities
21.  Executive Compensation..................  Management
22.  Financial Statements....................  Financial Statements
23.  Changes in and Disagreements With
      Accountants on Accounting and Financial
      Disclosure.............................  Not applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED OCTOBER 1, 1996

PROSPECTUS


                                1,000,000 UNITS

                                  e-NET, INC.


    e-Net, Inc. ("Company"), a Delaware corporation, is offering 500,000 units ("Units") at a price of $7.00 per Unit. Each Unit consists of two shares of common stock ("Common Stock"), $.01 par value, and two redeemable Class A warrants ("Class A Warrants"). The Common Stock and Class A Warrants are detachable and may trade separately immediately upon issuance. See "Risk Factors" and "Description of Securities."



    The Class A Warrants shall be exercisable commencing one year after the date of this Prospectus ("Effective Date"). Each Class A Warrant entitles the holder to purchase one share of Common Stock at $4.00 per share during the four year period commencing one year from the Effective Date hereof. The Class A Warrants are redeemable by the Company for $.05 per Warrant, at any time after
             , 1998, upon thirty (30) days' prior written notice, if the average closing price or bid price of the Common Stock, as reported by the principal exchange on which the Common Stock is quoted, the Nasdaq SmallCap Market ("Nasdaq") or the OTC Bulletin Board, as the case may be, equals or exceeds $9.00 per share, for any twenty (20) consecutive trading days within a period of thirty (30) days ending within ten (10) days of the notice of redemption. Upon thirty (30) days' prior written notice to all holders of the Class A Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Class A Warrants in compliance with the requirements of Rule 13e-4 to the extent applicable. See "Description of Securities."


    On July 26, 1996, the Company was advised by the Nasdaq Hearing and Review Committee ("Review Committee") that it called for the review of the decision of the Nasdaq Listing Qualifications Committee ("Qualifications Committee") to list the Company's securities on Nasdaq. On July 28, 1996, the Review Committee determined to reverse the July 24, 1996 decision of the Qualifications Committee approving the listing of the Company's securities on Nasdaq, stating no basis for such determination. The determination of the Review Committee is not final pending the review and decision of the boards of directors ("Boards of Directors") of The Nasdaq Stock Market, Inc. and NASD, Inc., which may occur in a short time frame. On August 1, 1996, the board of directors of The Nasdaq Stock Market, Inc. remanded the case back to the staff for further review. In the event the Boards of Directors renders a decision to affirm the determination of the Review Committee, the Company's securities will be delisted from Nasdaq and the Company's securities will be traded on the NASD OTC Bulletin Board, which may materially affect the trading and liquidity of the Company's securities.

    Prior to  this offering,  there has  been no  public market  for the  Units,
Common Stock and Class A Warrants. The price of the Units, as well as the exercise price of the Class A Warrants, was arbitrarily determined by negotiations between the Company and the Underwriter, and do not bear any relationship to the Company's assets, book value, net worth or results of operations or any other established criteria of value. For additional information regarding the factors considered in determining the initial public offering price of the Units and the exercise price of the Class A Warrants, see "Risk Factors -- Arbitrary Offering Price," "Description of Securities" and "Underwriting."

    The Underwriter from time to time will become a market maker and otherwise effect transactions in the securities of this offering. The Underwriter, if it participates in the market, may become an influence and thereafter a factor of increasing importance in the market for the securities. However, there is no assurance that the Underwriter will or will continue to be a dominating influence. The prices and liquidity of the Units may be significantly affected by the degree, if any, of the Underwriter's participation in such market as a market maker. The Underwriter may discontinue such market making activities at any time or from time to time.

    The Company does not presently file reports and other information with the Securities and Exchange Commission. However, following completion of this offering, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934 and, as such, intends to furnish its stockholders with annual reports containing audited financial statements and such interim reports as may be required by law. The Company's fiscal year ends March 31.

    On February 28, 1995, the Underwriter became subject to a court-imposed permanent injunction to comply with certain procedures recommended by an independent consultant arising out of the settlement of a Securities and Exchange Commission ("Commission") proceeding. The failure by the Underwriter to comply with the permanent injunction may adversely affect the Underwriter's activities in that the court may issue a further order restricting the ability of the Underwriter to act as a market maker of the Company's securities. See "Risk Factors."

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION OF THE BOOK VALUE OF THE COMMON STOCK
 INCLUDED IN THE UNITS AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD
  THE  LOSS     OF THEIR  ENTIRE INVESTMENT. SEE "RISK FACTORS," PAGE 7, AND
                                  "DILUTION."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
   EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION  NOR  HAS THE
     COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
       OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                                        IS A CRIMINAL OFFENSE.


                                                             UNDERWRITING DISCOUNTS    PROCEEDS TO THE
                                          PRICE TO PUBLIC      AND COMMISSIONS (1)       COMPANY (2)
Per Unit...............................        $7.00                  $.70                  $6.30
Total(3)...............................      $7,000,000             $700,000              $6,300,000


                            (SEE "NOTES," NEXT PAGE)


    THE SECURITIES ARE OFFERED BY THE UNDERWRITER ON A "FIRM COMMITMENT" BASIS SUBJECT TO PRIOR SALE WHEN, AS AND IF DELIVERED TO AND ACCEPTED BY THE UNDERWRITER, AND SUBJECT TO THE UNDERWRITER'S RIGHT TO REJECT ORDERS IN WHOLE OR IN PART AND TO CERTAIN OTHER CONDITIONS. IT IS EXPECTED THAT DELIVERY OF CERTIFICATES REPRESENTING THE SECURITIES OF THE OFFERING WILL BE MADE ON OR
ABOUT           , 1996.


                         ------------------------------
                               STRATTON OAKMONT, INC.

                The date of this Prospectus is August   , 1996.

                                     NOTES


(1) Does not include additional compensation  to be received by the  Underwriter in the form of (i) a nonaccountable expense allowance of $210,000 if 1,000,000 Units are sold (or $241,500 if the Underwriter's Over-allotment Option is fully exercised); and (ii) an option (exercisable for a period of four years commencing one year after the date of this Prospectus) entitling the Underwriter to purchase 100,000 Units at $11.55 per Unit ("Underwriter's Purchase Option"). In addition, the Company and the Underwriter have agreed to indemnity and contribution provisions regarding certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. See "Principal Stockholders" and "Underwriting."


(2) Before deducting expenses of this offering payable by the Company, estimated at $1,000,000, including the Underwriter's nonaccountable expense allowance. See "Underwriting."


(3) The Company has granted the Underwriter a 30-day Over-allotment Option from the date of this Prospectus to purchase up to 50,000 additional Units upon the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such Underwriter's Over-allotment Option is exercised in full, the total Price to the Public, Underwriting Discounts and Proceeds to the Company will be $8,050,000, $805,000 and $7,245,000, respectively. See "Underwriting."


    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALL-CAP MARKET, THE OTC BULLETIN BOARD OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. SEE "RISK FACTORS."

    THE SECURITIES TO BE SOLD IN THIS OFFERING MAY, IN THE ORDINARY COURSE OF BUSINESS, BE SOLD ONLY TO CUSTOMERS OF THE UNDERWRITER, AND THE CONCENTRATION OF SECURITIES IN CUSTOMERS OF THE UNDERWRITER MAY ADVERSELY AFFECT THE MARKET FOR AND LIQUIDITY OF THE COMPANY'S SECURITIES SINCE THE UNDERWRITER MAY BE THE ONLY MARKET MAKER. IN THE EVENT THAT ADDITIONAL BROKER-DEALERS DO NOT MAKE A MARKET IN THE COMPANY'S SECURITIES AND THE UNDERWRITER BECOMES A MARKET MAKER, THE UNDERWRITER MAY BECOME A DOMINATING INFLUENCE ON THE MARKET. NO OTHER BROKER-DEALER HAS INDICATED THAT IT WILL MAKE A MARKET IN THE COMPANY'S SECURITIES. THE UNDERWRITER DOES NOT HAVE ANY CURRENT PLANS OR AGREEMENTS TO OFFER AND/OR SELL ANY OF THE SECURITIES TO A SPECIFIC CUSTOMER OR CUSTOMERS. SUCH PURCHASERS, AS CUSTOMERS OF THE UNDERWRITER, SUBSEQUENTLY MAY ENGAGE IN TRANSACTIONS FOR THE SALE OR PURCHASE OF THE SECURITIES THROUGH AND/OR WITH THE UNDERWRITER, ALTHOUGH NO AGREEMENTS OR UNDERSTANDINGS, WRITTEN OR ORAL, EXIST FOR SUCH TRANSACTIONS, AND SUCH TRANSACTIONS MAY FURTHER ENHANCE THE UNDERWRITER'S DOMINATING INFLUENCE ON THE MARKET. SEE "RISK FACTORS -- LITIGATION INVOLVEMENT OF UNDERWRITER MAY HAVE ADVERSE CONSEQUENCES -- UNDERWRITER'S INFLUENCE ON THE MARKET MAY HAVE ADVERSE CONSEQUENCES."

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission ("Commission"), Washington, D.C. 20549, a Registration Statement on Form SB-2, pursuant to the Securities Act of 1933, as amended, with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in said Registration Statement, and the exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is made to said Registration Statement and exhibits which may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

    The Company does not presently file reports and other information with the Securities and Exchange Commission. However, following completion of this offering, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934 and, as such, intends to furnish its stockholders with annual reports containing audited financial statements and such interim reports as may be required by law. The Company's fiscal year ends March 31.

    The Company will provide without charge to each person who receives this Prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference herein (excluding exhibits) by contacting the Company at 7-4 Metropolitan Court, Gaithersburg, Maryland 20878, telephone (301) 548-8880, attention: chief financial officer.

              SPECIAL STANDARDS FOR SECURITIES SOLD IN CALIFORNIA

    Each California investor, and each transferee thereof who also is a California investor, must have an annual gross income of at least $65,000 and a net worth, exclusive of home, furnishings and automobiles, of at least $250,000, or in the alternative, a net worth exclusive of home, furnishings and automobiles, of at least $500,000. In addition, an investor's total purchase may not exceed 10% of such investor's net worth.

                               PROSPECTUS SUMMARY

    The  following summary  is qualified  in its  entirety by  the more detailed
information  and  financial  statements,  including  notes  thereto,   appearing
elsewhere in this Prospectus.

THE COMPANY


    e-Net, Inc. develops, markets and supports open client, server and integrated applications software that enables local, national and international telephone communications, information exchange and commerce over the Internet and private Internet Protocol ("IP") networks. The Company's software products are designed to deliver high levels of performance, ease of use and security. These software products allow individuals and organizations to execute secure, private voice communications across the Internet and intranets, through the use of authentication technology, for local, national and international telephone communications, information exchange and commerce. In addition, through the use of the Company's software, organizations can extend their internal information systems and enterprise applications to geographically dispersed facilities, remote offices and mobile employees.


    In March 1996, the Company acquired all rights, title and interest in the first U.S. patent, U.S. Patent No. 5,526,353, for a system and method for communicating high fidelity and clear transmission of audio or voice over the Internet, enabling free worldwide high fidelity and clear transmission of ordinary telephone communications over the Internet. The Company acquired all rights, title and interest in the patent from the inventors, Messrs. Arthur Henley and Scott Grau, who are original stockholders of the Company, in consideration of a five percent overriding royalty interest against gross profits involving the use of the patent. The Company has agreed to allocate
$1,000,000 of capital of this offering to develop and exploit the market opportunities for the patent by December 31, 1996, or the patent will be subject to repurchase by the inventors of the patent. The Company believes that its patent is the first patent awarded of its kind, specifically involving the transmission of audio or voice over the Internet. The Company also believes that its patent may provide certain strategic and technological advantages in the new and burgeoning area of audio or voice over the Internet. The Company can make no assurances, however, as to the extent of the advantages or protection, if any, that may be granted to the Company as a result of its patent or as to the future success of the Company in bringing products related to this technology to market. The Company's first product utilizing its patent is Telecom-2000-TM-, a hardware and software suite designed for voice over the Internet, which is in the final testing stage and projected to be available to market by the end of the Company's third quarter of fiscal 1997.

    In March 1996, e-Net entered into an agreement with Sprint Communications Company, L.P. ("Sprint"), a leading telecommunications company, under which e-Net will deliver certain software development services known as Sprint Internet Protocol Dial Services support. Sprint, to date, has been the Company's largest customer. Under the agreement, e-Net will use highly technical software development services to provide security and field support to Sprint customers who use Sprint as a means of accessing the Internet. e-Net's agreement provides that e-Net will generate all of the revenues associated with the number of authorized Sprint Internet Protocol Dial Service user identity codes. e-Net shall also perform password administration, customer service administration and emergency help desk administration under the terms of the agreement. The agreement has a duration of one year, with automatic one year renewals, subject to mutual consent. e-Net intends to seek additional strategic alliances with the Regional Bell Operating Companies (RBOC's) for the use of its technologies, products and services. The Company has not entered into any negotiations to enter into any strategic alliances with the RBOC's. The Company can make no assurances that it will be able to enter into any agreements with such concerns for its technologies, products and services.

    Also, in June 1996, e-Net entered into a letter of intent with the Product Management Group of the Advanced Data Services Division of Sprint to enter into an agreement to provide certain of e-Net's technologies, products and services to Sprint to enable Sprint's frame relay customers, approximately

1,500 nationwide, to generate network data reports on an automated basis for their virtual private networks. The Company can make no assurances that it will be able to enter into an agreement with Sprint for its technologies, products and services.


    In addition to the compensation to be received by the Underwriter in the form of commissions in the amount of $700,000 if 1,000,000 Units are sold (or $805,000 if the Underwriter's Over-allotment Option is fully exercised), the Underwriter will receive (i) a nonaccountable expense allowance of $210,000 if 1,000,000 Units are sold (or $241,500 if the Underwriter's Over-allotment Option is fully exercised); and (ii) an option (exercisable for a period of four years commencing one year after the date of this Prospectus) entitling the Underwriter to purchase 100,000 Units at $11.55 per Unit ("Underwriter's Purchase Option"). The Company has granted the Underwriter a 30-day Over-allotment Option from the date of this Prospectus to purchase up to 150,000 additional Units upon the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such Over-allotment Option is exercised in full, the total Price to the Public, Underwriting Discounts and Proceeds to the Company will be $8,050,000, $805,000 and $7,245,000, respectively. See "Underwriting."


    As   a  result  of  this  offering,   certain  members  of  management  will
substantially benefit in the amount of remuneration to be paid to them from the proceeds of this offering in fiscal 1997. See "Management -- Remuneration."


    In March and April 1996, the Company borrowed $1,000,000 in a bridge loan from four persons who are nonaffiliated with the Underwriter and the Company, to wit: Edward Ratkovich ($500,000), Robert Foise ($250,000), Armstrong Industries ($200,000) and Martin Sumichrast ($50,000), at the rate of eight percent simple annual interest. General Ratkovich and Mr. Sumichrast are officers, directors and principal stockholders of Nasdaq listed companies recently underwritten by the Underwriter. In further consideration of the bridge loan, the Company issued 2,000,000 shares of Common Stock, 2,000,000 Class A Warrants and 2,000,000 Class B Warrants to such persons. However, in June 1996, such persons converted their loans to equity in consideration of the prior issuance of the securities. See "Certain Transactions" and "Description of Securities."



    Also, as a result of this offering, after deducting underwriting discounts of $700,000 and other expenses of the offering estimated to be $1,000,000, which includes the Underwriter's nonaccountable expense allowance of $210,000, assuming an offering price of $7.00 per Unit, the Company will receive net proceeds from the offering of approximately $5,300,000. These proceeds, excluding the exercise of any of the Warrants, will be utilized by the Company for approximately 12 months. See "Use of Proceeds."



    In July 1996, the Company caused a 2:1 reverse split of its issued and outstanding shares of Common Stock, Class A Warrants and Class B Warrants. In August 1996, the Company caused a 2:1 split of its issued and outstanding shares of common stock, Class A Warrants and Class B Warrants, resulting in 8,000,000 shares of common stock, 2,000,000 Class A Warrants and 2,000,000 Class B Warrants currently issued and outstanding.


    The Company was incorporated in the State of Delaware on January 9, 1995, and began its operations on June 8, 1995. The principal executive offices of the Company are located at 7-4 Metropolitan Court, Gaithersburg, Maryland 20878, and its telephone number is (301) 548-8880. Unless the context otherwise indicates, the terms "Company" and "e-Net" as used in this Prospectus refer to e-Net, Inc.


    In August 1996, the Company entered into a letter of intent with MVSI, Inc., a Washington, D.C. area based publicly held (Nasdaq: "MVSI") laser vision robotics company, whereby the Company will become a wholly-owned subsidiary of MVSI. Among the principal terms and conditions of the proposed acquisition, MVSI will exchange 4,000,000 shares of its common stock, 1,000,000 Class A Warrants and 1,000,000 Class B Warrants, all of which are restricted securities, for 8,000,000 shares of common stock, 2,000,000 Class A Warrants and 2,000,000 Class B Warrants owned by the Company's security-holders. The newly issued MVSI securities in the acquisition may not be sold for a 24 month period ending September 1998. The chairman and chief executive officer of MVSI is a director and a principal stockholder and warrantholder of e-Net; another director of MVSI is also a director and a stockholder of e-Net. MVSI intends to provide at least $5.3 million to e-Net over a 24-month period ending in September 1998 in order to finance its business operations. The acquisition of e-Net, including all of its terms and conditions, will be subject to a fairness opinion and approval by at least a majority of MVSI's stockholders at its annual meeting scheduled for Fall 1996. MVSI can make no assurances that it will be able to reach a definitive agreement with e-Net and that such agreement will be approved by the stockholders of MVSI. Should this transaction be completed, the Company does not intend to pursue this proposed offering of securities.


    SEE "RISK FACTORS," "MANAGEMENT" AND "CERTAIN TRANSACTIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS.

                                  THE OFFERING


Securities Offered by Company(1)(3).....  1,000,000 Units
Shares of Common Stock Outstanding Prior  8,000,000 Shares
to Offering.............................
Shares of Common Stock Outstanding After  1,000,000 Shares
Offering(2).............................
Comparative Share Ownership Upon
Completion of Offering:
  Present Stockholders (8,000,000         80.00%
   Shares)(4)...........................
  Public Stockholders (2,000,000          20.00%
   Shares)(4)...........................
Use of Net Proceeds of Sale of            Administrative expenses, operating
Securities Offered by Company...........  costs and working capital, including software support and development,
                                          capital equipment, marketing and
                                          sales, mergers and acquisitions and
                                          the repayment of debt. See "Use of
                                          Proceeds."
OTC Bulletin Board Symbols..............  EENTU
                                          EENT
                                          EENTW


------------------------


(1) The Company is offering 1,000,000 Units at a price of $7.00 per Unit. Each Unit consists of two shares of Common Stock and two redeemable Class A Warrants. The Class A Warrants shall be exercisable commencing one year after the date of the Prospectus. Each Class A Warrant entitles the holder to purchase one share of Common Stock at $4.00 per share during the four year period commencing one year from the Effective Date hereof. The Class A Warrants are redeemable upon certain conditions. Should the Class A Warrants be exercised, of which there is no assurance, the Company will receive the proceeds therefrom aggregating up to an additional $8,000,000. See "Description of Securities."



(2) Assumes no exercise of (i) the Class A Warrants offered hereby; (ii) the Underwriter's Over-allotment Option to purchase up to 150,000 Units; and
    (iii) the Underwriter's Purchase Option to purchase up to 100,000 Units. See "Description of Securities" and "Underwriting."


(3) The public offering price of the Units and the exercise price and other terms of the Class A Warrants were arbitrarily determined by negotiations between the Company and the Underwriter and does not necessarily relate to the assets, book value or results of operations of the Company or any other established criteria of value. See "Underwriting."

(4) See "Dilution."

                            SELECTED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATE)


                                                                               PERIOD FROM
                                                                              BEGINNING OF         PERIOD FROM
                                                                               OPERATIONS         BEGINNING OF
                                                            THREE MONTHS     (JUNE 8, 1995)        OPERATIONS
                                                           ENDED JUNE 30,          TO           (JUNE 8, 1995) TO
                                                                1996          JUNE 30, 1995      MARCH 31, 1996
                                                         ------------------  ---------------  ---------------------
Statement of Operations Data:
  Revenue..............................................              180                54        $         294
  Income from operations...............................             (282)               41                   90
  (Loss) income before income taxes....................           (5,903)               41                 (537)
  Net (loss) income....................................           (5,903)               41                 (537)
  Pro forma net (loss) income..........................           (5,903)               17                 (775)
  Pro forma loss per share.............................             (.75)          --                      (.13)
  Average number of common shares outstanding (1)......        7,835,165         6,000,000            6,035,617



                                                                JUNE 30, 1996
                                                         ----------------------------
                                                         HISTORICAL   AS ADJUSTED (2)
                                                         -----------  ---------------
Balance Sheet Data:
  Working capital......................................   $     475      $   5,775
  Total assets.........................................         891          6,191
  Long-term debt.......................................      --             --
  Stockholders' equity.................................         635          5,935


------------------------

(1) All references herein to securities issued and outstanding have been retroactively adjusted to reflect a 2:1 reverse stock split in July 1996, and a 2:1 stock split in August 1996.



(2) Adjusted to reflect the sale of the Units offered hereby, less underwriting discounts and the payment by the Company of expenses of this offering estimated at $1,000,000. See "Use of Proceeds."

                                  RISK FACTORS

    THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. ONLY THOSE PERSONS ABLE TO LOSE THEIR ENTIRE INVESTMENT SHOULD PURCHASE THESE SECURITIES. PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CAREFULLY READ THIS PROSPECTUS AND CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS:

    DEVELOPMENT STAGE COMPANY

    The Company was incorporated in Delaware on January 9, 1995 and, as such, faces the risks and problems associated with businesses in their early stages of development and has a limited operating history upon which to base an evaluation of its prospects. Such prospects should be considered in light of the risks, expenses and difficulties frequently encountered in the expansion of a business in an industry characterized by a substantial number of market entrants and intense competition. As of March 31, 1996, the Company had an accumulated deficit of $537,056. See "Business."

    BRIDGE FINANCING COSTS WILL NEGATIVELY IMPACT EARNINGS


    The Company did not report earnings for the year ending March 31, 1996, principally as a result of the costs attributed to the issuance of 2,000,000 shares of Common Stock, 2,000,000 Class A Warrants and 2,000,000 Class B Warrants, as additional consideration for a bridge loan of $1,000,000, the proceeds of which were received in March and April 1996. Interest expense of $6,000,000 related to the issuance of the securities will be accrued during the period from March 19, 1996 through the date upon which the bridge loan was converted to equity (June 24, 1996) and a corresponding credit will be credited to paid in capital. Consequently, earnings will be negatively impacted by this cost; however, net stockholders' equity will not be impacted by the corresponding increase in paid in capital. In addition, there will be no cash outlay associated with the issuance of such securities. See "Certain Transactions" and "Financial Statements."



    In March and April 1996, the Company borrowed $1,000,000 in a bridge loan from four persons who are nonaffiliated with the Underwriter and the Company, to wit: Edward Ratkovich ($500,000), Robert Foise ($250,000), Armstrong Industries ($200,000) and Martin Sumichrast ($50,000) at the rate of eight percent simple annual interest. General Ratkovich and Mr. Sumichrist are officers, directors and principal stockholders of Nasdaq listed companies recently underwritten by the Underwriter. Mr. Foise and Armstrong Industries have previously participated as investors in companies recently underwritten by the Underwriter. In further consideration of the bridge loan, the Company issued 2,000,000 shares of Common Stock, 2,000,000 Class A Warrants and 2,000,000 Class B Warrants to such persons. However, in June 1996, such persons converted their loans to equity in consideration of the prior issuance of the securities.


    NO ASSURANCE OF FUTURE PROFITABILITY OR PAYMENT OF DIVIDENDS

    The Company can make no assurances that the future operations of the Company will result in additional revenues or will be profitable. Should the operations of the Company be profitable, it is likely that the Company would retain much or all of its earnings in order to finance future growth and expansion. Therefore, the Company does not presently intend to pay dividends, and it is not likely that any dividends will be paid in the foreseeable future. See "Dividend Policy."

    IMMEDIATE AND SUBSTANTIAL DILUTION


    An investor in this offering will experience immediate and substantial dilution. As of June 30, 1996, the Company had a net tangible book value of $580,126 or $.07 per share derived from the Company's balance sheet as of June 30, 1996 and the total common stock outstanding at June 30, 1996. After giving effect to the sale of the Units offered hereby at an assumed offering price of $7.00 per Unit, after deducting underwriting discounts and estimated offering expenses, pro forma net tangible book value would have been $5,880,126 or $.59 per share. The result will be an immediate increase in net tangible book value per share of $.52 (743%) to existing shareholders and an immediate dilution to new investors of $2.91 (83%) per share. As a result, public investors will bear most of the risk of loss since their shares are being purchased at a cost substantially above the price that existing shareholders acquired their shares. See "Dilution."


    POSSIBLE NEED FOR ADDITIONAL FINANCING

    The Company intends to fund its operations and other capital needs for the next 12 months substantially from the proceeds of this offering, but there can be no assurance that such funds will be sufficient for these purposes. The Company may require substantial amounts of the proceeds of this offering for its future expansion, operating costs and working capital. The Company has made no arrangements to obtain future additional financing, if required, and there can be no assurance that such financing will be available, or that it will be available on acceptable terms. See "Use of Proceeds."

    DEPENDENCE ON MAJOR CUSTOMERS

    For the period ending March 31, 1996, the Company derived 32% (Sprint), 29% (Comsat), 16% (First Data Resources) and 13% (Documenta) of its sales from four customers, respectively. The dependence on major customers subjects the Company to significant financial risks in the operation of its business should a major customer terminate, for any reason, its business relationship with the Company. In such event, the financial condition of the Company may be adversely affected and the Company may be required to obtain additional financing, of which there is no assurance. The Company is not aware of any adverse developments with respect to its major customers. Also, dependence on major customers significantly increases the Company's costs, E.G., travel, communication and delivery of products and services, which are reflected in the Company's financial performance. See "Business" and "Financial Statements."

    DEPENDENCE ON MANAGEMENT

    The Company's success is principally dependent on its current management personnel for the operation of its business. In particular, Robert A. Veschi, the Company's president and chief executive officer, has played a substantial role in the development and management of the Company, although there is no assurance that additional managerial assistance will not be required. The analysis of new business opportunities will be undertaken by or under the supervision of the management of the Company. The Company has recently entered into an employment agreement with Mr. Veschi. However, if the employment by the Company of Mr. Veschi terminates, or he is unable to perform his duties, the Company may be substantially affected. The agreement also contains non-compete provisions but are limited in geographical scope, I.E., the Washington, D.C. metropolitan area. The Company has agreed to purchase key-man life insurance on Mr. Veschi in the amount of $1 million prior to the closing of this offering. The Company will be the owner and beneficiary of the term insurance policy. See "Use of Proceeds," "Business" and "Management."

    DEPENDENCE ON HIGHLY QUALIFIED TECHNICAL PERSONNEL

    The Company believes that its future success will depend in large part upon its continued ability to recruit and retain highly qualified technical personnel. Competition for highly qualified technical personnel is significant, particularly in the geographic area in which the Company's operations are located. No assurances can be made that the Company's relationship with its employees will remain good. See "Management."

    PRODUCT SECURITY RISKS

    The Company has included in certain of its products an implementation of a security protocol which operates in conjunction with authentication technology that it has developed. Despite the existence of this technology, the Company's products may be vulnerable to break-ins and similar disruptive problems caused by certain Internet users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through the computer systems of end users of the Company's products, which may result in significant liability to the Company and may also deter potential customers. Persistent security problems continue to plague public and private data networks. Recent break-ins at major government institutions, banks and corporations have involved  hackers bypassing  firewalls and  missappropriating  confidential information. Alleviating problems caused by third parties may require significant expenditures of capital and resources by the Company and may cause interruptions, delays or cessation of service to the Company's customers; such expenditures or interruptions may have a material adverse effect on the Company's business, operating results and financial condition. Moreover, the security and privacy concerns of existing and potential customers, as well as concerns related to computer viruses, may inhibit the growth of the Internet marketplace, generally, and the Company's customer base and revenues, specifically. The Company intends to limit its liability to customers, including liability arising from a failure of the security features contained in the Company's products, through provisions in its future contracts. However, the Company can make no assurances that such contractual limitations will be enforceable. The Company currently does not have liability insurance to protect against these risks and there can be no assurance that such insurance will be available to the Company on commercially reasonable terms, or available on any terms.

    UNCERTAINTY OF PROPOSED MERGERS AND ACQUISITIONS CAMPAIGN

    Following the closing of this offering, the Company intends to engage in a mergers and acquisitions campaign in order to merge with or acquire companies engaged in a similar business. The Company has not entered into any negotiations to merge with or acquire any such target companies, but the Company has identified several such companies engaged in a complementary business. The Company can make no assurances that it will be able to merge with or acquire any companies. Although the Company intends to utilize approximately $500,000 of the net proceeds of this offering in its mergers and acquisitions activities during the 12 months following the date of this Prospectus, no assurances can be made that such funds will enable the Company to expand its base or realize profitable consolidated operations. In addition, the Company's stockholders may not have the opportunity to review the financial statements of any of the companies that may be acquired or have the opportunity to vote on any proposed acquisitions since Delaware law does not require such review and approval. Should such funds not be utilized in its mergers and acquisitions activities, the Company intends to utilize the funds in equal amounts in working capital, capital equipment and marketing and sales. See "Use of Proceeds."

    LITIGATION INVOLVEMENT OF UNDERWRITER MAY HAVE ADVERSE CONSEQUENCES.

    RECENT NASD ACTIONS INVOLVING UNDERWRITER
    The Company has been advised by the Underwriter that the NASD (District 10) filed a complaint (No. C10950081) on October 5, 1995 ("Complaint") against the Underwriter, Steven Sanders, the head trader of the Underwriter, Daniel M. Porush, the president of the Underwriter, and Paul F. Byrne, formerly the Underwriter's director of compliance (collectively, the "Respondents"), alleging various violations of the NASD Rules of Fair Practice. The complaint consisted of three causes. The first cause alleged that the Underwriter and Sanders effected principal retail sales of securities at prices that were fraudulently excessive. The second cause alleged that the Underwriter and Sanders charged excessive markups. The third cause alleged that the Underwriter, Porush and Byrne failed to establish, maintain and enforce reasonable supervisory procedures designed to assure compliance with the NASD's rules and policies.

    On April 15, 1996 the NASD in its decision found all of the Respondents except Paul Byrne in violation of all three causes and imposed the following sanctions:

    - Sanders was censured, fined $25,000 and was suspended from association with any member of the NASD in any capacity for a period of one year.

    - Underwriter was censured, fined $500,000 and was required to disgorge its excess profits to its customers, totaling $1,876,205, plus prejudgment interest. In addition, the Underwriter was suspended for a period of one year from effecting any principal retail transactions.

    - Porush was censured, fined $250,000 and barred from association with any member of the NASD in any capacity.

    The Underwriter, Porush and Sanders have appealed the NASD's decision thereby staying imposition of the sanctions.

    If the sanctions imposed on the Underwriter are not reversed on appeal, the Underwriter's ability to act as a market maker of the Company's securities will be restricted. The Company cannot ensure that other broker dealers will make a market in the Company's securities. In the event that other broker dealers fail to make a market in the Company's securities, the possibility exists that the market for and the liquidity of the Company's securities may be adversely affected to such an extent that public security holders may not have anyone to purchase their securities when offered for sale at any price. In such event, the market for and liquidity of the Company's securities may not exist. It should be noted that although the Underwriter may not be the sole market maker in the Company's securities, it may likely be the dominant market maker in the Company's securities. See "Underwriting."

    In April 1996, the NASD settled an action whereby it fined Stratton Oakmont $325,000 for fraud and other violations (which were neither admitted or denied) in connection with its underwriting of an initial public offering. Steven Sanders was fined $50,000 and was suspended for a period of 45 days from associating with an NASD member and agreed not to engage in any trading-related activities for any NASD member for a period of 50 days. The settlement also required that Stratton Oakmont file certain new supervisory procedures with the NASD. The Underwriter filed with the NASD on April 11, 1996 procedures relating to the conduct of associated persons during and preceding an initial public offering, which were aimed at preventing violations of Section 5 of the Securities Act of 1933 and Rule 10b-6 promulgated under Section 10(b) of the Securities Exchange Act of 1934 and aimed at preventing SEC Rule 10b-10 violations and the type of arbitrary pricing which occurred in connection with the trading of securities underwritten by the Underwriter on January 16, 1991. These procedures have been in effect since April 11, 1996. See "Underwriting."

    The Company has been advised by the Underwriter that the NASD (District 10) filed a complaint (No. C10960080) on June 6, 1996 ("June 1996 Complaint") against the Underwriter, Daniel Porush, Steven Sanders, Irving Stitsky, a former registered representative of the Underwriter, and Jordan Shamah, a vice president and a director of the Underwriter (collectively, the "Respondents"), alleging various violations of the Exchange Act and the NASD Rules of Fair Practice. The June 1996 Complaint consists of seven causes of action. The first cause alleges that the Underwriter, through Porush and Sanders, engaged in the use of fraudulent and manipulative devices in the failure to make bona fide distributions in five public offerings of securities underwritten by the Underwriter between June 1993 and April 1994. The second cause alleges that the Underwriter, through Porush, Sanders, Stitsky and Shamah, engaged in the use of fraudulent and manipulative devices in the failure to make a bona fide distribution of the common stock of a company whose initial public offering was underwritten by the Underwriter. The third cause alleges that the Underwriter, through Porush and Sanders for a period of three days, manipulated the common stock of such company. The fourth cause alleges that the Underwriter, through Sanders, charged fraudulently excessive markups in connection with the warrants of such company. The fifth cause alleges that the Underwriter, through Porush, violated the NASD's Free-Riding and Withholding Interpretation inasmuch as he allegedly allocated securities in certain public offerings to persons restricted from purchasing such securities. The sixth cause alleges that Porush and Stitsky failed to adequately supervise the Underwriter's activity relating to the various alleged violations. The seventh cause alleges that the Underwriter and Porush failed to establish and maintain reasonable supervisory procedures to prevent the Underwriter's violative conduct. The Respondents intend to file answers to the June 1996 Complaint denying all material allegations and alleged violations.

    In addition, the Company has been advised by the Underwriter that the NASD (District 10) filed a complaint (No. C10960068) on June 6, 1996 ("Complaint") against the Underwriter and Patrick Gerard Hayes, the compliance director of the Underwriter (collectively, the "Respondents"), alleging violations of the NASD Rules of Fair Practice. The Complaint consists of two causes of action. The first cause alleges that the Underwriter failed to report information regarding at least 59 customer complaints the Underwriter received during the relevant time periods as required by the NASD Rules of Fair Practice. The second cause alleges that the Underwriter, through its compliance director, failed to establish, maintain and enforce written procedures designed to ensure that the Underwriter complied with the NASD Rules of Fair Practice. The Respondents have filed answers to the Complaint and are contesting the proceeding.

    On or about July 13, 1996, the District Business Conduct Committee for District No. 10 ("District Committee") of the NASD issued a complaint against the Underwriter alleging that the Underwriter violated Article III, Section 1 and Article IV, Section 5 of the NASD Rules of Fair Practice by entering into settlement agreements with former customers which condition customers' ability to cooperate with NASD investigations. The charges in the complaint were upheld by the District Committee on this same date as well as the National Business Conduct Committee of the NASD, and a fine of $20,000 was assessed and the Underwriter was ordered to get the NASD's agreement on language used in certain customer settlement agreements. The firm also is required, if asked by the NASD, to identify customers that should be released from settlement agreements that impose conditions on a customer's ability to provide information to the NASD. The sanctions follow an appeal of findings that the firm used certain agreements when settling customer complaints that precluded, restricted, or conditioned customers' ability to cooperate with the NASD in connection with its investigation of customer complaints. The firm also failed to release a customer from the restrictive provisions of such a settlement. This action had been appealed to the SEC and the sanctions aren't in effect pending consideration of the appeal. The Underwriter contests the charges and has perfected an appeal to the Securities and Exchange Commission.

   PERMANENT INJUNCTION GRANTED -- STRATTON OAKMONT ENJOINED TO COMPLY WITH RECOMMENDATIONS OF AN INDEPENDENT CONSULTANT AND AN INDEPENDENT AUDITOR APPOINTED PURSUANT TO AN ADMINISTRATION ORDER

    The Company has been advised by Stratton Oakmont that the Commission instituted an action on December 14, 1994 in the United States District Court for the District of Columbia against Stratton Oakmont. The complaint alleged that Stratton Oakmont was not complying with the Administrative Order entered by the Commission on March 17, 1994 ("Administrative Order") by failing to adopt the recommendations of an independent consultant. The Administrative Order was previously consented to by Stratton Oakmont, without admitting or denying the findings contained therein, as settlement of an action commenced against Stratton Oakmont by the Commission in March 1992, which found willful violations of the anti-fraud provisions of the securities laws such that Stratton Oakmont:

    - engaged in fraudulent sales practices;

    - engaged in and/or permitted unauthorized trading in customer accounts;

    - knowingly and recklessly manipulated the market price of a company's securities by dominating and controlling the market for those securities;

    - made improper and unsupported price predictions with regard to recommended over-the-counter securities; and

    - made  material   misrepresentations   and  omissions   regarding   certain
      securities and its experience in the securities industry.

    Pursuant to the Administrative Order, Stratton Oakmont was censured and an independent consultant ("Stratton Consultant") was chosen by the Commission to advise and consult with Stratton Oakmont and to review and recommend new supervisory and compliance procedures. The complaint sought:

    - to enjoin Stratton Oakmont from violating the Administrative Order;

    - an order commanding Stratton Oakmont to comply with the Administrative Order; and

    - to have a Special Compliance Monitor appointed to ensure compliance with the Administrative Order. Stratton Oakmont claimed that the Stratton Consultant exceeded his authority under the Administrative Order and had violated the terms of the Administrative Order.

    On February 28, 1995, the court granted the Commission's motion for a permanent injunction ("Permanent Injunction") and ordered Stratton Oakmont to comply with the Administrative Order, which required the appointment of an independent consultant and a separate independent auditor and required that all recommendations be complied with, including the taping of all telephone conversations  between  Stratton  Oakmont's  brokers  and  their  customers.  In granting the Commission's motion for a Permanent Injunction, the court determined that Stratton Oakmont's conduct unequivocally demonstrated that there is a substantial likelihood that it will continue to evade its responsibilities under the Administrative Order. On April 20, 1995, Stratton Oakmont filed an appeal to the United States Court of Appeals for the District of Columbia, and on April 24, 1995 filed a motion to stay the Permanent Injunction pending the outcome of the appeal. The motion to stay was denied. Subsequently, Stratton Oakmont voluntarily dismissed its appeal. The failure by Stratton Oakmont to comply with the Administrative Order or Permanent Injunction may adversely effect Stratton Oakmont's activities in that the court may enter a further order restricting the ability of Stratton Oakmont to act as a market maker of the Company's securities. The effect of such action may prevent the holders of the Company's securities from selling such securities since Stratton Oakmont may be restricted from acting as a market maker of the Company's securities and, in such event, will not be able to execute a sale of such securities. Also, if other broker dealers fail to make a market in the Company's securities, the public security holders may not have anyone to purchase their securities when offered for sale at any price and the security holders may suffer the loss of their entire investment.

   RECENT STATE ADMINISTRATIVE PROCEEDINGS INVOLVING STRATTON OAKMONT -- POSSIBLE LOSS OF LIQUIDITY

    As a result of the Permanent Injunction, the states of Pennsylvania, Indiana and Illinois have commenced administrative proceedings seeking, among other things, to revoke Stratton Oakmont's license to do business in such states. In Indiana, the Commissioner suspended Stratton Oakmont's license for a three year period. Stratton Oakmont has appealed the decision and has requested a stay pending appeal. The requested stay would maintain the status quo pending appeal. In Illinois, Stratton Oakmont intends to file an answer to the administrative complaint denying the basis for revocation. The District of Columbia suspended Stratton Oakmont's license pending the outcome of an investigation. The states of North Carolina and Arkansas also have suspended Stratton Oakmont's license pending a resolution of the proceedings in those states. The states of Minnesota, Vermont, and Nevada have served upon Stratton Oakmont notices of intent to revoke Stratton Oakmont's license in such states. The state of Rhode Island has served on Stratton Oakmont a Notice of Intent to suspend its license in that state. The state of Connecticut has served on Stratton Oakmont a notice of intent to suspend or revoke registration in that state with a notice of right to hearing. In the state of Mississippi, Stratton Oakmont has agreed to a suspension of its license pending resolution of certain claims and review of its procedures and practices by the state authorities. In addition, Stratton Oakmont withdrew its registration in the state of New Hampshire (with the right of reapplication) and in the state of Maryland. There may be further administrative action against the firm in Maryland. The firm withdrew its registration in Massachusetts with a right to reapply for registration after two years, withdrew its registration in Delaware with a right to reapply in three years and agreed to a temporary cessation of business in Utah pending an on-site inspection and further administrative proceedings. Stratton Oakmont's license in the state of New Jersey was revoked by an administrative law judge, which revocation was affirmed by the New Jersey Bureau of Securities, and an appeal has been filed with the appellate division of the New Jersey Superior Court. The states of Georgia, Alabama and South Carolina have lifted their suspensions and have granted Stratton Oakmont conditional licenses. Such conditional licenses were granted pursuant to an order, which Stratton Oakmont has proposed to various states, which provides provisions for: (i) the suspension of revocation, (ii) compliance with recommendations of the Consultant, (iii) an expedited claims mediation arbitration process, (iv) resolution of claims seeking compensatory damages, (v) restrictions on use of operating revenue, (vi) the limitation on selling group members in offerings underwritten by Stratton Oakmont and the prohibition of participating as a selling group member in offerings underwritten by certain other NASD member firms, (vii) the periodic review of Stratton Oakmont's agents,
(viii) the retention of an accounting firm, and (ix) supervision and training, restrictions on trading, discretionary accounts and other matters. The state of Oregon, as a result of the Permanent Injunction, has filed a notice of intent to revoke Stratton Oakmont's license subject to the holding of a hearing to determine definitively Stratton Oakmont's license status, and Stratton Oakmont, in this proceeding as well as other proceedings, expects to be able to demonstrate that the Permanent Injunction is not of a nature as to be a lawful basis to revoke Stratton Oakmont's license permanently. Finally, Stratton Oakmont has received an order limiting license in the state of Nebraska. Such proceedings, if ultimately successful, may adversely affect the market for and liquidity of the Company's securities if additional broker-dealers do not make a market in the Company's securities. Moreover, should investors purchase any of the securities in this offering from Stratton Oakmont prior to a revocation of Stratton Oakmont's license in their state, such investors will not be able to resell such securities in such state through Stratton Oakmont but will be required to retain a new broker-dealer firm for such purpose. The Company cannot ensure that other broker-dealers will make a market in the Company's securities. In the event that other broker-dealers fail to make a market in the Company's securities, the possibility exists that the market for and the liquidity of the Company's securities may be adversely affected to such an extent that public security holders may not have anyone to purchase their securities when offered for sale at any price. In such event, the market for, and liquidity and prices of the Company's securities may not exist. It should be noted that although Stratton Oakmont may not be the sole market maker in the Company's securities, it will most likely be the dominant market maker in the Company's securities. In addition, in the event that the Underwriter's license to do business is revoked in the states set forth above, the Underwriter has advised the Company that the members of the selling syndicate in this offering may be able to make a market in the Company's securities in such states and that such an event will not have a materially adverse effect on this offering, although no assurance can be made that such an event will not have a materially adverse effect on this offering. The Company has applied to register this offering for the offer and sale of its securities in the following states: California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Illinois, Louisiana, New York, Rhode Island and Virginia. The offer and sale of the securities of this offering are not available in any other state, absent an exemption from registration. See "Underwriting."

    FOR ADDITIONAL INFORMATION REGARDING STRATTON OAKMONT, INVESTORS MAY CALL THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. AT 1-800-289-9999.

    PAUL CARMICHAEL V. STRATTON OAKMONT.

    The Company has been advised by Stratton Oakmont that Honorable John E. Sprizzo, United States Judge for the Southern District of New York, on May 6, 1994 denied the class certification motion in PAUL CARMICHAEL V. STRATTON OAKMONT, INC., ET AL., Civ. 0720 (JES), of the plaintiff Paul Carmichael. The class action complaint alleges manipulation and fraudulent sales practices in connection with a number of securities. The allegations were substantially similar and involve much of the same time period as the Commission's civil complaint (discussed above). The Company has further been informed that counsel for the class action plaintiff sought to re-argue the motion for class certification, which motion for re-argument was denied.

    BROAD DISCRETION IN APPLICATION OF PROCEEDS

    The management of the Company has broad discretion to adjust the application and allocation of the net proceeds of this offering, including funds received upon exercise of the Class A Warrants, of which there is no assurance, in order to address changed circumstances and opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds hereof. Pending use of such proceeds, the net proceeds of this offering will be invested by the Company in temporary, short-term interest-bearing obligations. See "Use of Proceeds."

   UNCERTAIN PROTECTION OF PATENT, TRADEMARK, COPYRIGHT AND PROPRIETARY RIGHTS

    In March 1996, the Company acquired all rights, title and interest in the first U.S. patent, U.S. Patent No. 5,526,353, for a system and method for communicating high fidelity and clear transmission of audio or voice over the Internet, enabling free worldwide transmission of ordinary telephone communications over the Internet. The Company acquired all rights, title and interest in the patent from the inventors, Messrs. Arthur Henley and Scott Grau, who are original stockholders of the Company, in consideration of a five percent overriding royalty interest against gross profits involving the use of the patent. The Company has agreed to allocate $1,000,000 of capital of this offering to develop and exploit the market opportunities of the patent by December 31, 1996, or the patent will be subject to repurchase by the inventors of the patent. The Company believes that its patent is the first patent awarded of its kind, specifically involving the transmission of audio or voice over the Internet. The Company also believes that its patent may provide certain strategic and technological advantages in the new and burgeoning area of audio or voice over the Internet. The Company can make no assurances, however, as to the extent of the advantages or protection, if any, that may be granted to the Company as a result of its patent.

    The Company currently does not have any other patent or copyright applications pending. However, the Company has trademark applications pending related to certain of its products and technologies. The Company may file additional patent, trademark and copyright applications relating to certain of the Company's products and technologies. If patents, trademarks or copyrights were to be issued, there can be no assurance as to the extent of the protection that will be granted to the Company as a result of having such patents, trademarks or copyrights or that the Company will be able to afford the expenses of any complex litigation which may be necessary to enforce its proprietary rights. Failure of the Company's patents, trademark and copyright applications may have a material adverse impact on the Company's business. Except as may be required by the filing of patent, trademark and copyright applications, the Company will attempt to keep all other proprietary information secret and to take such actions as may be necessary to insure the results of its development activities are not disclosed and are protected under the common law concerning trade secrets. Such steps will include the execution of nondisclosure agreements by key Company personnel and may also include the imposition of restrictive agreements on purchasers of the Company's products and services. There is no assurance that the execution of such agreements will be effective to protect the Company, that the Company will be able to enforce the provisions of such nondisclosure agreements or that technology and other information acquired by the Company pursuant to its development activities will be deemed to constitute trade secrets by any court of competent jurisdiction.

    SUBSTANTIAL COMPETITION

    Businesses in the United States and abroad that are engaged in Internet technologies, products and services are substantial in number and highly competitive. Many of the companies with which the Company intends to compete are substantially larger and have substantially greater resources than the Company. It is also likely that other competitors will emerge in the future. The Company will compete with companies that have greater market recognition, greater resources and broader capabilities than the Company. As a consequence, there is no assurance that the Company will be able to successfully compete in the marketplace. See "Business."

    LIMITATION ON DIRECTOR LIABILITY

    As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty except for liability in four specific instances. These are for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law,
(iii) unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. As a result of the Company's charter provision and Delaware law, stockholders may have more limited rights to recover against directors for breach of fiduciary duty. See "Management -- Limitation on Liability of Directors."

    ARBITRARY OFFERING PRICE


    There has been no prior public market for the Company's securities. The price to the public of the Units offered hereby has been arbitrarily determined by negotiations between the Company and the Underwriter and bears no relationship to the Company's earnings, book value or any other recognized criteria of value. The offering price of $7.00 per Unit ($3.50 per share) is substantially in excess of the net tangible book value of $.07 per share, derived from the Company's balance sheet as of June 30, 1996, and in excess of the price received by the Company for shares sold in prior transactions. See "Prospectus Summary -- Selected Financial Data," "Underwriting," "Dilution and Other Comparative Data" and "Certain Transactions."


   REQUIREMENTS OF CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION IN CONNECTION WITH THE EXERCISE OF THE WARRANTS

    The Company will be able to issue the securities offered hereby, shares of its Common Stock upon the exercise of the Warrants and the Underwriters' Unit Purchase Option only if (i) there is a current prospectus relating to the securities offered hereby under an effective registration statement filed with the Securities and Exchange Commission, and (ii) such Common Stock is then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various holders of Warrants reside. Although the Company intends to maintain a current registration statement, there can be no assurance, however, that the Company will be successful in maintaining a current registration statement. After a registration statement becomes effective, it may require updating by the filing of a post-effective amendment. A post-effective amendment is required (i) anytime after nine months subsequent to the Effective Date when any information contained in the prospectus is over sixteen months old; (ii) when facts or events have occurred which represent a fundamental change in the information contained in the registration statement; or (iii) when any material change occurs in the information relating to the plan or distribution of the securities registered by such registration statement. The Company anticipates that this Registration Statement will remain effective for not more than nine months following the date of this Prospectus or until May , 1997, assuming a post-effective amendment is not filed by the Company, which may be required. The Company intends to qualify the sale of the Class A Warrants in a limited number of states, although certain exemptions under certain state securities ("Blue Sky") laws may permit the Warrants to be transferred to purchasers in states other than those in which the Warrants were initially qualified. Qualification for the exercise or sale of the Class A Warrants in the states is essential for the establishment of a trading market in the securities. The Company can make no assurances that it will be able to qualify its securities in any state. The Company will be prevented, however, from issuing Common Stock upon exercise of the Warrants in those states where exemptions are unavailable and the Company has failed to qualify the Common Stock issuable upon exercise of the Warrants. The Company may decide not to seek, or may not be able to obtain qualification of the issuance of such Common Stock in all of the states in which the ultimate purchasers of the Warrants reside. In such a case, the Warrants of those purchasers will expire and have no value if such Warrants cannot be exercised or sold. Accordingly, the market for the Warrants may be limited because of the Company's obligation to fulfill both of the foregoing requirements. See "Description of Securities," and "Underwriting."

   ADDITIONAL AUTHORIZED SHARES AVAILABLE FOR ISSUANCE MAY ADVERSELY AFFECT THE MARKET


    The Company is authorized to issue 50,000,000 shares of its Common Stock, $.01 par value. If all of the 1,000,000 Units offered hereby are sold, there will be a total of 10,000,000 shares of Common Stock issued and outstanding. However, the total number of shares of Common Stock issued and outstanding does not include the exercise of up to 2,000,000 Class A Warrants and 2,000,000 Class B

Warrants to purchase up to 4,000,000 shares of the Company's Common Stock. Moreover, the Underwriters have been granted an option to purchase 100,000 Units in connection with this offering, which has been authorized by the Company for issuance. Also, this does not include the exercise of the Underwriters' Over-allotment Option to purchase up to 150,000 Units in connection with this offering, which has been authorized by the Company for issuance. After reserving a total of 4,500,000 shares of Common Stock for issuance upon the exercise of all the Warrants, if all of the Warrants are exercised, the Company will have at least 35,100,000 shares of authorized but unissued capital stock available for issuance without further shareholder approval. As a result, any issuance of additional shares of Common Stock may cause current shareholders of the Company to suffer significant dilution which may adversely affect the market. Pursuant to the terms of the Underwriting Agreement, the Company's restricted stockholders and the Company have agreed not to sell, transfer, assign or issue any restricted shares of Common Stock for a period of 36 months following the date of this Prospectus. The sale of a significant number of these shares in the public market may adversely affect prevailing market prices of the Company's securities following this offering. See "Dilution," "Principal Stockholders," "Certain Transactions," "Description of Securities" and "Underwriting."


    LACK OF PRIOR MARKET FOR SECURITIES OF THE COMPANY

    No prior market existed for the securities being offered hereby and no assurance can be given that a market will develop subsequent to this offering. The Underwriter may make a market in the securities of the Company upon the closing of this offering, but there is no assurance that it will be successful in its efforts. See "Description of Securities" and "Underwriting."

    WARRANTS SUBJECT TO REDEMPTION

    The Class A Warrants shall be exercisable commencing one year after the date of this Prospectus ("Effective Date"). Each Class A Warrant entitles the holder to purchase one share of Common Stock at $7.50 per share during the four year period commencing one year from the Effective Date hereof. The Class A Warrants are redeemable by the Company for $.05 per Warrant, at any time after August , 1998, upon thirty (30) days' prior written notice, if the average closing price or bid price of the Common Stock, as reported by the principal exchange on which the Common Stock is quoted, the Nasdaq SmallCap Market, the OTC Bulletin Board or the National Quotation Bureau, Incorporated, as the case may be, equals or exceeds $10.00 per share, for any twenty (20) consecutive trading days within a period of thirty (30) days ending within ten (10) days of the notice of redemption. Upon thirty (30) days' prior written notice to all holders of the Class A Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Class A Warrants. Redemption of the Warrants will force holders thereof to either (i) exercise such Warrants and pay the exercise price at a time when it may be less than advantageous economically to do so, or
(ii) accept the redemption price, which may be substantially less than the market value thereof at the time of redemption. See "Certain Transactions," "Description of Securities" and "Underwriting."

    The Company intends to qualify the sale of the securities in a limited number of states, although certain exemptions under certain state securities ("Blue Sky") laws may permit the Warrants to be transferred to purchasers in states other than those in which the Warrants were initially qualified. The Company will be prevented, however, from issuing Common Stock upon exercise of the Warrants in those states where exemptions are unavailable and the Company has failed to qualify the Common Stock issuable upon exercise of the Warrants. The Company may decide not to seek, or may not be able to obtain qualification of the issuance of such Common Stock in all of the states in which the ultimate purchasers of the Warrants reside. In such case, the Warrants of those purchasers will expire and have no value if such Warrants cannot be exercised or sold. Accordingly, the market for the Warrants may be limited because of the Company's obligation to fulfill the foregoing requirements.

   UNDERWRITER'S INFLUENCE ON THE MARKET MAY HAVE ADVERSE CONSEQUENCES

    A significant number of securities may be sold to customers of the Underwriter. Such customers of the Underwriter of this offering subsequently may engage in transactions for the sale or purchase of such securities through or with the Underwriter. Although they have no legal obligation to do so, the

Underwriter from time to time in the future will make a market in and otherwise effect transactions in the Company's securities. To the extent the Underwriter acts as marketmaker in the securities, it may be a dominating influence in that market. The price and liquidity of such securities may be affected by the degree, if any, of the Underwriter's participation in the market, inasmuch as a significant amount of such securities may be sold to customers of the Underwriter. Such customers, as customers of the Underwriter of this offering, subsequently may engage in transactions for the sale or purchase of such securities through or with the Underwriter, although no agreements or understandings, written or oral, exist for such transactions, and such transactions may further enhance the Underwriter's dominating influence on the market. Such market making activities, if commenced, may be discontinued at any time or from time to time by the Underwriter without obligation or prior notice. If a dominating influence at such time, the Underwriter's discontinuance may adversely affect the price and liquidity of the securities.

    Further, unless granted an exemption by the Securities and Exchange Commission to its Rule 10b-6, the Underwriter may be prohibited from engaging in any market making activities with regard to the Company's securities for the period from two or nine business days prior to any solicitation of the exercise of Warrants until the later of the termination of such solicitation activity or the termination, by waiver or otherwise, of any right that the Underwriter may have to receive a fee for the exercise of Warrants following the solicitation. As a result, the Underwriter may be unable to continue to provide a market for
the   Company's  securities  during  certain  periods  while  the  Warrants  are exercisable, which may adversely affect the price and liquidity of the securities.

   CONTRACTUAL OBLIGATIONS TO UNDERWRITER MAY REDUCE PROCEEDS AVAILABLE TO THE COMPANY


    The Company has also agreed to pay fees to the Underwriter, aggregating up to five percent of the consideration involved in the transaction, if the Underwriter arranges equity financing, debt financing and assistance with mergers and acquisitions, for the Company other than this offering during a period of five years after the date of this Prospectus, or if the Underwriter obtains or are influential in increasing any lines of credit the Company may have, provided such financing or increase is accepted by the Company. Such fees will reduce the amount of proceeds available to the Company from such financing or line of credit. Further, in addition to an ten percent underwriting discount, the Company has also agreed to pay the Underwriter a nonaccountable expense allowance of three percent of the gross proceeds of this offering, as well as a fee of four percent of the exercise price of the Warrants, if certain conditions are met. To the extent the foregoing compensation is paid from the proceeds of this offering, the amounts available to the Company, will be reduced. On the closing date, the Company will sell to the Underwriter for a purchase price of $100, an option to purchase 100,000 Units at 165% of the initial offering price of $7.00 per Unit, or $11.55 per Unit, on the date of this Prospectus. See "Underwriting."


   EXERCISE OF CLASS A WARRANTS MAY HAVE DILUTIVE EFFECT ON MARKET

    The Class A Warrants will provide, during their term, an opportunity for the holder to profit from a rise in the market price, of which there is no assurance, with resulting dilution in the ownership interest in the Company held by the then present stockholders. Holders of the Warrants most likely would exercise the Warrants and purchase the underlying Common Stock at a time when the Company may be able to obtain capital by a new offering of securities on terms more favorable than those provided by such Warrants, in which event the terms on which the Company may be able to obtain additional capital would be affected adversely. See "Description of Securities" and "Underwriting."

   "PENNY STOCK" REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF SECURITIES

    The Securities and Exchange Commission ("Commission") has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Upon authorization of the securities offered hereby for quotation on the OTC Bulletin Board, such securities will initially be exempt from the definition of "penny stock."

    On July 26, 1996, the Company was advised by the Nasdaq Hearing and Review Committee ("Review Committee") that it called for the review of the decision of the Nasdaq Listing Qualifications Committee ("Qualifications Committee") to list the Company's securities on Nasdaq. On July 28, 1996, the Review Committee determined to reverse the July 24, 1996 decision of the Qualifications Committee approving the listing of the Company's securities on Nasdaq, stating no basis for such determination. The determination of the Review Committee is not final pending the review and decision of the boards of directors ("Boards of Directors") of The Nasdaq Stock Market, Inc. and NASD, Inc., which may occur in a short time frame. On August 1, 1996, the board of directors of The Nasdaq Stock Market, Inc. remanded the case back to the staff for further review. In the event the Boards of Directors renders a decision to affirm the determination of the Review Committee, the Company's securities will be delisted from Nasdaq and the Company's securities will be traded on the NASD OTC Bulletin Board, which may materially affect the trading and liquidity of the Company's securities.

    If the securities offered hereby fall within the definition of a "penny stock" following the Effective Date, the Company's securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this Offering to sell the Company's securities in the secondary market.

    SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET


    All of the Company's currently outstanding shares of Common Stock are "restricted securities" and, in the future, may be sold upon compliance with Rule 144, adopted under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of two years may sell only an amount every three months equal to the greater of
(a) one percent of the Company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited, since nonaffiliates may sell without volume limitation their shares held for three years if there is adequate current public information available concerning the Company. Upon the sale of the securities, and assuming that there is no exercise of any issued and outstanding Warrants, the Company will have 10,000,000 shares of its common stock issued and outstanding, of which 8,000,000 shares will be "restricted securities." Therefore, during each three month period, beginning January 9, 1997, a holder of restricted securities who has held them for at least the two year period may sell under Rule 144 a number of shares up to 100,000 shares. Non-affiliated persons who hold for the three-year period described above may sell unlimited shares once their holding period is met. Pursuant to the terms of the Underwriting Agreement, the officers, directors and principal stockholders of the Company and the Company have agreed not to sell, transfer, assign or issue any securities of the Company for a period of 36 months following the date of this Prospectus. The sale of a significant number of these shares in the public market may adversely affect prevailing market prices of the Company's securities following this offering. See "Dilution," "Principal Stockholders," "Certain Transactions," "Description of Securities" and "Underwriting."

    Prospective investors should be aware that the possibility of sales may, in the future, have a depressive effect on the price of the Company's Common Stock in any market which may develop and, therefore, the ability of any investor to market his shares may be dependent directly upon the number of shares that are offered and sold. Affiliates of the Company may sell their shares during a favorable movement in the market price of the Company's Common Stock which may have a depressive effect on its price per share. See "Description of Securities."

                                USE OF PROCEEDS


    After deducting underwriting discounts of $700,000 and other expenses of the offering estimated to be $1,000,000, which includes the Underwriter's nonaccountable expense allowance of $210,000, assuming an offering price of $7.00 per Unit, the Company will receive net proceeds from the offering of approximately $5,300,000. These proceeds, excluding the exercise of any of the Warrants, will be utilized in order of priority by the Company as listed below for approximately 12 months substantially as follows:


                                                           APPROXIMATE
                                                          AMOUNT OF NET
ADMINISTRATIVE EXPENSES                                     PROCEEDS          %
                                                         ---------------  ---------
Management Compensation(1).............................    $   750,000        14.15
Employee Salaries and Overhead(2)......................        750,000        14.15

OPERATING COSTS AND WORKING CAPITAL
Software Support and Development(3)....................      1,000,000        18.87
Capital Equipment(4)...................................      1,000,000        18.87
Marketing and Sales(5).................................      1,000,000        18.87
Mergers and Acquisitions(6)............................        500,000         9.42
Working Capital(7).....................................        300,000         5.67
                                                         ---------------  ---------
    TOTAL..............................................    $ 5,300,000       100.00
                                                         ---------------  ---------
                                                         ---------------  ---------

------------------------

(1) The officers and employees of the Company also intend to receive remuneration as part of an overall group insurance plan providing health, life and disability insurance benefits for employees of the Company. The amount allocable to each individual officer and employee cannot be specifically or precisely ascertained, but, in any event, will not exceed $25,000 per annum as to each individual. The officers and directors of the Company also will receive significant compensation in the form of salaries and director fees, respectively. See "Management -- Remuneration."

(2) Includes annual general and  administrative employee salaries, exclusive  of
    management   salaries,   associated  benefits,   related  office   rent  and
    miscellaneous office expenses.

(3) Includes annual salaries for software and engineering support personnel. Also, includes approximately $500,000 for product development related to the Company's commitment to allocate $1,000,000 of capital by December 31, 1996 to develop and exploit the market opportunities of the patent acquired in March 1996.

(4) The Company intends to purchase and/or lease certain additional capital equipment including, but not limited to, engineering and manufacturing equipment, computer hardware/software and systems, telephone and facsimile systems, security systems and office equipment and furniture.

(5) The amount allocated by the Company for marketing and sales includes marketing materials, advertising, business travel and a significant expansion of its marketing and sales staff. Also, includes approximately $500,000 for marketing and sales related to the Company's commitment to allocate $1,000,000 of capital by December 31, 1996 to develop and exploit the market opportunities of the patent acquired in March 1996.

(6) Following the closing of this offering, the Company intends to engage in a mergers and acquisitions campaign in order to merge with or acquire complementary companies in the $10 million to $25 million revenue range. The Company has not entered into any negotiations, agreements, arrangements or understandings with respect to the merger with or acquisition of any such target companies, or has any such agreement or understandings with any brokers or finders regarding same. The Company can make no assurances that it will be able to merge with or acquire any companies. Although the Company intends to utilize not more than $500,000 in its mergers and acquisitions activities during the 12 months following the date of this Prospectus, no assurances can be made that such funds will enable the Company to expand its base or realize profitable consolidated operations. Whenever possible, the Company intends to issue its securities rather than use such cash funds to consummate a merger or acquisition. The ability of the Company to engage in a mergers and acquisitions campaign in view of the Company's resources is uncertain. Should such funds not be utilized in its mergers and acquisitions activities, the Company intends to utilize the funds in equal amounts in capital equipment and marketing and sales.

(7) Working capital will be utilized by the Company to enhance and, otherwise, stabilize cash flow during the initial 12 months of operations following the closing of this offering, such that any shortfalls between cash generated by operating revenues and costs will be covered by working capital. Although the Company prefers to retain its working capital in reserve, the Company may be required to expend part or all of these proceeds as financial demands dictate.


    Although it is uncertain that the Company's shares of Common Stock will rise to a level at which the Warrants would be exercised, in the event subscribers in this offering elect to exercise all of the Warrants herein (not including the Underwriter's Over-allotment Option or the Underwriter's Purchase Option), the Company will realize gross proceeds of approximately $8,000,000. Management anticipates that the proceeds from the exercise of the Warrants would be contributed to working capital of the Company. Nonetheless, the Company may at the time of exercise allocate a portion of the proceeds to any other corporate purposes. Accordingly, investors who exercise their Warrants will entrust their funds to management, whose specific intentions regarding the use of such funds are not presently and specifically known.


    The Company is unable to predict the precise period for which this offering will provide financing, although management believes that the Company should have sufficient working capital to meet its cash requirements for the 12 months period following the date of this offering. Accordingly, the Company may need to seek additional funds through loans or other financing arrangements during this period of time. No such arrangements exist or are currently contemplated and there can be no assurance that they may be obtained in the future should the need arise.

    Pending utilization, management intends to make temporary investment of the proceeds in bank certificates of deposit, interest-bearing savings accounts, prime commercial paper or federal government securities.

                                    DILUTION


    As of June 30, 1996, the Company had a net tangible book value of $580,126 or $.07 per share, derived from the Company's balance sheet as of June 30, 1996 and the total common stock outstanding at June 30, 1996. Net tangible book value per share means the tangible assets of the Company, less all liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the Units offered hereby at an assumed price of $7.00 per Unit, or $3.50 per share of Common Stock after deducting underwriting discounts and estimated offering expenses, pro forma net tangible book value would have been $5,880,126 or $.59 per share. The result will be an immediate increase in net tangible book value per share of $.52 (743%) to existing shareholders and an immediate dilution to new investors of $2.91 (83%) per share. As a result, public investors will bear most of the risk of loss since their shares are being purchased at a cost substantially above the price that existing shareholders acquired their shares. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price to investors. The following table illustrates this dilution assuming no exercise of the over-allotment option:



Public offering price of the Common Stock offered hereby.............             $    3.50
  Pro forma net tangible book value per share, before the offering...  $     .07
  Increase per share attributable to the sale by the Company of the
   Units offered hereby..............................................  $     .52
                                                                       ---------
Pro forma net tangible book value per share, after the offering......             $     .59
                                                                                  ---------
Dilution per share to new investors..................................             $    2.91
                                                                                  ---------
                                                                                  ---------


    The   above  table  assumes  no  exercise  of  the  Class  A  Warrants,  the
Over-allotment Option or the Underwriter's Purchase Option. See "Description of Securities."

    The following table summarizes the investments of all existing stockholders and new investors after giving effect to the sale of the Units offered hereby assuming no exercise of the Over-allotment Option:


                                                                 PERCENTAGE                  PERCENT OF     AVERAGE
                                                     SHARES       OF TOTAL      AGGREGATE       TOTAL      PRICE PER
                                                    PURCHASED      SHARES     CONSIDERATION   INVESTED       SHARE
                                                  -------------  -----------  -------------  -----------  -----------
Present Stockholders............................      8,000,000      80.00%   $   1,060,000      13.15%    $     .13
                                                                                                               -----
                                                                                                               -----
Public Stockholders.............................      2,000,000      20.00%   $   7,000,000      86.85%    $    3.50
                                                  -------------  -----------  -------------  -----------       -----
                                                                                                               -----
    Total.......................................     10,000,000     100.00%   $   8,060,000     100.00%    $     .81
                                                  -------------  -----------  -------------  -----------       -----
                                                  -------------  -----------  -------------  -----------       -----


    If the Over-allotment Option is exercised in full, the public stockholders will have paid $8,050,000 and will hold 1,150,000 shares of Common Stock, representing 88.36 percent of the total consideration and 22.33 percent of the total number of outstanding shares of Common Stock. See "Description of Securities" and "Underwriting."

                                 CAPITALIZATION
                             (DOLLARS IN THOUSANDS)


    The following table sets forth the capitalization of the Company, as of June 30, 1996 and as adjusted to reflect the sale of the Units offered hereby. The table should be read in conjunction with the Financial Statements, and the notes thereto.



                                                         JUNE 30,
                                                           1996
                                                         HISTORICAL AS ADJUSTED(1)
                                                         ---------  --------------
Long-term debt.........................................  $  --        $   --
                                                         ---------  --------------
Stockholders' equity
  Common Stock, $.01 par value, 50,000,000 shares
   authorized, 8,000,000 shares outstanding, 10,000,000
   shares outstanding, as adjusted.....................  $      80    $      100
Stock subscriptions and notes receivable...............        (60)          (60)
Unamortized cost of bridge financing...................         --            --
Additional paid-in capital.............................      7,055        12,335
Retained deficit.......................................     (6,440)       (6,440)
                                                         ---------  --------------
    Total stockholders' equity.........................  $     635    $    5,935
                                                         ---------  --------------
    Total capitalization...............................  $     635    $    5,935
                                                         ---------  --------------
                                                         ---------  --------------


------------------------

(1) As adjusted to reflect this offering. Assumes no exercise of (i) the Class A Warrants; (ii) the Underwriter's Over-allotment Option to purchase up to 150,000 Units; or (iii) the Underwriter's Purchase Option to purchase up to 100,000 Units. See "Description of Securities" and "Underwriting."


                                DIVIDEND POLICY

    Holders of the Company's Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. The Company does not anticipate the declaration or payment of any dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid by the Company.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

PLAN OF OPERATION


    e-Net, Inc. ("Company"), develops, markets and supports open client, server and integrated applications software that enables local, national and international telephone communications, information exchange and commerce over the Internet and private Internet Protocol ("IP") networks. The Company's software products allow individuals and organizations to execute secure, private voice communications across the Internet and intranets, through the use of authentication technology, for local, national and international telephone communications, information exchange and commerce. In addition, through the use of the Company's software, organizations can extend their internal information systems and enterprise applications to geographically dispersed facilities, remote offices and mobile employees. A number of companies, some with greater resources than the Company, manufacture similar system products which may compete with the Company's products. See "Risk Factors" and "Business -- Competition."


    In March 1996, the Company acquired all rights title and interest in the first U.S. patent, U.S. Patent No. 5,526,353, for a system and method for communicating high fidelity and clear transmission of audio or voice over the Internet, enabling free worldwide high fidelity and clear transmission of ordinary telephone communications over the Internet. The Company acquired all rights, title and interest in the patent from the inventors, Messrs. Arthur Henley and Scott Grau, who are original stockholders of the Company, in consideration of a five percent overriding royalty interest against gross profit involving the use of the patent. The Company has agreed to allocate $1,000,000 of capital of this offering to develop and exploit the market opportunities of the patent by December 31, 1996, or the patent will be subject to repurchase by the inventors of the patent. The Company believes that its patent is the first patent awarded of its kind, specifically involving the transmission of audio or voice over the Internet. The Company also believes that its patent may provide certain strategic and technological advantages in the new and burgeoning area of audio or voice over the Internet. The Company can make no assurances, however, as to the extent of the advantages or protection, if any, that may be granted to the Company as a result of its patent. See "Business," "Management" and "Financial Statements."

    The Company's operations to date have concentrated on continuing development of its technologies, products and services, establishing acceptance of its software products in the telecommunications industry, providing services to its existing customer base, and securing financing necessary to fund development, operations, and expansion of its business. The Company's products include:

    TELECOM-2000-TM-

    e-Net's Telecom-2000 product is based on the patent rights acquisition described above and consists of voice/data integration and authentication protocol, voice packetization software, prototype interfaces to Ethernet telephony hardware, address resolution and call handling software, and interfaces to the traditional telephone network through a PC, or personal computer. The Telecom-2000 is designed to allow individuals and organizations to execute secure, or private, voice communications across the Internet, such as local, national and international telephone communications. Due to the economical and highly scalable architecture that e-Net has developed, Telecom-2000 can be utilized for integrated data and telephony communications in very small offices, enterprise networks, national reseller networks and for the consumer. The product is in the final test stages of its initial development, and the Company believes the product will be ready for release by the end of the Company's third quarter of fiscal 1997. Depending on the precise configuration and volume, the Company intends to offer the Telecom-2000 at a price of approximately $750 per unit, which includes a one year warranty and technical service, training and support.

    INTELLICD-TM-

    The IntelliCD product was developed by e-Net to meet a strategic need of Sprint. Sprint's larger customers have reported a critical need to receive monthly billing information (call detail reports) in an easily accessible, computer acceptable input format, which would allow direct access, search and retrieval to meet a wide variety of requirements. The CD-ROM medium provides rapid access to data, uses ubiquitous PC equipment for access, and requires minimal storage requirements. The e-Net approach includes the design and development of an ergonomic, SQL-based search and retrieval software engine that permits users with little knowledge of data processing to easily define and generate a wide variety of searches and reports. Since e-Net's software design is highly generalized, the IntelliCD process is readily adapted to any requirement involving repeated use of large volume, non-volatile data sets. Depending on precise configuration and volume, the Company offers the IntelliCD at a price of approximately $300 per unit, which includes a one year warranty and technical service, training and support. At March 31, 1996, the Company realized $74,500 in sales of the IntelliCD product, representing approximately 25 percent of its total sales.

    e-NET NMS-TM-

    The e-Net Network Management System ("e-Net NMS") is a proprietary expert systems-based, user friendly, object-oriented network and system management product that is offered by the Company. Through the introduction of automated problem, configuration, accounting, performance and security management, the Company's e-Net NMS product provides corporate and government enterprises with flexibility for the management of global telephone and data networks, including networks connected by the Internet. The e-Net NMS product also provides network traffic optimization and re-routing, real-time configuration and database management, generation of all needed reports, and system failure detection and prediction. Depending on precise configuration and volume, the Company offers the e-Net NMS product at a price of approximately $60,000 per unit, which includes a one year warranty and technical service, training and support. At March 31, 1996, the Company realized $43,000 in sales of the e-Net NMS product, representing approximately 15 percent of its total sales.

    DEBITBILL-TM-

    The telephone debit card business has experienced strong growth in response to customer acceptance and increasing demand. e-Net's experience with its own proprietary debit billing card product, called DebitBill-TM-, has indicated that there may be significant market demand for this technology, although the Company can make no assurances of the extent of any demand. The Company intends to use its current market position to sell its debit card product to the Internet service delivery market. DebitBill-TM- interfaces with standard telephone switches and related accounting management software to identify the customer and to record and manage amounts owed. The Company believes that DebitBill-TM- may be a significant product in its suite of products because of the ease-of-use and cash flow implications of this technology. e-Net has specifically designed DebitBill-TM- for the Internet and private IP networks. Depending on precise configuration and volume, the Company has recently begun to offer the DebitBill product at a price of approximately $60,000 per unit, which includes a one year warranty and technical service, training and support. At March 31, 1996, the Company has not realized any sales of this product.

    SERVICES

    In addition to the products listed above, e-Net provides technology services to its customers in a number of other areas. The Company has made a commitment to provide timely, high quality technical support to meet the diverse needs of its customers and partners and to facilitate the adoption and use of its technologies, products and services. These services include e-Net Helpdesk support, consulting on software programming and network management systems and training. At March 31, 1996, the Company realized $176,376 in sales related to its technology support services, representing approximately 60 percent of its total sales.

    The  Company's  plans  for the  next  fiscal year  center  around continuing efforts to complete the first phase development and test marketing of Telecom-2000. Management believes that the market for such a product is only now being defined and customers are waiting for a product which can deliver voice quality equivalent to existing telephony at a reduced cost. While no assurances can be made of Telecom-2000's success, management believes this product's potential in the marketplace may be significant. To date, no installations of Telecom-2000 have been sold. As a result, the Company's operating results may fluctuate significantly based upon future sales.

    The Company also intends to continue internal development of additional versions of Telecom-2000, as well as, other software products. Management believes that, as the market matures, different market segments will require slightly modified versions of its Telecom-2000. Management also believes that additional software product requirements will be recognized while working with its customers and installing its existing products or providing its existing expert services.

    Following the closing of this offering, the Company intends to engage in a mergers and acquisitions campaign in order to merge with or acquire complementary companies in the $10 million to $25 million revenue range. The Company has not entered into any negotiations, agreements, arrangements or understandings with respect to the merger with or acquisition of any such target companies, or has any such agreement or understandings with any brokers or finders regarding same. The Company can make no assurances that it will be able to merge with or acquire any companies. Although the Company intends to utilize not more than $500,000 in its mergers and acquisitions activities during the 12 months following the date of this Prospectus, no assurances can be made that such funds will enable the Company to expand its base or realize profitable consolidated operations. Whenever possible, the Company intends to issue its securities rather than use such cash funds to consummate a merger or acquisition. The ability of the Company to engage in a mergers and acquisitions campaign in view of the Company's resources is uncertain. Should such funds not be utilized in its mergers and acquisitions activities, the Company intends to utilize the funds in equal amounts in capital equipment and marketing and sales.

    The Company's objective is to market and distribute its products worldwide, in part by disseminating its products through multiple national and international distribution channels. However, there can be no assurances that the Company will be able to meet this objective. The Company has designed its distribution strategy to address the particular requirements of its diverse institutional and individual target customers. The Company's direct distribution efforts will consist of a direct sales force and telesales as well as marketing directly VIA the e-Net home page on the Internet. The Company's products are currently distributed indirectly through OEMs, systems integrators, VARs and software retailers.


    As described in Note B to the Financial Statements, the Company issued 1,000,000 bridge units, comprising 2,000,000 shares of Common Stock, 2,000,000 Class A Warrants, and 2,000,000 Class B Warrants as additional consideration for a bridge loan of $1,000,000, the proceeds of which were received in March and April 1996. In June 1996, however, the bridge loan principal was converted to paid in capital and accounted for as consideration paid for the 1,000,000 bridge units. In addition to the payment of interest of 8% per annum on the bridge loan, interest expense of $6,000,000 related to the issuance of the bridge units will be accrued during the period from the date of each loan through the effective date of this offering and a corresponding credit will be credited to paid in capital; of this amount $614,865 has been accrued as of March 31, 1996.


    In addition, operating results for the year ended March 31, 1997 and thereafter, will be negatively impacted by the expenditure of funds for continuing development of the Company's technologies, products and services.


    In July 1996, the Company caused a 2:1 reversed stock split of its issued and outstanding shares of common stock, Class A and Class B Warrants. In August 1996, the Company caused a 2:1 split of its issued and outstanding shares of common stock, Class A Warrants and Class B Warrants, resulting in 8,000,000 shares of common stock, 2,000,000 Class A Warrants and 2,000,000 Class B Warrants issued and outstanding prior to the date of this prospectus.


RESULTS OF OPERATIONS


    QUARTER ENDED JUNE 30, 1996 COMPARED WITH PERIOD ENDED JUNE 30, 1995



    Revenue increased by 236% to $179,000 in the quarter ended June 30, 1996 from 53,300 in the quarter ended June 30, 1995. The increase in revenue dollars was attributable to the increased delivery of the Company's IntelliSeries Products and Help Desk Services. In the period ended June 30,

1996, revenue mix, as a percentage of revenue, among products and services was 56% and 44%, respectively. Revenue mix among products and services for the corresponding quarter in 1995 was 0% and 100%, respectively.



    Loss from operations decreased to $(199,000) in the quarter ended June 30, 1996 as compared to income from operations of $41.4 thousand or 77% as a percentage of revenue in the corresponding quarter in 1995. The dollar decrease in income from operations was largely attributable to the increase in selling, general and administrative costs (see below). In future periods, gross margins may be affected by price competition or changes in sales channels, increases in the costs of goods or changes in the mix of products sold.



    Cost of product sales and service increased to $67,800 in the quarter ended June 30, 1996 or 38% as a percentage of revenue as compared to $6,500 or 12% as a percentage of revenue in the corresponding quarter in 1995. The dollar increase was largely attributable to the increased business volume and the founder foregoing compensation during the startup phase (see pro forma adjustment on the Statement of Operations for the Period from beginning of operations to June 30, 1995). The percentage increase was almost entirely attributable to the founder foregoing compensation during the startup phase.



    General and administrative expense was $261.1 thousand or 145% of revenue in the quarter ended June 30, 1996 as compared to $5.6 thousand or 10% of revenue in the corresponding quarter in 1995. The dollar and percentage increase were largely due to the hiring of administrative and selling staff and research and development expenditures associated with new product development. The number of employees of the Company engaged in general and administrative, selling, and research and development activities increased from 0 at June 30, 1995 to 5 at June 30, 1996. The Company plans to make appropriate expenditures in the general and administrative and selling organizations as necessary and does not expect the overall cost as a percentage of revenue to decline in the next twelve months. The Company plans to continue research and development activities, however, the majority of those costs will be capitalized as software development costs.



    Interest and financing charges net total was $5.6 million in the quarter ended June 30, 1996 as compared to $0.0 million in the corresponding quarter in 1995. The increase in interest and financing charges was mainly due to $5.4 million in interest expense associated with a private placement and $.2 of costs associated with an initial public stock offering. The Company has abandoned the initial public stock offering and has pursued other options to continue operations.



    A valuation allowance has been established equal to the amount of income taxes pending evidence that the Company will be able to generate taxable net income which will be offset by the tax net loss carryforward in future years.



    NET (LOSS) INCOME. Net loss for the quarter ended June 30, 1996 was $(5.8) million, or $ per share, compared to net income of $40,800, or $ per share, for the quarter ended June 30, 1995. Net loss for the quarter ended June 30, 1996 included, as the Company, mentioned $5.6 million in private placement and cost of stock offering interest and financing charges.


    PERIOD FROM BEGINNING OF OPERATIONS (JUNE 8, 1995) TO MARCH 31, 1996

    The Company reported sales for the period of $293,876. For the period ending March 31, 1996, the Company derived 32% (Sprint), 29% (Comsat), 16% (First Data Resources) and 13% (Documenta) of its sales from four customers, respectively. The sales is attributable to its three main business areas: sales of software products, integration and support of software products, integration and support of enterprise computer networks. The cost of product sales and service consists of salaries and wages, support costs and other expenses. The gross margin for its products and services was approximately 70% of sales.

    The Company reported selling, general and administrative expenses of $115,171 which consisted of salaries of officer and employees, support costs, legal fees, the cost of product development charged to expense during the period, and other administrative expenses.

    Interest and financing charges were $621,749 including an interest charge of $614,865 associated with the issuance of bridge units as additional consideration for a $500,000 bridge loan originating in March 1996, as well as interest on loans from the president of the Company.

INCOME TAXES

    As a result of operating losses generated during the period from beginning of operations (June 8, 1995) to March 31, 1996, the Company has no income taxes due. Currently, the Company maintains a tax year ending on December 31, while its fiscal year ends on March 31. The Company is also able to file its returns using the cash basis method of accounting.

CAPITAL RESOURCES, LIQUIDITY AND BACKLOG

    The Company has a cash balance available to fund operations as of March 31, 1996, since $500,000 of the $1,000,000 in bridge financing had already been received at that time. The Company believes that these funds are sufficient to continue operations until the closing of this offering. The Company is also in the process of establishing a credit facility to provide additional financing for equipment purchases and for service and support contract operations funding. The Underwriter is playing no role in the Company's efforts to establish a credit facility. No assurance can be given as the ultimate success of the Company in establishing such a facility.


    The Company received $500,000 in March 1996 and $500,000 in April 1996 under bridge loan transactions wherein the Company issued 1,000,000 units (each unit consisting of two shares of Common Stock, two Class A Warrants and two Class B Warrants) as additional financing costs in consideration for making the loans. However, such loans were converted to paid in capital in June 1996 and accounted for as consideration paid for the bridge units. See "Certain Transactions," "Description of Securities" and "Selling Security-holders."



    In August 1996, the Company entered into a letter of intent with MVSI, Inc., a Washington, D.C. area based publicly held (Nasdaq: "MVSI") laser vision robotics company, whereby the Company will become a wholly-owned subsidiary of MVSI. Among the principal terms and conditions of the proposed acquisition, MVSI will exchange 4,000,000 shares of its common stock, 1,000,000 Class A Warrants and 1,000,000 Class B Warrants, all of which are restricted securities, for 8,000,000 shares of common stock, 2,000,000 Class A Warrants and 2,000,000 Class B Warrants owned by the Company's security-holders. The newly issued MVSI securities in the acquisition may not be sold for a 24 month period ending September 1998. The chairman and chief executive officer of MVSI is a director and a principal stockholder and warrantholder of e-Net; another director of MVSI is also a director and a stockholder of e-Net. MVSI intends to provide at least $5.3 million to e-Net over a 24-month period ending in September 1998 in order to finance its business operations. The acquisition of e-Net, including all of its terms and conditions, will be subject to a fairness opinion and approval by at least a majority of MVSI's stockholders at its annual meeting scheduled for Fall 1996. MVSI can make no assurances that it will be able to reach a definitive agreement with e-Net and that such agreement will be approved by the stockholders of MVSI. Should this transaction be completed, the Company does not intend to pursue this proposed offering of securities.


    In addition to the loan proceeds received in March and April 1996, it is anticipated that the Company will raise approximately $5,300,000 through its proposed initial public offering of securities. These funds are intended to fund continuing operations, including its administrative expenses and management compensation, as well as retire the bridge loan debt. The Company believes that the proceeds from the bridge loans and this offering will be sufficient to meet its cash flow needs for the 12-month period following the closing of this offering.

    The Company's commitments currently include an agreement to allocate $1,000,000 of capital by December 31, 1996 to develop and exploit the market opportunities of the patent acquired in March

1996, or the patent will be subject to repurchase by the inventors of the patent. In addition, the Company is also committed under an employment agreement effective April 1, 1996 with an officer which calls for an annual salary and bonus of $262,500. Other than the lease commitment described below, the Company has no other significant firm commitments.

    The Company leases approximately 1,500 square feet for its principal executive offices located at 7-4 Metropolitan Court, Gaithersburg, Maryland 20878. The Company also leases approximately 1,500 square feet for additional operational facilities located at 12325 Hymeadow Drive, Austin, Texas 78750. The Company intends to expand its facilities to 3,000 square feet at each facility following the closing of this offering. Base rental for the current premises are approximately $1,900 and $1,200 per month, respectively. The lease requires the Company to pay certain property taxes and certain operating expenses. The Company believes that its current and anticipated facilities are suitable and adequate for its operations.

IMPACT OF INFLATION

    The Company does not believe that inflation has had a material adverse effect on sales or income since its inception. Increases in supplies or other operating costs may adversely affect the Company's operations; however, the Company believes it may increase prices of its technologies, products and services to offset increases in costs of goods sold or other operating costs.

TECHNOLOGY CHANGES

    Based on its limited experience to date, the Company believes that its future operating results may be subject to quarterly variations based on a variety of factors, including technology changes and advances, especially in the Internet. Such effects may not be apparent in the Company's operating results during a period of expansion. However, the Company can make no assurances that its business can be significantly expanded under any circumstances.

                                    BUSINESS

OVERVIEW


    e-Net, Inc. develops, markets and supports open client, server and integrated applications software that enables local, national and international telephone communications, information exchange and commerce over the Internet and private Internet Protocol ("IP") networks. The Company's software products are designed to deliver high levels of performance, ease of use and security. These software products allow individuals and organizations to execute secure, private voice communications across the Internet and intranets, through the use of authentication technology, for local, national and international telephone communications, information exchange and commerce. In addition, through the use of the Company's software, organizations can extend their internal information systems and enterprise applications to geographically dispersed facilities, remote offices and mobile employees.


    In March 1996, the Company acquired all rights, title and interest in the first U.S. patent, U.S. Patent No. 5,526,353 for a system and method for communicating high fidelity and clear transmission of audio or voice over the Internet, enabling free worldwide high fidelity and clear transmission of ordinary telephone communications over the Internet. The Company acquired all rights, title and interest in the patent from the inventors, Messrs. Arthur Henley and Scott Grau, who are original stockholders of the Company, in consideration of a five percent overriding royalty interest against gross profits involving the use of the patent. The Company has agreed to allocate
$1,000,000 of capital of this offering to develop and exploit the market opportunities for the patent by December 31, 1996, or the patent will be subject to repurchase by the inventors of the patent. The Company believes that its patent is the first patent awarded of its kind, specifically involving the transmission of audio or voice over the Internet. The Company also believes that its patent may provide certain strategic and technological advantages in the new and burgeoning area of audio or voice over the Internet. The Company can make no assurances, however, as to the extent of the advantages or protection, if any, that may be granted to the Company as a result of its patent. The Company's first product utilizing its patent is Telecom-2000-TM-, a hardware and software suite designed for voice over the Internet, which is in the final testing stage and projected to be available to market by the end of the Company's third quarter of fiscal 1997.

    In March 1996, e-Net entered into an agreement with Sprint Communications Company, L.P. ("Sprint"), a leading telecommunications company, under which e-Net will deliver certain software development services known as Sprint Internet Protocol Dial Services support. Sprint, to date, has been the Company's largest customer. Under the agreement, e-Net will use highly technical software development services to provide security and field support to Sprint customers who use Sprint as a means of accessing the Internet. e-Net's agreement provides that e-Net will generate all of the revenues associated with the number of authorized Sprint Internet Protocol Dial Service user identity codes. e-Net shall also perform password administration, customer service administration and emergency help desk administration under the terms of the agreement. The agreement has a duration of one year, with automatic one year renewals, subject to mutual consent. e-Net intends to seek additional strategic alliances with the Regional Bell Operating Companies (RBOC's) for the use of its technologies, products and services. The Company has not entered into any negotiations to enter into any strategic alliances with the RBOC's. The Company can make no assurances that it will be able to enter into any agreements with such concerns for its technologies, products and services.

    Also, in June 1996, e-Net entered into a letter of intent with the Product Management Group of the Advanced Data Services Division of Sprint to enter into an agreement to provide certain of e-Net's technologies, products and services to Sprint to enable Sprint's frame relay customers, approximately 1,500 nationwide, to generate network data reports on an automated basis for their virtual private networks. The Company can make no assurances that it will be able to enter into an agreement with Sprint for its technologies, products and services.


    In August 1996, the Company entered into a letter of intent with MVSI, Inc., a Washington, D.C. area based publicly held (Nasdaq: "MVSI") laser vision robotics company, whereby the Company will become a wholly-owned subsidiary of MVSI. Among the principal terms and conditions of the proposed acquisition, MVSI will exchange 4,000,000 shares of its common stock, 1,000,000 Class A Warrants and 1,000,000 Class B Warrants, all of which are restricted securities, for 8,000,000 shares of common stock, 2,000,000 Class A Warrants and 2,000,000 Class B Warrants owned by the Company's security-holders. The newly issued MVSI securities in the acquisition may not be sold for a 24 month period ending September 1998. The chairman and chief executive officer of MVSI is a director and a principal stockholder and warrantholder of e-Net; another director of MVSI is also a director and a stockholder of e-Net. MVSI intends to provide at least $5.3 million to e-Net over a 24-month period ending in September 1998 in order to finance its business operations. The acquisition of e-Net, including all of its terms and conditions, will be subject to a fairness opinion and approval by at least a majority of MVSI's stockholders at its annual meeting scheduled for Fall 1996. MVSI can make no assurances that it will be able to reach a definitive agreement with e-Net and that such agreement will be approved by the stockholders of MVSI.


INDUSTRY BACKGROUND

    INTERNET

    The Internet is a global web of computer networks. Developed over 25 years ago, this "network of networks" allows any computer attached to the Internet to talk to any other using the Internet Protocol. The Internet has traditionally been subsidized by the U.S. federal government. As the number of commercial entities that rely on the Internet for business communications and commerce has increased, the level of federal subsidies has significantly diminished, and funding for the Internet infrastructure and backbone operations has shifted primarily to the private sector. Further, the Internet has historically been used by academic institutions, defense contractors and government agencies primarily for remote access to host computers and for sending and receiving e-mail.

    Further, individuals are connecting directly to the Internet through Internet access services such as those provided by MCI, NETCOM, Performance Systems International, Inc. ("PSI"), and UUNET Technologies, Inc. ("UUNET"). These services are growing as easy-to-use software packages make accessing the Internet as easy as getting onto the popular online services. To compete with these direct Internet access providers, consumer online services including America Online, Inc. ("AOL"), CompuServe, Inc. ("CompuServe"), and Prodigy Services Co. ("Prodigy"), have also introduced Internet access gateways for their existing subscribers. With these gateways, the online services effectively become large Internet "on-ramps," bringing large numbers of subscribers onto the Internet.

    WORLD WIDE WEB

    Much of the recent growth in Internet use by businesses and individuals has been driven by the emergence of a network of servers and information available on the Internet called the World Wide Web ("Web"). The Web, based on a client/server model and a set of standards for information access and navigation, can be accessed using software that allows non-technical users to exploit the capabilities of the Internet. The Web enables users to find, retrieve and link information on the Internet in a consistent way that makes the underlying complexities transparent to the user. Electronic documents are published on Web servers in a common format described by the Hypertext Markup Language ("HTML"). Web client software can retrieve these documents across the Internet by making requests using a standard protocol called Hypertext Transfer Protocol ("HTTP"). The first Web client (or "browser") with a graphical user interface to utilize these protocols was NCSA Mosaic, first released in April 1993 by the National Center for Supercomputing Applications at the University of Illinois ("NCSA").

    The proliferation of Web clients has created significant demand for software to enable Internet servers and private servers on corporate networks to function as Web servers. These servers are used by organizations to offer their products and services on the Internet and to publish confidential company information to employees inside the enterprise. Web usage is expected to be further fueled by advances in Web client, server and application software, in concert with technological developments that drive cost reductions and performance enhancements.

    INTERNET COMMERCE

    The Internet provides organizations and individuals with new means to conduct business. Commercial uses of the Internet include business-to-business and business-to-consumer transactions, product marketing, advertising, entertainment, electronic publishing, electronic services and customer support. The Internet offers a new and powerful medium for traditional retail and mail order businesses to target and manage a wider customer base more rapidly, economically and productively. The Company believes that only a small fraction of this retail business is currently conducted electronically. Another important application for Internet commerce is electronic publishing through advertiser supported and fee-based Internet services. Electronic publishing offers substantial savings as compared to publishing on paper or computer discs. In addition, Web software permits the publishing of audio files and video clips as well as text and graphical data.

    In addition to retailers and publishers, other new businesses are appearing on the Web as it provides access to a growing base of home, business and education customers. Business information providers such as Dow Jones & Company, Inc., Individual, Inc. and Reuters Ltd. have started customizing news services on the Web. Financial service institutions are providing online banking information, stock information and trading services. Examples of popular consumer information services recently introduced include ESPNet, Knight-Ridder's Mercury Center and Sportsline U.S.A. Companies from many industries are publishing product and company information to their channel partners and customers, providing customer support via the Web, allowing customers to immediately buy products online, and collecting customer feedback and demographic information interactively.

    APPLICATIONS

    As an increasing number of organizations provide their employees with Web access from their desktops, an opportunity is emerging for internal information systems and enterprise applications hosted on internal Web servers. The Internet enables organizations to extend their internal information systems and enterprise applications to geographically dispersed facilities, remote offices, and mobile employees using Web client and server software.

    e-Net develops, markets and supports open client, server and integrated applications software that enables local, national and international telephone communications, information exchange and commerce over the Internet and private IP networks. The Company's software products are designed to deliver high levels of performance, ease of use and security. These software products allow individuals and organizations to execute secure voice transactions across the Internet, through the use of authentication technology, for local, national and international telephone communications, information and commerce. In addition, through the use of the Company's software, organizations can extend their internal information systems and enterprise applications to geographically dispersed facilities, remote offices and mobile employees.

    The Company believes that one of its key competitive advantages is its technical experience and expertise. The Company's core development group includes individuals who have developed and implemented telecommunications network management software and other Internet and network related products and services as they have emerged as a recognized application continuously for the last 12 years.

PRODUCTS

    The Company provides a comprehensive line of telecommunications science-based products for business and consumers for use in the transmission, management and billing of network telephone and computer usage, including the Internet. These products enable the improved usage, recording, monitoring and accounting of network operations. The following material sets forth certain information with respect to the Company's line of products:

    TELECOM-2000-TM-

    The Company's most sophisticated technology is a software and hardware product suite known as Telecom-2000. Telecom-2000 on the Internet, as well as on private wide area networks, is designed to deliver basic telephone service, in a technically different and improved way, without lag time, in terms of voice quality compared to product offerings in the market today. The Company's product is based on Ethernet switching and Virtual LAN technology completed with low cost voice packetization technology. The proliferation of affordable ATM adapters, switch nodes and Wide Area Network ATM services by the Local Exchange Carriers (LEC's) and Interexchange Carriers (IXC's) has provided a significant cost incentive to utilize ATM for voice transport on the Internet and other wide area networks.

    Telecom-2000 consists of voice/data integration and authentication protocol, voice packetization software, prototype interfaces to Ethernet telephony hardware, address resolution and call handling software, and interfaces to the traditional telephone network through a PC, or personal computer. Due to the economical and highly scaleable architecture developed by the Company,
Telecom-2000 can be utilized for secure, or private, data and telephony communications in very small offices, enterprise networks, national reseller networks and for the individual consumer. The technological basis for the Telecom-2000 is the Company's patent, U.S. Patent No. 5,526,353, which provides for a system and method for communicating high fidelity and clear transmission of audio or voice over the Internet, enabling free worldwide high fidelity and clear transmission of ordinary telephone communications over the Internet. The Company is not aware of any other company that possesses the technological ability for communicating high fidelity and clear transmissions of audio or voice over the Internet. Although the Company is aware of other companies providing a suite of hardware and software products that enable audio or voice over the Internet, the quality of the audio or voice is regarded by the Company as poor to fair in comparison to its suite of hardware and software (Telecom-2000) that provides for communicating high fidelity and clear transmission of audio or voice over the Internet. However, the Company is well aware that this technology is rapidly advancing and although the Company believes that its patent may provide certain strategic and technological advantages in the new and burgeoning area of audio or voice over the Internet, the Company can make no assurances as to the extent of the advantages or protection, if any, that may be granted to the Company as a result of its patented technology. See "Business -- Patent, Trademark, Copyright and Proprietary Rights."

    Telecom-2000 elements include an integrated Ethernet adapter and desktop telephone, a PC ISA plug in card to provide desktop telephone access via a standard Ethernet interface, a PC ISA plug-in card to terminate four standard telephone lines or a PC ISA plug-in card to provide four telephone station lines for desktop computers not equipped with a PC or LAN connection.

    The use of Microsoft's TAPI assures maximum flexibility in providing the latest CTI features both in hardware and software. The provision of the hardware assures a unique product with traditional telephone system reliability. The TAPI compliance assures use of Telecom-2000 for unique applications, as well as third party software for specialty requirements and ease of value added reseller software products to quickly open up new markets. All of the hardware, software and protocols being developed and utilized comply with both international telephony and ATM standards. This flexibility allows e-Net to compete in both hardware and software markets. Depending on the precise configuration and volume, the Company offers the Telecom-2000 at a price of approximately $750 per unit, which includes a one year warranty and technical service, training and support.

    INTELLICD-TM-

    e-Net has recently developed IntelliCD, a product to provide the market a simpler and less expensive network usage and billing capability. IntelliCD has been designed to utilize state-of-the-art imaging technology. e-Net has designed and developed a standards compliant, general purpose search and retrieval engine which can be used unaltered in a wide variety of user applications in any industry. This product is distributed by e-Net clients under their own trade names. One of e-Net's clients, Sprint, uses IntelliCD to provide its clients with database access to their monthly Call Detail Record (CDR) data. Based upon the strong market position of Sprint, and that e-Net is not contractually prohibited from selling this product to the other long distance carriers or the regional telephone operating companies, the Company believes that this unique product may have wide utilization in the telecommunications industry, but the Company can make no assurances of its utilization. Depending on precise configuration and volume, the Company offers the IntelliCD as a price of approximately

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
$300 per unit, which includes a one year warranty and technical service, training and support. At March 31, 1996, the Company realized $74,500 in sales of the IntelliCD product, representing approximately 25 percent of its total sales.

    e-NET NMS-TM-

    The e-Net Network Management System ("e-Net NMS") is a proprietary expert systems-based, user friendly, object-oriented network and system management product that is offered by the Company. Through the introduction of automated problem, configuration, accounting, performance and security management, the Company's e-Net NMS product provides corporate and government enterprises with flexibility for the management of global telephone and data networks, including networks connected by the Internet. The e-Net NMS product also provides network traffic optimization and re-routing, real-time configuration and database management, generation of all needed reports, and system failure detection and prediction. Depending on precise configuration and volume, the Company offers the e-Net NMS product in a price range of approximately $40,000 to $80,000 per unit, which includes a one-year warranty and technical service, training and support. At March 31, 1996, the Company realized $43,000 in sales of the e-Net NMS product, representing approximately 15 percent of its total sales.

    DEBITBILL-TM-

    The telephone debit card business has experienced strong growth in response to customer acceptance and increasing demand. e-Net's experience with its own proprietary debit billing card product, called DebitBill, has indicated that there may be significant market demand for this technology, although the Company can make no assurances of the extent of any demand. The Company intends to use its current market position to sell its debit card product to the Internet service delivery market. DebitBill interfaces with standard telephone switches and related accounting management software to identify the customer and to record and manage amounts owed. The Company believes that DebitBill may be a significant product in its suite of products because of the ease-of-use and cash flow implications of this technology. e-Net has specifically designed DebitBill for the Internet and private IP networks. Depending on precise configuration and volume, the Company has recently begun to offer the DebitBill product at a price of approximately $60,000 per unit, which includes a one year warranty and technical service, training and support. At March 31, 1996, the Company has not realized any sales of this product.

SERVICES

    The Company has made a commitment to provide timely, high quality technical support to meet the diverse needs of its customers and partners and to facilitate the adoption and use of its products, systems and services. The Company offers the following technical services:

    e-NET HELPDESK SUPPORT. The Company offers an annual support program intended for organizations who need to internally support large-scale deployment of e-Net's products and for authorized VARs and systems integrators providing direct support to their customers. This program offers a full spectrum of support, including access to technical experts, support and training materials, support tools, call histories, maintenance releases and software updates.

    e-NET CONSULTATION SUPPORT. For individuals and for small groups using e-Net's products, the Company offers support through a toll-free telephone number on a time and materials payment basis. This service provides on-line technical support and bug fixes or software releases as required. e-Net consultation support is particularly economical for self-supporting departments that consolidate questions through a department system administrator. The Company also offers consulting services for particularly complex application design, integration and installation. Consulting services are provided at negotiated rates, and typically include on-site support during the installation process by Company engineers.

    TRAINING

    e-Net offers hands-on training courses and materials to resellers and end users covering installation configuration and troubleshooting. In addition, courses and materials cover user support, data loading and content creation, user interface design, template scripting and integration with the data base.

    At March 31, 1996, the Company realized $176,376 in sales related to its technology support services, representing approximately 60 percent of its total sales.

MARKETING AND DISTRIBUTION

    The Company's marketing and distribution strategy targets markets such as Internet commerce, enterprise-wide private IP wide area networks, enterprise local area networks, individual PC users and the individual telephone consumer.

    INTERNET COMMERCE MARKET. The Company believes that many major corporations may begin to communicate data and manage information on the Internet or on private IP wide area networks. Corporations likely to use such products and services include telecommunications companies, information service providers, mail order and traditional retailers, publishers, and financial service providers. Any or all of these corporations may wish to utilize the advantages of telephone usage on the Internet or their private IP networks.

    ENTERPRISE MARKET. Medium and large-sized enterprises, particularly those with geographically disbursed employee bases, are expected to increasingly use the Internet in conjunction with private IP networks to facilitate internal communications. Many Fortune 500 companies already maintain extensive private communication networks, which can be enhanced and extended through use of the Internet.

    INDIVIDUAL PC BUSINESS AND HOME USERS. While the number of business desktop computer users accessing the Internet is increasing rapidly, the Company believes that only a small fraction of business computer uses currently use the Internet. The corporate employer, even for small proprietorships will give due consideration to the cost and other advantages of the Company's products. Demand can be measured by the growth in usage of Prodigy, CompuServe and America Online ("AOL"), as well as home shopping services, such as QVC and Home Shopping Network, which suggests that the home market for commercial applications on the Internet will be substantial. The accessibility and ease of use of the Company's systems and products are designed to address the demands of this marketplace.

    The market for the Company's software and services has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed products and services for communication and commerce over the Internet and private IP networks. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. The industry is young and has few proven products.
Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, cost ease of use and access, and quality of service) remain unresolved and may impact the growth of Internet use. While the Company believes that its software products offer significant advantages for commerce and communication over the Internet and private IP networks, there can be no assurance that Internet commerce and communication will become widespread, or that the Company's systems and products for commerce and communication over the Internet and private IP networks will become adopted for these purposes.

    MARKETING

    The Company uses direct marketing of its technologies, products and services, and intends to use a variety of other marketing programs to stimulate demand for its technologies, products and services. These programs are focused on the target markets mentioned above and are designed to leverage the Internet itself as a powerful marketing vehicle. In addition, the Company intends to develop co-marketing programs with strategic corporate partners designed to take advantage of complementary marketing capabilities. Due to a lack of resources, the Company has only recently begun to implement its marketing strategy. The Company can make no assurances as to the success of its marketing strategy. The key elements of the Company's marketing strategy include:

        MARKETING ON THE INTERNET. e-Net will be accessible with its own Web site. This Web site will provide directories to a variety of product and technical support information. The Company will make its products available for evaluation and purchase through Web site.

        TARGET MARKETING. The Company will focus direct marketing efforts on enterprise network users, companies now publishing on the Web and decision makers using the Internet for internal use in medium and large-sized enterprises, and vertically targeted small offers. Outbound telemarketing, direct response advertising and seminar programs. The goal of these efforts is to identify potential buyers of the Company's products, create awareness of the Company's product offerings and generate leads for follow-on sales.

        MARKETING TO PC USERS. Client products will be marketed widely to PC users in both the business and home PC market segments. Distribution through national resellers, reseller agreements with Internet access providers, and bundling arrangements with PC hardware and software OEMs will be used to make Company's products rapidly available to a large number of potential customers. In order to stimulate demand for its products, the Company will advertise in PC industry publications and engage in sales promotions with distribution partners, with particular emphasis on trade shows and technology expositions at convention centers.

    DISTRIBUTION

    The Company's objective is to market and distribute its products worldwide, in part by disseminating its products through multiple national and international distribution channels. However, the Company has only recently begun to implement its distribution strategy and has not yet entered into any distribution agreements for its products. The Company can make no assurances as to the success of its distribution strategy. Furthermore, the Company has limited resources to achieve the distribution of its products and no assurances can be made that the Company will not require additional financing, which may not be available, to achieve such objective. The Company has designed its distribution strategy to address the particular requirements of its diverse institutional and individual target customers. The Company's direct distribution efforts will consist of a direct sales force and telesales as well as marketing directly VIA the e-Net home page on the Internet. The Company's products are currently distributed indirectly through OEMs, systems integrators, VARs and software retailers.

    DIRECT SALES. The Company's direct sales force targets primarily medium to large-sized enterprises, including telecommunications companies and public sector network users. The Company currently has only three employees in marketing and sales, but intends to add three more employees in marketing and sales following the closing of this offering. The Company believes that these organizations are most likely to become large network users interconnected to the Internet. In addition, these organizations have a substantial installed base of private IP networks and are expected to employ Web servers for internal enterprise applications.

    TELESALES. The Company's telesales organization, based in the Washington, D.C. metropolitan area, receives customer orders as well as contacts potential customers. The organization comprises three telesales representatives, who also are employed in marketing and sales, on behalf of the Company. Following the closing of this offering, the Company intends to add three employees to its telesales force.

    INTERNET SALES. The Company will offer its products and services electronically VIA the Internet. Internet sales and distribution is particularly well suited to address the large base of Internet users who may choose the Company's products and services for many of their telephone needs.

    OEMS, VARS AND SYSTEMS INTEGRATORS. OEMs, VARs and systems integrators may customize, configure and install the Company's products with complementary hardware, software and services. In combining these products and services, these resellers are able to deliver more complete solutions to address specific customer needs, deriving maximum benefit from the Company's products while tailoring system solutions, which allows e-Net to avoid customization costs and invest in focused product improvement.

    The Company has historically sold its products only through direct sales. The Company intends to increasingly utilize the Internet, OEMs, systems integrators and VARs. The Company expects that any material increase in sales through resellers as a percentage of total revenues, especially in the percentage of sales through OEMs and VARs, will adversely affect the Company's average selling prices and gross margins due to the discounts that are typically extended when selling through indirect channels. Moreover, there can be no assurance that the Company will be able to attract resellers that will be able to market the Company's products effectively and will be qualified to provide timely and cost-effective customer support and service or that the Company will be able to manage conflicts among its resellers. In addition, the agreements with resellers in Company's industry typically do not restrict resellers from distributing competing products, and in many cases will be terminable by either party without cause. It is ordinary in the Company's industry to grant exclusive distribution rights which are limited by territory and in duration. Consequently, the Company may be adversely affected should any reseller fail to adequately penetrate its market segment. The inability to recruit, manage and retain important resellers, or their inability to penetrate their respective market segments, may materially adversely affect the Company's business, operating results or financial condition.

    The Company intends to expand its field sales force and its telesales organization. There can be no assurance that such internal expansion will be successfully completed, that the cost of such expansion will not exceed the revenues generated, or that the Company's sales and marketing organization will be able to successfully compete against the significantly more extensive and well-funded sales and marketing operations of many of the Company's current or potential competitors. The Company's inability to effectively manage its internal expansion may have a material adverse effect on the Company's business, operating results or financial condition.

    In addition to expanding its direct sales channels, the Company will distribute its products electronically through the Internet. Distributing the Company's products through the Internet makes the Company's software more susceptible than other software to unauthorized copying and use. The Company intends to continue to allow potential customers to electronically download its software for a free evaluation period. There can be no assurance that, upon expiration of the evaluation period, the Company will be able to collect payment from users that retain a copy of the Company's software. In addition, by distributing its products for free evaluation over the Internet, the Company may have reduced the future demand for its products. If, as a result of changing legal interpretations of liability for unauthorized use of the Company's software or otherwise, users were to become less sensitive to avoiding copyright infringement, the Company's business, operating results and financial condition may be materially adversely affected. Any such export restrictions, new legislation or regulation or unlawful exportation may have a material adverse impact on the Company's business, operating results or financial condition.

PRODUCT DEVELOPMENT

    The Company's current development efforts are focused on new products, product enhancements and implementing existing products into new enterprise networks. In particular, e-Net is in the final testing stages of Telecom-2000. This testing is currently on schedule and it is estimated by the Company to be successfully concluded, resulting in product market readiness, by the end of the Company's third quarter of fiscal 1997. There can be no assurance, however, that any Company products will be made commercially available as expected or otherwise on a timely and cost-effective basis, or that if introduced, that these products will achieve market acceptance.

    The Company's ability to attract and retain highly qualified technical employees will be the principal determinant of its success in maintaining technological leadership. e-Net intends to develop a policy of using equity-based compensation programs, which have not yet been instituted, to reward and motivate significant contributors among its employees.

    To date, all product development costs have been expensed as incurred. The Company believes that significant investments in research and development are required to remain competitive. As a consequence, the Company intends to increase the amount of its research and development expenditures in the future.

    Substantially all of the Company's revenues have been derived, and substantially all of the Company's future revenues are expected to be derived, from the license of its software and sale of its associated services. Accordingly, broad acceptance of the Company's products and services by customers is critical to the Company's future success, as is the Company's ability to design, develop, test and support new software products and enhancements on a timely basis that meet changing customer needs and respond to technological developments and emerging industry standards. There can be no assurance that the Company will be successful in developing and marketing new products and enhancements that meet changing customer needs. Current products are designed around certain standards, and current and future sales of the Company's products will be dependent, in part, on industry acceptance of such standards. In addition, there can be no assurance that the Company will not experience difficulties that may delay or prevent the successful development, introduction and marketing of new products and enhancements, or that its new products and enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. Further, because the Company has only recently commenced shipment of its products, there can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in the Company's products, or, if discovered, successfully corrected in a timely manner. If the Company is unable to develop on a timely basis new software products, enhancements to existing products or error corrections, or if such new products or enhancements do not achieve market acceptance, the Company's business, operating results and financial condition will be materially adversely affected.

PATENT, TRADEMARK, COPYRIGHT AND PROPRIETARY RIGHTS

    In March 1996, the Company acquired all rights, title and interest in the first U.S. patent, U.S. Patent No. 5,526,353, for a system and method for communicating high fidelity and clear transmission of audio or voice over the Internet, enabling free worldwide high fidelity and clear transmission of ordinary telephone communications over the Internet. The Company acquired all rights, title and interest in the patent from the inventors, Messrs. Arthur Henley and Scott Grau, who are original stockholders of the Company, in consideration of a five percent overriding royalty interest against gross sales involving the use of the patent. The Company has agreed to allocate $1,000,000 of capital of this offering to develop and exploit the market opportunities for the patent by December 31, 1996, or the patent will be subject to repurchase by the inventors of the patent. The Company believes that its patent is the first patent awarded of its kind, specifically involving the transmission of audio or voice over the Internet. The Company also believes that its patent may provide certain strategic and technological advantages in the new and burgeoning area of audio or voice over the Internet. The Company can make no assurances, however, as to the extent of the advantages or protection, if any, that may be granted to the Company as a result of its patent.

    The Company currently does not have any other patent or copyright applications pending. However, the Company has trademark applications pending related to certain of its products and technologies. The Company may file additional patent, trademark and copyright applications relating to certain of the Company's products and technologies. If patents, registered trademarks or copyrights were to be issued, there can be no assurance as to the extent of the protection that will be granted to the Company as a result of having such patents, trademarks or copyrights or that the Company will be able to afford the expenses of any complex litigation which may be necessary to enforce its proprietary rights. Failure of the Company's patents, trademark and copyright applications may have a material adverse impact on the Company's business. Except as may be required by the filing of patent, trademark and copyright applications, the Company will attempt to keep all other proprietary information secret and to take such actions as may be necessary to insure the results of its development activities are not disclosed and are protected under the common law concerning trade secrets. Such steps will include the execution of nondisclosure agreements by key Company personnel and may also include the imposition of restrictive agreements on purchasers of the Company's products and services. There is no assurance that the execution of such agreements will be effective to protect the Company, that the Company will be able to enforce the provisions of such nondisclosure agreements or that technology and other information acquired by the Company pursuant to its development activities will be deemed to constitute trade secrets by any court of competent jurisdiction.

SECURITY RISKS

    The Company has included in certain of its products an implementation of a security protocol which operates in conjunction with authentication technology that it has developed. Despite the existence of this technology, the Company's products may be vulnerable to break-ins and similar disruptive problems caused by certain Internet users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through the computer systems of end users of the Company's products, which may result in significant liability to the Company and may also deter potential customers. Persistent security problems continue to plague public and private data networks. Recent break-ins at major government institutions, banks and corporations have involved hackers bypassing firewalls and missappropriating confidential information. Alleviating problems caused by third parties may require significant expenditures of capital and resources by the Company and may cause interruptions, delays or cessation of service to the Company's customers; such expenditures or interruptions may have a material adverse effect on the Company's business, operating results and financial condition. Moreover, the security and privacy concerns of existing and potential customers, as well as concerns related to computer viruses, may inhibit the growth of the Internet marketplace, generally, and the Company's customer base and revenues, specifically. The Company intends to limit its liability to customers, including liability arising from a failure of the security features contained in the Company's products, through provisions in its future contracts. However, the Company can make no assurances that such contractual limitations will be enforceable. The Company currently does not have liability insurance to protect against these risks and there can be no assurance that such insurance will be available to the Company on commercially reasonable terms, or available on any terms.

GOVERNMENT REGULATION

    The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. For example, the Exon Bill (which was recently approved by the Senate) would prohibit distribution of obscene, lascivious or indecent communications on the Internet. The adoption of any such laws or regulations may decrease the growth of the Internet, which may in turn decrease the demand for the Company's products and increase the Company's cost of doing business or otherwise have an adverse effect on the Company's business, operating results or financial condition. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain.

    The Company's success and ability to compete is dependent in part upon its proprietary technology. While the Company relies on patent, trademark, trade secret and copyright law to protect its technology, the Company believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are more essential to establishing and maintaining a technology position. The source code for the Company's proprietary software is protected both as a trade secret and as a copyrighted work. The Company generally enters into confidentiality or license agreements with its employees, consultants and vendors, and generally controls access to an distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization, or to develop similar technology independently. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries, and the global

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
nature of the Internet makes it virtually impossible to control the ultimate designation of the Company's products. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products to "reverse engineer" the Company's designs, or to obtain and use information that the Company regards as proprietary. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation may result in substantial costs and diversion of resources and may have a material adverse effect on the Company's business, operating results or financial condition.

    The Company also relies on certain technology which it licenses from third parties, including software which is integrated with internally developed software and used in the Company's products to perform key functions. There can be no assurance that these third party technology licenses will continue to be available to the Company on commercially reasonable terms. The loss of or inability to maintain any of these technology licenses may result in delays or reductions in product shipments until equivalent technology may be identified, licensed and integrated. Any such delays or reductions in product shipments may materially adversely affect the Company's business, operating results and financial condition.

COMPETITION

    The market for Internet-based software and services is new, intensely competitive, rapidly evolving and subject to rapid technological change. The Company expects competition to persist, intensify and increase in the future, from start-up companies to major technology companies. Almost all of the Company's current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than the Company. Such competition may materially adversely affect the Company's business, operating results or financial condition. The Company's current and potential competitors can be divided into several groups: Microsoft, browser software vendors, Web server software and service vendors, PC and Unix software vendors and online service providers.

    MICROSOFT CORPORATION. Microsoft has licensed browser software from Spyglass and has announced its intention to improve and bundle the browser with its Windows 95 operating system. Microsoft's browser will access the Microsoft Network, its announced online service, and will also offer Internet access. While the anticipated penetration of this software into Microsoft's installed base of PC users will increase the size and usefulness of the Internet, it may have a material adverse impact on e-Net's ability to sell client software. In addition, because the Company's client software products will not be able to access Microsoft Network, the Company's client software products may be at a competitive disadvantage VERSUS Microsoft's browser. Further, Microsoft may choose to develop Web server, applications software and software products specifically designed to deliver high levels of performance that enables local, material and international telephone communications, information exchange and commerce over the Internet as a complement to its product line and to support the Microsoft Network, which may materially adversely affect e-Net's ability to sell its technologies, products and services. To the extent that Microsoft's browser gains market acceptance, Microsoft will be better positioned than the Company to sell Web server and applications products. Microsoft has a longer operating history, a much larger installed base and number of employees, and substantially greater financial, technical and marketing resources, access to distribution channels and name recognition than the Company.

    BROWSER SOFTWARE VENDORS. Several companies are currently offering client-based Web browser products, including Netscape Communications
Corporation, Spry, Inc. (a subsidiary of CompuServe), Spyglass, Booklink Technologies, Inc. ("Booklink," a subsidiary of AOL), NetManage Inc., Network Computing Devices, Inc. and Quarterdeck Office Systems, Inc. In addition, the NCSA at the University of Illinois distributes its product, NCSA Mosaic, for free for noncommercial use. Further, Spyglass has an exclusive license for NCSA Mosaic and is actively sublicensing it to other commercial vendors. These sublicensees are expected to offer derivative products that will compete with the Company's product line.

    SERVER SOFTWARE AND SERVICE VENDORS. Some companies are offering Web server software that they install and operate on behalf of their customers, and other companies are offering services using Web serves. Companies offering Web server software include Open Market, Inc. ("Open Market"), which has a Web server for various Unix platforms, Process Software Corp. and O'Reilly & Associates, Inc., which have Windows NT Web server products, Spyglass, which has announced a Web server for Windows NT and various Unix platforms, and Terisa, which offers a toolkit for adding security functions to the existing NCSA and CERN Web servers. Service companies include Open Market and Internet Media Services, which publish content from third parties on their own Web servers. In the future, software companies which have server products in other product categories may choose to enhance the functionality of existing products or develop new products which are competitive with the Company's Web server and integrated applications products. These companies include Lotus (which IBM recently acquired), which may extend Notes in this manner, and Novell, which may choose to provide add-ons to Netware for Web publishing. In addition, Oracle, Sybase and Informix may incorporate Web server functionality into their database products. Oracle has recently announced a technology licensing agreement with Spyglass and its intention to introduce Web-based software that enables electronic commerce and communication.

    PC AND UNIX SOFTWARE VENDORS. The Company believes that PC software vendors may become particularly formidable competitors. In addition to Microsoft, IBM has incorporated client software in its OS/2 operating system, and the Company believes that other PC operating system vendors, including Apple, will also eventually incorporate some Web client functionality into their operating systems as standard features. This may also be true of Unix operating systems vendors, such as Sun, HP, IBM, Digital, SCO and SGI. If these companies incorporate Web browser functionality into their software products, they could subsequently offer this functionality at little or no additional cost to customers. Further, in the event that client products incorporated into operating systems by Microsoft or other PC or Unix software vendors gain market acceptance, these organizations will be better positioned than the Company to sell Web server and applications software products.

    ONLINE SERVICE PROVIDERS. Although the online services provided by companies such as Prodigy, CompuServe and AOL are not Internet-based services, these services currently present an alternative medium to organizations considering Internet-based publishing. In addition, due to the appeal of the Internet to content publishers and end users, these companies are adapting their service offerings to provide Internet access. At least two of these companies compete directly with the Company in the Internet-based software and services market: AOL, which acquired Booklink, and CompuServe, which acquired Spry. The Company's client software products do not offer access to any online services, including Microsoft Network, and are at a competitive disadvantage VERSUS browser products which offer both access to the Internet and to an online service.

    Additional competition could come from client/server applications and tools vendors, other database companies, multimedia companies, document management companies, networking software companies, network management companies and educational software companies. Further, the Company's current products are designed around certain standards, and industry acceptance of competing standards could decrease the demand for the Company's products. For example, Microsoft and IBM are each proposing an alternative security standard, and widespread adoption of either standard may have a material adverse effect on the Company's business, operating results or financial condition.

    Competitive factors in the Internet-based software and services market include core technology, breadth of product features, product quality, marketing and distribution resources, and customer service and support. However, the market and competition are still new and rapidly emerging, and there can be no assurance that the Company will be able to compete successfully against current or future competitors, or that this competition will not adversely affect the Company's business, operating results or financial condition.

EMPLOYEES

    As  of  the  date of  this  prospectus, the  Company  has a  total  of eight employees, all of whom are full time employees. Of the total number of employees, three are engaged in software development, three are engaged in marketing, sales and customer support and three are engaged in administration and finance. Four of these employees were hired in May 1996. Certain software development activities and additional financial and administrative support required to date have been purchased on an as needed basis from independent consultants. Following the closing of this offering, the Company intends to hire approximately ten additional employees, including five in software development, three in marketing and sales and two in administration and finance. The Company's future success depends in significant part upon the continued service of its key technical and senior management personnel and its continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for highly qualified technical personnel is intense and there can be no assurance that the Company will be able to retain its key managerial and technical employees or that it will be able to attract and retain additional highly qualified technical and managerial personnel in the future. None of the Company's employees is represented by labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

    The rapid execution necessary for the Company to fully exploit the market window for its products and services requires an effective planning and management process. The Company's growth has placed, and is expected to continue to place, a significant strain on the Company's managerial, operational and financial resources. In addition, most of the Company's management, development and engineering staff was only recently hired. To manage its growth, the Company must continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. For example, the Company is currently in the process of building its internal maintenance and support organization. Although the Company believes that it has made adequate allowances for the costs and risks associated with this expansion, there can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that Company management will be able to achieve the rapid execution necessary to fully exploit the market window for the Company's products and services. If the Company is unable to manage growth effectively, the Company's business, operating results and financial condition will be materially adversely affected.

FACILITIES

    The Company leases approximately 1,500 square feet for its principal executive offices located at 7-4 Metropolitan Court, Gaithersburg, Maryland 20878. The Company also leases approximately 1,500 square feet for additional operational facilities located at 12325 Hymeadow Drive, Austin, Texas 78750. The Company intends to expand its facilities to 3,000 square feet at each facility following the closing of this offering. Base rental for the current premises are approximately $1,900 and $1,200 per month, respectively, and will be approximately $3,800 and $2,400 per month, respectively, in the expanded facilities. The lease requires the Company to pay certain property taxes and certain operating expenses. The Company believes that its current and anticipated facilities are suitable and adequate for its operations.

                                   MANAGEMENT

    The officers and directors of the Company are as follows:

               NAME                                  TITLE
----------------------------------  ----------------------------------------
Alonzo E. Short, Jr.,               Chairman of the Board
 Lt. Gen., USA (ret.)
Robert A. Veschi                    President, Chief Executive Officer,
                                     Secretary, Director
George Porta                        Vice President, Operations
William L. Hooton                   Director
Edward Ratkovich,                   Director
 Maj. Gen., USAF (ret.)
Clive Whittenbury, Ph.D.            Director

    Each of the directors of the Company hold office for a one-year period expiring December 31, 1996. At present, the Company's By-laws provide for not less than one director nor more than nine directors. Currently, there are five directors in the Company. The By-laws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers serve at the discretion of the Board of Directors. There are no family relationships among any officers or directors of the Company. Mr. Veschi has served as a promoter of the Company and the consideration received for such services has been limited to the compensation disclosed under "Remuneration." The officers of the Company devote full time to the business of the Company. See "Certain Transactions."

    The principal occupation and business experience for each officer and director of the Company for at least the last five years are as follows:

    ALONZO E. SHORT, JR., LT. GEN., USA (RET.), 57, has been chairman of the board of the Company since January 1996. General Short has more than 30 years experience in executive management, operations and the engineering, design and development of large scale telecommunications and data systems. General Short retired from the service in 1994 following a career that included serving as deputy commanding general (1988-1990) and commanding general (1990-1991) of the U.S. Army Information Systems Command, a major information technology organization, which was responsible for all telecommunications during the Desert Shield/Desert Storm operation, among other responsibilities. From 1991 to 1994, General Short was director of the Defense Information Systems Agency, a major information technology organization which is responsible for telecommunications and related services to the President of the United States, Secret Service, Joint Chiefs of Staff, Secretary of Defense, among other high level federal entities. Since 1994, General Short has been president and chief executive officer of MICAH Systems, Inc., a Washington, D.C. metropolitan area based information, technologies management and consulting firm. Since January 1996, General Short has been instrumental in the organization and development of the business of the Company.

    ROBERT A. VESCHI, 34, has been president, chief executive officer, secretary and a director of the Company since January 1995. Mr. Veschi is the founder of the Company, which began its operations in June 1995. Mr. Veschi has significant experience in executive management, operations and the engineering, design and development of telecommunications and computer products and systems. From 1986 to 1990, Mr. Veschi was manager of systems engineering for International Telemanagement, Inc., a Washington, D.C. metropolitan area based information, data and network systems firm. From 1990 to 1994, Mr. Veschi was a group president of I-Net, Inc., a Washington, D.C. metropolitan area based information, data and network systems firm. From December 1994 to May 1995, for approximately six months, Mr. Veschi was president and chief executive officer of Octacom, Inc., a Washington, D.C. metropolitan area based information, data and network systems firm, and a wholly-owned subsidiary of Octagon, Inc., an Orlando, Florida metropolitan area based publicly held technical services firm. From July 1994 to May 1995, for approximately nine months, Mr. Veschi was a vice president of telecommunications for Octagon, Inc., and from January 1995 to May 1995, for approximately four months, Mr. Veschi was a member of the board of directors of such company. Since June 1995, Mr. Veschi has been instrumental in the organization, development and promotion of the Company.

    GEORGE PORTA, 35, has been vice president of operations of the Company since May 1996. Mr. Porta has significant experience in management, operations and the engineering, design and development of telecommunications and computer products and systems. From 1987 to 1994, Mr. Porta was a senior network planner and manager, sales engineering for Sprint Corp., a major telecommunications company. From 1994 to 1996, Mr. Porta was senior director, network operations and vice president, global networks of I-Net, Inc., a Washington, D.C. metropolitan area based information, data and network systems firm. Since May 1996, Mr. Porta has been vice president of operations of the Company and has been instrumental in the organization and development of the Company. Mr. Porta holds B.S. degrees in electrical engineering and computer science from Washington University.

    WILLIAM L. HOOTON, 45, has been a director of the Company since January 1996. Mr. Hooton has substantial experience in the management, design, operation, marketing and sales of image conversion systems, electronic imaging system integration, data automation and high performance data storage subsystems. From 1990 to 1993, Mr. Hooton was vice president of operations and technical and business development of the Electronic Information Systems Group of I-Net, Inc., a Washington, D.C. metropolitan area based information, data and network systems firm. Since 1993, Mr. Hooton has been president and chief executive officer of Q Corp., a Washington, D.C. metropolitan area high technology consulting firm specializing in digital imaging systems and other complex imagery in media. Since January 1996, Mr. Hooton has been a director of the Company and has been instrumental in the organization and development of the Company. Mr. Hooton holds a B.B.A. degree from the University of Texas.

    EDWARD RATKOVICH, MAJ. GEN., USAF (RET.), 71, has been a director of the Company since June 1996. General Ratkovich is a highly decorated air combat command pilot veteran of World War II (European Theater) and has substantial senior management, operations and consulting experience. General Ratkovich retired from the U.S. Air Force in 1975 after 33 years of active duty service as a senior intelligence staff officer, operations staff officer and command pilot, ultimately serving as Deputy Assistant Chief of Staff for Intelligence, U.S. Air Force, Pentagon, Washington, D.C. and also Director of Intelligence, Headquarters, U.S. European Command, a major operations command of the U.S. Joint Chiefs of Staff. In this latter assignment, General Ratkovich was responsible for all military, political and economic intelligence for the U.S. European Command. Since 1975, General Ratkovich has served as a technical and operations consultant to numerous major systems engineering and technical firms in the United States. From 1981 to 1986, General Ratkovich was a founder and served as a director of Verdix Corporation (now, Rational Corporation), a publicly held (Nasdaq National Market System -- "RATL") software development company. From 1987 to 1994, General Ratkovich was an officer and director of Continual Technology Corporation, a McLean, Virginia based computer hardware and software company. Since 1994, General Ratkovich has been chairman of the board and chief executive officer of MVSI, Inc., a publicly held (Nasdaq -- "MVSI") McLean, Virginia based laser vision robotics company. Since June 1996, General Ratkovich has been instrumental in the organization and development of the business of the Company.

    CLIVE G. WHITTENBURY, PH.D., 61, has been a director of the Company since June 1996. Dr. Whittenbury has substantial senior management, operations and technical advisory experience. From 1972 to 1979, Dr. Whittenbury was a senior vice president and, from 1976 to 1986, a director of Science Applications
International Corporation ("SAIC"), a La Jolla, California based major international systems engineering firm with current annual revenues of approximately $2 billion. Since 1979, Dr. Whittenbury has been executive vice president and a director of the Erickson Group, Inc., a major international diversified products firm. Since 1994, Dr. Whittenbury has been a director of MVSI, Inc., a publicly held (Nasdaq -- "MVSI") McLean, Virginia based laser vision robotics company. Dr. Whittenbury is a member of the International Advisory Board for the British Columbia Advanced Systems Institute, which manages commercialization programs in technology at the three major Vancouver/Victoria universities, a member of the Advisory Board of Compass Technology Partners, an investment fund, and is chairman of the Advisory Board (Laser Directorate) for the Lawrence Livermore National Laboratory. Dr. Whittenbury has also served as a technical advisor to three U.S. Congressional Committees, the Grace Commission and numerous major U.S. and foreign companies. Since June 1996, Dr. Whittenbury has been instrumental in the organization and development of the Company. Dr. Whittenbury holds a B.S. degree (physics) from Manchester University (England) and a Ph.D. degree (aeronautical engineering) from the University of Illinois.

REMUNERATION

  EXECUTIVE COMPENSATION

    The following table sets forth remuneration paid for the fiscal year ended March 31, 1996 and proposed to be paid for the fiscal year ended March 31, 1997 to the officers and directors of the Company:

                                                                       SUMMARY COMPENSATION TABLE (1)(2)
                                                                ------------------------------------------------
                                                                                                       OTHER
NAME OF INDIVIDUAL OR NUMBER                                                                          ANNUAL
     OF PERSONS IN GROUP            POSITION WITH COMPANY         YEAR       SALARY       BONUS    COMPENSATION
-----------------------------  -------------------------------  ---------  -----------  ---------  -------------
Alonzo E. Short, Jr.,          Chairman of the Board              1997     $        --  $      --   $    42,000
 Lt. Gen., USA (ret.)                                             1996     $        --  $  --       $        --
Robert A. Veschi               President, Chief Executive         1997     $   175,000  $  87,500   $        --
                                Officer, Secretary, Director      1996     $    25,000  $  --       $        --
George Porta                   Vice President, Operations         1997     $   100,000  $  50,000   $        --
                                                                  1996     $        --  $      --   $        --
William L. Hooton              Director                           1997     $        --  $      --   $    42,000
                                                                  1996     $        --  $      --   $        --
Edward Ratkovich,              Director                           1997     $        --  $      --   $    42,000
 Maj. Gen., USAF (ret.)                                           1996     $        --  $      --   $        --
Clive Whittenbury, Ph.D.       Director                           1997     $        --  $      --   $    42,000
                                                                  1996     $        --  $      --   $        --

------------------------

(1) The persons named in the table immediately above reflect the management of the Company as of the date hereof. The directors of the Company, with the exception of Mr. Veschi, are entitled to annual remuneration of $42,000 pursuant to oral agreements between such directors and the Company. The Company has agreed to purchase key-man term life insurance on Mr. Veschi in the amount of $1 million following the closing of this offering. The Company will be the owner and beneficiary of such life insurance policy.

(2) The officers of the Company may receive remuneration as part of an overall group insurance plan providing health, life and disability insurance benefits for employees of the Company. The amount allocable to each individual officer cannot be specifically ascertained, but, in any event, will not exceed $25,000 as to each individual.

(3) Each outside director of the Company is entitled to receive reasonable expenses incurred in attending meetings of the Board of Directors of the Company. The members of the Board of Directors intend to meet at least quarterly during the Company's fiscal year, and at such other times duly called. The Company presently has two outside directors.

  EMPLOYMENT AGREEMENT

    The Company has entered into an employment agreement ("Agreement") with Robert A. Veschi, the president and chief executive officer of the Company, dated as of April 1, 1996. The Agreement will expire on March 31, 2001. The current annual salary under the Agreement is $175,000. The salary under the Agreement may be increased to reflect annual cost of living increases and may be supplemented by discretionary merit and performance increases as determined by the Board of Directors of the Company, except that during the first three years following the date of the Prospectus with respect to the offering, no executive's salary may exceed $200,000. Mr. Veschi is entitled to an annual bonus equal to 50 percent of the salary provided under his Agreement, which is not subject to any performance criteria.

    The Agreement provides, among other things, for participation in an equitable manner in any profit-sharing or retirement plan for employees or executives and for participation in other employee benefits applicable to employees and executives of the Company. The Agreement provides for the use of an automobile, payment of club dues and other fringe benefits commensurate with his duties and responsibilities. The Agreement also provides for benefits in the event of disability. The Agreement also contains non-compete provisions but are limited in geographical scope, I.E., the Washington, D.C. metropolitan area.

    Pursuant to the Agreement, employment may be terminated by the Company with cause or by the executive with or without good reason. Termination by the Company without cause, or by the executive for good reason, would subject the Company to liability for liquidated damages in an amount equal to the terminated executive's current salary and a PRO RATA portion of their bonus for the remaining term of the Agreement, payable in a lump sum cash payment, without any set-off for compensation received from any new employment. In addition, the terminated executive would be entitled to continue to participate in and accrue benefits under all employee benefit plans and to receive supplemental retirement benefits to replace benefits under any qualified plan for the remaining term of the Agreement to the extent permitted by law.

LIMITATION ON LIABILITY OF DIRECTORS

    As permitted by Delaware law, the Company's Certificate of Incorporation includes a provision which provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, which prohibits the unlawful payment of dividends or the unlawful repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. This provision is intended to afford directors protection against, and to limit their potential liability for monetary damages resulting from, suits alleging a breach of the duty of care by a director. As a consequence of this provision, stockholders of the Company will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of the Company or any stockholder to obtain an injunction or any other type of nonmonetary relief in the event of a breach of fiduciary duty. Management of the Company believes this provision will assist the Company in securing and retaining qualified persons to serve as directors. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

    Such indemnification provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. Because directors liability insurance is only available at considerable cost and with low dollar limits of coverage and broad policy exclusions, the Company does not currently maintain a liability insurance policy for the benefit of its directors although the Company may attempt to acquire such insurance in the future. The Company believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the general unavailability of directors liability insurance to provide protection against the increased risk of personal liability resulting from such lawsuits have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. The Company also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of the Company. Although no directors have resigned or have threatened to resign as a result of the Company's failure to provide insurance or other indemnity protection from liability, it is uncertain whether the Company's directors would continue to serve in such capacities if improved protection from liability were not provided.

    The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director) or for violations of the federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

    The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for
"short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance. However, as mentioned above, the Company does not currently provide such insurance to its directors, and there is no guarantee that the Company will provide such insurance to its directors in the near future although the Company may attempt to obtain such insurance.

    The provisions diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholders derivative action. However, the provisions do not have the effect of limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause the Company to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Although the Company has procured directors liability insurance coverage, there is no assurance that it will provide coverage to the extent directors would be indemnified and, in such event, the Company may be forced to bear a portion or all of the cost of the director's claims for indemnification. If the Company is forced to bear the costs for indemnification, the value of the Company stock may be adversely affected. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and, therefore, is unenforceable.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the Company's Common Stock owned on the date of this Prospectus and, as adjusted, to reflect the sale of shares offered by this Prospectus, by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock; (ii) each of the Company's officers and directors; and (iii) all officers and directors as a group:


                                                                                                          PERCENTAGE OF SHARES
                                                                                                       --------------------------
                                                                                            NUMBER       BEFORE         AFTER
NAME AND ADDRESS (1)                                          POSITION WITH COMPANY        OF SHARES    OFFERING    OFFERING (2)
-------------------------------------------------------  -------------------------------  -----------  -----------  -------------
Alonzo E. Short, Jr., Lt. Gen., USA (ret.)               Chairman of the Board                180,000        2.25          1.80
Robert A. Veschi                                         President, Chief Executive         2,600,000       32.50         26.00
                                                          Officer, Secretary, Director
George Porta                                             Vice President, Operations           100,000        1.25          1.00
William L. Hooton                                        Director                             100,000        1.25          1.00
Edward Ratkovich, Maj. Gen., USAF (ret.) (3)             Director                           1,000,000       12.50         10.00
Clive Whittenbury, Ph.D. (4)                             Director                             100,000        1.25          1.00
Arthur Henley (5)                                        Stockholder                          950,000       11.88          9.50
Thomas T. Prousalis, Jr., Esq. (6)                       Stockholder                          900,000       11.25          9.00
Robert Foise (7)                                         Stockholder                          520,000        6.25          5.00
All Officers and Directors as a Group (6 persons)                                           4,080,000       51.00         40.80


------------------------
(1) c/o e-Net, Inc., 7-4 Metropolitan Court, Gaithersburg, Maryland 20878.

(2) Does not include the exercise of up to 2,000,000 Class A Warrants offered herein. The Company is offering 1,000,000 Units at a price of $7.00 per Unit. Each Unit consists of two shares of Common Stock and two redeemable Class A Warrants. The Class A Warrants shall be exercisable commencing one year after the Effective Date of this Prospectus. Each Class A Warrant entitles the holder to purchase one share of Common Stock at $4.00 per share during the four year period commencing one year from the Effective Date. The Class A Warrants are redeemable upon certain conditions. Should the Class A Warrants be exercised, of which there is no assurance, the Company will receive the proceeds therefrom, aggregating up to an additional $8,000,000. See "Description of Securities."


(3) 1030 Delf Drive, McLean, Virginia 22101. General Ratkovich also owns 1,000,000 Class A Warrants and 1,000,000 Class B Warrants. See "Certain Transactions."

(4) 511 Trinity Avenue, Yuba City, California 95991.
(5) 10705 Bay Laurel Trail, Austin, Texas 78750.
(6) 1919 Pennsylvania Avenue, N.W., Suite 800, Washington, D.C. 20006. See "Legal Matters."

(7) Executive Air Center, Brainard Airport, Hartford, Connecticut 06114. Mr. Foise also owns 500,000 Class A Warrants and 500,000 Class B Warrants. See "Certain Transactions."

                              CERTAIN TRANSACTIONS


    The Company was incorporated in the State of Delaware on January 9, 1995, and began its operations on June 8, 1995. The Company has authorized capital of 50,000,000 shares of Common Stock, $.01 par value. The Company currently has 8,000,000 shares of Common Stock issued and outstanding. See "Principal Stockholders" and "Description of Securities."



    In January 1995, the Company issued 6,000,000 shares of its Common Stock (which includes a 600:1 stock split in January 1996, a 2:1 reverse split in July 1996 and a 2:1 stock split in August 1996) to 16 persons, including the officers and directors of the Company, in a private placement transaction in consideration of $100, or its par value at the time of issuance.



    In March 1996, the Company issued 500,000 shares of its Common Stock to ATG Group, Inc., a Brookville, New York based investment firm, in a private placement transaction for aggregate consideration of $250,000, represented by a full recourse promissory note for the entire purchase price. The promissory note is due in full in March 2001 and bears interest, payable upon maturity at 8% per annum. Andrew T. Greene, a former officer and director of the Underwriter, is the officer, director and stockholder of ATG Group, Inc. At the time of the acquisition of the shares of Common Stock of the Company by ATG Group, Inc., neither ATG Group, Inc. nor Mr. Greene had an association or affiliation, in any manner whatsoever, with the Underwriter or any other member firm of the National Association of Securities Dealers, Inc. However, in June 1996, ATG Group, Inc. agreed to cancel its 500,000 shares of the Company's Common Stock in consideration of the cancellation of its $250,000 full recourse promissory note.



    Also, in March and April 1996, the Company borrowed $1,000,000 in a bridge loan from four persons who are nonaffiliated with the Underwriter and the Company, to wit: Edward Ratkovich ($500,000), Robert Foise ($250,000), Armstrong Industries ($200,000) and Martin Sumichrast ($50,000), at the rate of eight percent simple annual interest. General Ratkovich and Mr. Sumichrast are officers, directors and principal stockholders of Nasdaq listed companies recently underwritten by the Underwriter. Mr. Foise and Armstrong Industries have previously participated as investors in companies recently underwritten by the Underwriter. In further consideration of the bridge loan, the Company issued 2,000,000 shares of Common Stock, 2,000,000 Class A Warrants and 2,000,000 Class B Warrants to such persons. However, in June 1996, such persons converted their loans to equity in consideration of the prior issuance of the securities. See "Description of Securities."



    In August 1996, the Company caused a 2:1 split of its issued and outstanding shares of common stock, Class A Warrants and Class B Warrants, resulting in 8,000,000 shares of common stock, 2,000,000 Class A Warrants and 2,000,000 Class B Warrants issued and outstanding prior to the date of this prospectus.


    All unregistered securities issued by the Company prior to this offering are deemed "restricted securities" within the meaning of that term as defined in Rule 144 and have been issued pursuant to certain "private placement" exemptions under Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations as promulgated by the Securities and Exchange Commission, Washington, D.C. 20549, such that the sales of the securities were transactions by an issuer not involving any public offering. See "Description of Securities."

    In March 1996, the Company acquired all rights, title and interest in the first U.S. patent for a system and method for communicating high fidelity and clear transmission of audio or voice over the Internet, enabling free worldwide transmission of ordinary telephone communications over the Internet. The Company acquired all rights, title and interest in the patent from the inventors, Messrs. Arthur Henley and Scott Grau, who are original stockholders of the Company, in consideration of a five percent overriding royalty interest against gross profits involving the use of the patent. The Company believes that its patent is the first patent awarded of its kind, specifically involving the transmission of audio or voice over the Internet. The Company also believes that its patent may provide certain strategic and technological advantages in the new and burgeoning area of audio or voice over the Internet. The Company can make no assurances, however, as to the extent of the advantages or protection, if any, that may be granted to the Company as a result of its patent.

    The Company intends to indemnify its officers and directors to the full extent permitted by Delaware law. Under Delaware law, a corporation may indemnify its agents for expenses and amounts paid in third party actions and, upon court approval in derivative actions, if the agents acted in good faith and with reasonable care. A majority vote of the Board of Directors, approval of the shareholders or court approval is required to effectuate indemnification.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, Washington, D.C. 20549, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by an officer, director or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

    Any future transactions with affiliates will be on terms no less favorable than could be obtained from nonaffiliated parties and will be approved by a majority of the independent and disinterested directors, as required by a resolution of the Board of Directors. Any future loans to Company officers, directors, affiliates and/or shareholders will be approved by a majority of the independent and disinterested directors, as required by a resolution of the Board of Directors.

                           DESCRIPTION OF SECURITIES

UNITS


    Each of the 1,000,000 Units offered hereby at $7.00 per Unit consists of two shares of the Company's Common Stock, $.01 par value, and two redeemable Class A Warrants. The Common Stock and Class A Warrants are detachable and may trade separately immediately upon issuance. Should the Class A Warrants be exercised, of which there is no assurance, the Company will receive the proceeds therefrom, aggregating up to an additional $8,000,000.


COMMON STOCK


    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.01 par value. There are presently 8,000,000 issued and outstanding shares of Common Stock. Holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. All outstanding shares of Common Stock are validly authorized and issued, fully paid and nonassessable, and all shares to be sold and issued as contemplated hereby, will be validly authorized and issued, fully paid and nonassessable. The Board of Directors is authorized to issue additional shares of Common Stock, not to exceed the amount authorized by the Company's Certificate of Incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action. The above description concerning the Common Stock of the Company does not purport to be complete. Reference is made to the Company's Certificate of Incorporation and By-laws which are available for inspection upon proper notice at the Company's offices, as well as to the applicable statutes of the State of Delaware for a more complete description concerning the rights and liabilities of stockholders.


    Prior to this offering, there has been no market for the Common Stock of the Company, and no predictions can be made of the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the Common Stock of the Company in the public market may adversely affect prevailing market prices, and may impair the Company's ability to raise capital at that time through the sale of its equity securities.

    Each holder of Common Stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of Common Stock do not have cumulative voting rights, the holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

CLASS A AND CLASS B WARRANTS


    The Company is offering 1,000,000 Units at a price of $7.00 per Unit. Each Unit consists of two shares of Common Stock, $.01 par value, and two redeemable Class A Warrants. The Common Stock and Class A Warrants are detachable and may trade separately immediately upon issuance.



    The Class A Warrants shall be exercisable commencing one year after the date of this Prospectus ("Effective Date"). Each Class A Warrant entitles the holder to purchase one share of Common Stock at $4.00 per share during the four year period commencing one year from the Effective Date. The Class A Warrants are redeemable by the Company for $.05 per Warrant, at any time after August , 1998, upon thirty (30) days' prior written notice, if the average closing price or bid price of the Common Stock, as reported by the principal exchange on which the Common Stock is traded, the Nasdaq National Market System, OTC Bulletin Board or the National Quotation Bureau, Incorporated, as the case may be, equals or exceeds $10.00 per share, for any twenty (20) consecutive trading days within a period of thirty (30) days ending within ten (10) days of the notice of redemption. Upon thirty (30) days' written notice to all holders of the Class A Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Class A Warrants.


    In March and April 1996, the Company borrowed $1,000,000 in a bridge loan from four persons who are nonaffiliated with the Underwriter and the Company, to wit: Edward Ratkovich ($500,000), Robert Foise ($250,000), Armstrong Industries ($200,000) and Martin Sumichrast ($50,000), at the rate of eight percent simple annual interest. General Ratkovich and Mr. Sumichrast are officers, directors and principal stockholders of Nasdaq listed companies recently underwritten by the Underwriter. Mr. Foise and Armstrong Industries have previously participated as investors in companies recently underwritten by the Underwriter. In further consideration of the bridge loan, the Company issued 1,000,000 shares of Common Stock, 2,000,000 Class A Warrants and 2,000,000 Class B Warrants to such persons. However, in June 1996, such persons converted their loans to equity in consideration of the prior issuance of the securities.



    The Class B Warrants owned by the four investors above are identical to the Class A Warrants except that the exercise price is $4.20.


    The Warrants can only be exercised when there is a current effective registration statement covering the shares of common stock underlying the Warrants. If the Company does not or is unable to maintain a current effective registration statement the Warrant holders will be unable to exercise the Warrants and the Warrants may become valueless. Moreover, if the shares of common stock underlying the Warrants are not registered or qualified for sale in the state in which a Warrant holder resides, such holder might not be permitted to exercise the Warrants.

    The Company will deliver Warrant certificates to the purchasers of Units representing two Warrants for each Unit purchased. Thereafter, Warrant certificates may be exchanged for new certificates of different denominations, and may be exercised or transferred by presenting them at the offices of the Transfer Agent. Holders of the Warrants may sell the Warrants if a market exists rather than exercise them. However, there can be no assurance that a market will develop or continue as to such Warrants. If the Company is unable to qualify its common stock underlying such Warrants for sale in certain states, holders of the Company's Warrants in those states will have no choice but to either sell such Warrants or allow them to expire.

    Each Warrant may be exercised by surrendering the Warrant certificate, with the form of election to purchase on the reverse side of the Warrant certificate properly completed and executed, together with payment of the exercise price to the Warrant Agent. The Warrants may be exercised in whole or from time to time in part. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining number of Warrants. Upon the exercise of the Warrants, the shares of Common Stock when issued will be fully paid and nonassessable.

    Holders of the Warrants are protected against dilution of the equity interest represented by the underlying shares of common stock upon the occurrence of certain events, including, but not limited to, issuance of stock dividends. If the Company merges, reorganizes or is acquired in such a way as to terminate the Warrants, the Warrants may be exercised immediately prior to such action. In the event of liquidation, dissolution or winding up of the Company, holders of the Warrants are not entitled to participate in the Company's assets.

    For the life of the Warrants, the holders thereof are given the opportunity, at nominal cost, to profit from a rise in the market price of the common stock of the Company. The exercise of the Warrants will result in the dilution of the then book value of the Common Stock of the Company held by the public investors and would result in a dilution of their percentage ownership of the Company. The terms upon which the Company may obtain additional capital may be adversely affected through the period that the Warrants remain exercisable. The holders of these Warrants may be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided for by the Warrants.

    Because the Warrants included in the Units being offered hereby may be transferred, it is possible that the Warrants may be acquired by persons residing in states where the Company has not registered, or is not exempt from registration such that the shares of common stock underlying the Warrants may not be sold or transferred upon exercise of the Warrants. Warrantholders residing in those states would have no choice but to attempt to sell their Warrants or to let them expire unexercised. Also, it is possible that the Company may be unable, for unforeseen reasons, to cause a registration statement covering the shares underlying the Warrants to be in effect when the Warrants are exercisable. In that event, the Warrants may expire unless extended by the Company as permitted by the Warrant because a registration statement must be in effect, including audited financial statements for companies acquired, in order for warrantholders to exercise their Warrants.

    The Company will be able to issue the securities offered hereby, shares of its Common Stock upon the exercise of the Warrants and the Underwriter's Purchase Option only if (i) there is a current prospectus relating to the securities offered hereby under an effective registration statement filed with the Securities and Exchange Commission, and (ii) such Common Stock is then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various holders of Warrants reside. Although the Company intends to maintain a current registration statement, there can be no assurance, however, that the Company will be successful in maintaining a current registration statement. After a registration statement becomes effective, it may require updating by the filing of a post-effective amendment. A post-effective amendment is required (i) anytime after nine months subsequent to the Effective Date when any information contained in the prospectus is over sixteen months old; (ii) when facts or events have occurred which represent a fundamental change in the information contained in the registration statement; or (iii) when any material change occurs in the information relating to the plan or distribution of the securities registered by such registration statement. The Company anticipates that this Registration Statement will remain effective for not more than nine months following the date of this Prospectus or until May , 1997, assuming a post-effective amendment is not filed by the Company, which may be required. The Company intends to qualify the sale of the Units in a limited number of states, although certain exemptions under certain state securities ("Blue Sky") laws may permit the Warrants to be transferred to purchasers in states other than those in which the Warrants were initially qualified. The Company will be prevented, however, from issuing Common Stock upon exercise of the Warrants in those states where exemptions are unavailable and the Company has failed to qualify the Common Stock issuable upon exercise of the Warrants. The Company may decide not to seek, or may not be able to obtain qualification of the issuance of such Common Stock in all of the states in which the ultimate purchasers of the Warrants reside. In such case, the Warrants of those purchasers will expire and have no value if such Warrants cannot be exercised or sold. Accordingly, the market for the Warrants may be limited because of the Company's obligation to fulfill both of the foregoing requirements.

    As a result of the Permanent Injunction, the states of Pennsylvania, Indiana and Illinois have commenced administrative proceedings seeking, among other things, to revoke Stratton Oakmont's license to do business in such states. In Indiana, the Commissioner suspended Stratton Oakmont's license for a three year period. Stratton Oakmont has appealed the decision and has requested a stay pending appeal. The requested stay would maintain the status quo pending appeal. In Illinois, Stratton Oakmont intends to file an answer to the administrative complaint denying the basis for revocation. The District of Columbia suspended Stratton Oakmont's license pending the outcome of an investigation. The states of North Carolina and Arkansas also have suspended Stratton Oakmont's license pending a resolution of the proceedings in those states. The states of
Minnesota, Vermont, and Nevada have served upon Stratton Oakmont notices of intent to revoke Stratton Oakmont's license in such states. The state of Rhode Island has served on Stratton Oakmont a Notice of Intent to suspend its license in that state. The state of Connecticut has served on Stratton Oakmont a notice of intent to suspend or revoke registration in that state with a notice of right to hearing. In the state of Mississippi, Stratton Oakmont has agreed to a suspension of its license pending resolution of certain claims and review of its procedures and practices by the state authorities. In addition, Stratton Oakmont withdrew its registration in the state of New Hampshire (with the right of reapplication) and in the state of Maryland. There may be further administrative action against the firm in Maryland. The firm withdrew its registration in Massachusetts with a right to reapply for registration after two years, withdrew its registration in Delaware with a right to reapply in three years and agreed to a temporary cessation of business in Utah pending an on-site inspection and further administrative proceedings. Stratton Oakmont's license in the state of New Jersey was revoked by an administrative law judge, which revocation was affirmed by the New Jersey Bureau of Securities, and an appeal has been filed with the appellate division of the New Jersey Superior Court. The states of Georgia, Alabama and South Carolina have lifted their suspensions and have granted Stratton Oakmont conditional licenses. Such conditional licenses were granted pursuant to an order, which Stratton Oakmont has proposed to various states, which provides provisions for: (i) the suspension of revocation, (ii) compliance with recommendations of the Consultant, (iii) an expedited claims mediation arbitration process, (iv) resolution of claims seeking compensatory damages, (v) restrictions on use of operating revenue, (vi) the limitation on selling group members in offerings underwritten by Stratton Oakmont and the prohibition of participating as a selling group member in offerings underwritten by certain other NASD member firms, (vii) the periodic review of Stratton Oakmont's agents,
(viii) the retention of an accounting firm, and (ix) supervision and training, restrictions on trading, discretionary accounts and other matters. The state of Oregon, as a result of the Permanent Injunction, has filed a notice of intent to revoke Stratton Oakmont's license subject to the holding of a hearing to determine definitively Stratton Oakmont's license status, and Stratton Oakmont, in this proceeding as well as other proceedings, expects to be able to demonstrate that the Permanent Injunction is not of a nature as to be a lawful basis to revoke Stratton Oakmont's license permanently. Finally, Stratton Oakmont has received an order limiting license in the state of Nebraska. Such proceedings, if ultimately successful, may adversely affect the market for and liquidity of the Company's securities if additional broker-dealers do not make a market in the Company's securities. Moreover, should investors purchase any of the securities in this offering from Stratton Oakmont prior to a revocation of Stratton Oakmont's license in their state, such investors will not be able to resell such securities in such state through Stratton Oakmont but will be required to retain a new broker-dealer firm for such purpose. The Company cannot ensure that other broker-dealers will make a market in the Company's securities. In the event that other broker-dealers fail to make a market in the Company's securities, the possibility exists that the market for and the liquidity of the Company's securities may be adversely affected to such an extent that public security holders may not have anyone to purchase their securities when offered for sale at any price. In such event, the market for, and liquidity and prices of the Company's securities may not exist. It should be noted that although Stratton Oakmont may not be the sole market maker in the Company's securities, it will most likely be the dominant market maker in the Company's securities. In addition, in the event that the Underwriter's license to do business is revoked in the states set forth above, the Underwriter has advised the Company that the members of the selling syndicate in this offering may be able to make a market in the Company's securities in such states and that such an event will not have a materially adverse effect on this offering, although no assurance can be made that such an event will not have a materially adverse effect on this offering. The Company has applied to register this offering for the offer and sale of its securities in the following states: California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Illinois, Louisiana, New York, Rhode Island and Virginia. The offer and sale of the securities of this offering are not available in any other state, absent an exemption from registration. See "Underwriting."

RESTRICTED SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this offering, the Company will have 10,000,000 shares of Common Stock issued and outstanding. Of these shares of Common Stock, 2,000,000 shares are being sold in this offering. Of the remaining shares, 8,000,000 shares ("Restricted Shares") were issued and sold by the Company in private transactions in reliance upon certain private placement exemptions as promulgated by the Securities and Exchange Commission, Washington, D.C. 20549. See "Certain Transactions."

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her Restricted Shares for at least two years, including persons who may be deemed "affiliates" of the Company, as that term is defined under the Act, would be entitled to sell in broker's transactions within any three month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of the Company's common stock, or the average weekly trading volume in the over-the-counter market in the Company's common stock during the four calendar weeks preceding such sale. Therefore, during each three month period, beginning January 9, 1997, a holder of restricted securities who has held them for at least the two year period may sell under Rule 144 a number of shares at least equal to 100,000 shares. A person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned his or her Restricted Shares for at least three years, would be entitled to sell such shares under Rule 144 without regard to the volume limitations described above, provided that certain public information concerning the Company as required by the Rule is available.


    Prior to this offering, there has been no market for the Common Stock of the Company, and no precise predictions can be made of the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock of the Company in the public market may adversely affect prevailing market prices and may impair the Company's ability to raise capital at the time through the sale of its equity securities.

    Pursuant to the terms of the Underwriting Agreement, the Company's restricted stockholders and the Company have agreed not to sell, transfer, assign or issue any restricted shares of Common Stock for a period of 36 months following the date of this Prospectus. The sale of a significant number of these shares in the public market in the future may adversely affect prevailing market prices of the Company's securities following this offering. See "Principal Stockholders" and "Certain Transactions."

    No predictions can be made as to the effect, if any, that sales of shares under Rule 144 or otherwise or the availability of shares for sale will have on the market, if any, prevailing from time to time. Sales of significant amounts of the Company's shares of Common Stock pursuant to Rule 144 or otherwise may adversely affect the market price of the securities offered hereby.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the securities of the Company is American Stock Transfer & Trust Company located at 40 Wall Street, New York, New York 10005.

REPORTS TO SECURITY-HOLDERS

    The Company will furnish to holders of its securities annual reports containing audited financial statements. The Company may issue other unaudited interim reports to its security-holders as it deems appropriate.

    Contemporaneously, with this offering, the Company intends to register its securities with the Securities and Exchange Commission, Washington, D.C. 20549, under the provisions of Section 12(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, the Company will be required to comply with certain reporting, proxy solicitation and other requirements of the Exchange Act.

                                  UNDERWRITING


    Subject to the terms and conditions of the underwriting agreement ("Underwriting Agreement") by and between the Company and the Underwriter, the Company has agreed to sell to the Underwriter 1,000,000 Units on a "firm commitment" basis. The Underwriter has advised the Company that it proposes to offer the Units to the public at $7.00 per Unit as set forth on the cover page of this Prospectus and that it may allow to certain dealers who are NASD members concessions not to exceed $. per Unit. After the initial public offering, the public offering price, concession and reallowance may be changed by the Underwriter. The Underwriter has informed the Company that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.



    In addition to underwriting discounts and commissions of ten percent of the entire offering, the Underwriter will receive additional compensation in the form of (i) a nonaccountable expense allowance of $210,000 if 500,000 Units are sold (or $241,500 if the Underwriter's Over-allotment Option is fully exercised); and (ii) an option (exercisable for a period of four years commencing one year after the date of this Prospectus) entitling the Underwriter to purchase 100,000 Units at $11.55 per Unit ("Underwriter's Purchase Option").


    The public offering price of the Units and the exercise price and other terms of the Warrants were arbitrarily determined by negotiations between the Company and the Underwriter and do not necessarily relate to the assets, book value or results of operations of the Company or any other established criteria of value.


    The Company has granted an option to the Underwriter, exercisable during the 30-day period from the date of this Prospectus, to purchase up to a maximum of 150,000 additional Units at the offering price, less the underwriting discount, to cover over-allotments, if any.


    The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act of 1933, as amended ("1933 Act"). Insofar as indemnification for liabilities arising under the 1933 Act may be provided to officers, directors or persons controlling the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.

    The Company will also pay a warrant solicitation fee to the Underwriter equal to four percent of the exercise price of the Warrants, beginning one year from the date of this Prospectus, if the Underwriter solicits the exercise of such Warrants prior to the expiration thereof as set forth in the Warrant Agreement, subject to the Underwriter's compliance with the rules and regulations of the NASD. In accordance with NASD Notice to Members 81-38, no warrant solicitation fee shall be paid (i) upon exercise where the market price of the underlying Common Stock is lower than the exercise price; (ii) for the exercise of warrants held in any discretionary account; (iii) upon the exercise of warrants where disclosure of compensation arrangements has not been made in documents provided to customers both as part of the original offering and at the time of exercise; and (iv) upon the exercise of warrants in unsolicited transactions. The broker-dealer to receive the warrant solicitation fee will be designated, in writing, as the soliciting broker. See "Risk Factors -- Exercise of Class A Warrants May Have Dilutive Effect on Market and Underwriter's Influence on the Market May Have Adverse Consequences."


    The Company has agreed to sell to the Underwriter, or its designees, for an aggregate purchase price of $100, an option ("Underwriter's Purchase Option") to purchase up to an aggregate of 100,000 Units. The Underwriter's Purchase Option shall be exercisable during the four-year period commencing one year after the effective date of this offering. The Underwriter's Purchase Option may not be assigned, transferred, sold or hypothecated by the Underwriter until 12 months after the effective date of this Prospectus, except to officers or partners of the Underwriter and selling group members in this offering. Any profits realized by the Underwriter upon the sale of the Units issuable upon exercise of the Underwriter's Purchase Option may be deemed to be additional underwriting compensation. The exercise price of the Units issuable upon exercise of the Underwriter's Purchase Option during the period of exercisability shall be 165 percent of the initial public offering price of the Units. The exercise price of the warrants underlying the Units in the Underwriter's Purchase Option is $4.00. The exercise price of the Underwriter's Purchase Option and the number of shares covered thereby are subject to adjustment in certain events to prevent dilution. For the life of the Underwriter's Purchase Option, the holders thereof are given, at a nominal cost, the opportunity to profit from a rise in the market price of the Company's securities with a resulting dilution in the interest of other stockholders. The Company may find it more difficult to raise capital for its business if the need should arise while the Underwriter's Purchase Option is outstanding. At any time when the holders of the Underwriter's Purchase Option might be expected to exercise it, the Company would probably be able to obtain additional capital on more favorable terms.


    If the Company enters into a transaction (including a merger, joint venture or the acquisition of another entity) introduced to the Company by the Underwriter, the Company has agreed to pay the Underwriter a maximum finder's fee equal to five percent of the first $3,000,000 of consideration involved in the transaction, four percent of the next $3,000,000, three percent of the next $2,000,000, two percent of the next $2,000,000 and one percent of the excess, if any, over $10,000,000.

    The Underwriter has the right to designate a non-director observer to attend meetings of the Company's Board of Directors for three years from the date of this offering. The Underwriter does not have a right to designate or nominate a director to the Company's Board of Directors. The observer, which has not been chosen, will be reimbursed for reasonable expenses incurred by him in connection with his activities.

    Pursuant to the terms of the Underwriting Agreement, the Company's restricted stockholders and the Company have agreed not to sell, transfer, assign or issue any restricted shares of Common Stock for a period of 36 months following the date of this Prospectus. The sale of a significant number of these shares in the public market may adversely affect prevailing market prices of the Company's securities following this offering. See "Principal Stockholders" and "Certain Transactions."

    The foregoing  is  a  summary  of certain  provisions  of  the  Underwriting
Agreement and the Underwriter's Purchase Option which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    The Company has been advised by the Underwriter that the NASD (Direct 10) filed a complaint (No. C10950081) on October 5, 1995 ("Complaint") against the Underwriter, Steven Sanders, the head trader of the Underwriter, Daniel M. Porush, the president of the Underwriter, and Paul F. Byrne, formerly the Underwriter's director of compliance (collectively, the "Respondents"), alleging various violations of the NASD Rules of Fair Practice. The complaint consisted of three causes. The first cause alleged that the Underwriter and Sanders effected principal retail sales of securities at prices that were fraudulently excessive. The second cause alleged that the Underwriter and Sanders charged excessive markups. The third cause alleged that the Underwriter, Porush and Byrne failed to establish, maintain and enforce reasonable supervisory procedures designed to assure compliance with the NASD's rules and policies.

    On April 15, 1996 the NASD in its decision found all of the Respondents except Paul Byrne in violation of all three causes and imposed the following sanctions:

    - Sanders was censured, fined $25,000 and was suspended from association with any member of the NASD in any capacity for a period of one year.

    - The Underwriter was censured, fined $500,000 and was required to disgorge its excess profits to its customers, totaling $1,876,205, plus prejudgment interest. In addition, the Underwriter was suspended for a period of one year from effecting any principal retail transactions.

    - Porush was censured, fined $250,000 and barred from association with any member of the NASD in any capacity.

    The Underwriter, Porush and Sanders have appealed the NASD's decision thereby staying imposition of the sanctions.

    If the sanctions imposed on the Underwriter are not reversed on appeal, the Underwriter's ability to act as a market maker of the Company's securities will be restricted. The Company cannot ensure that other broker dealers will make a market in the Company's securities. In the event that other broker dealers fail to make a market in the Company's securities, the possibility exists that the market for and the liquidity of the Company's securities may be adversely affected to such an extent that public security holders may not have anyone to purchase their securities when offered for sale at any price. In such event, the market for and liquidity of the Company's securities may not exist. It should be noted that although the Underwriter may not be the sole market maker in the Company's securities, it may likely be the dominant market maker in the Company's securities.

    In April 1996, the NASD settled an action whereby it fined Stratton Oakmont $325,000 for fraud and other violations (which were neither admitted or denied) in connection with its underwriting of an initial public offering. Steven Sanders was fined $50,000 and was suspended for a period of 45 days from associating with an NASD member and agreed not to engage in any trading-related activities for any NASD member for a period of 50 days. The settlement also required that Stratton Oakmont file certain new supervisory procedures with the NASD. The Underwriter filed with the NASD on April 11, 1996 procedures relating to the conduct of associated persons during and preceding an initial public offering, which were aimed at preventing violations of Section 5 of the Securities Act of 1933 and Rule 10b-6 promulgated under Section 10(b) of the Securities Exchange Act of 1934 and aimed at preventing SEC Rule 10b-10 violations and the type of arbitrary pricing which occurred in connection with the trading of securities underwritten by the Underwriter on January 16, 1991. These procedures have been in effect since April 11, 1996.


    The Company has been advised by the Underwriter that the NASD (District 10) filed a complaint (No. C10960080) on June 6, 1996 ("June 1996 Complaint") against the Underwriter, Daniel Porush, Steven Sanders, Irving Stitsky, a former registered representative of the Underwriter, and Jordan Shamah, a vice president and a director of the Underwriter (collectively, the "Respondents"), alleging various violations of the Exchange Act and the NASD Rules of Fair Practice. The June 1996 Complaint consists of seven causes of action. The first cause alleges that the Underwriter, through Porush and Sanders, engaged in the use of fraudulent and manipulative devices in the failure to make bona fide distributions in five public offerings of securities underwritten by the Underwriter between June 1993 and April 1994. The second cause alleges that the Underwriter, through Porush, Sanders, Stitsky and Shamah, engaged in the use of fraudulent and manipulative devices in the failure to make a bona fide distribution of the common stock of a company whose initial public offering was underwritten by the Underwriter. The third cause alleges that the Underwriter, through Porush and Sanders for a period of three days, manipulated the common stock of such company. The fourth cause alleges that the Underwriter, through Sanders, charged fraudulently excessive markups in connection with the warrants of such company. The fifth cause alleges that the Underwriter, through Porush, violated the NASD's Free-Riding and Withholding Interpretation inasmuch as he allegedly allocated securities in certain public offerings to persons restricted from purchasing such securities. The sixth cause alleges that Porush and Stitsky failed to adequately supervise the Underwriter's activity relating to the various alleged violations. The seventh cause alleges that the Underwriter and Porush failed to establish and maintain reasonable supervisory procedures to prevent the Underwriter's violative conduct. The Respondents have filed answers to the June 1996 Complaint denying all material allegations and alleged violations.


    In addition, the Company has been advised by the Underwriter that the NASD (District 10) filed a complaint (No. C10960068) on June 6, 1996 ("Complaint") against the Underwriter and Patrick Gerard Hayes, the compliance director of the Underwriter (collectively, the "Respondents"), alleging violations of the NASD Rules of Fair Practice. The Complaint consists of two causes of action. The first cause alleges that the Underwriter failed to report information regarding at least 59 customer complaints the Underwriter received during the relevant time periods as required by the NASD Rules of Fair Practice. The second cause alleges that the Underwriter, through its compliance director, failed to establish, maintain and enforce written procedures designed to ensure that the Underwriter complied with the NASD Rules of Fair Practice. The Respondents have filed answers to the Complaint contesting the proceeding.

    On or about July 13, 1996, the District Business Conduct Committee for District No. 10 ("District Committee") of the NASD issued a complaint against the Underwriter alleging that the Underwriter violated Article III, Section 1 and Article IV, Section 5 of the NASD Rules of Fair Practice by entering into settlement agreements with former customers which condition customers' ability to cooperate with NASD investigations. The charges in the complaint were upheld by the District Committee on this same date as well as the National Business Conduct Committee of the NASD, and a fine of $20,000 was assessed and the Underwriter was ordered to get the NASD's agreement on language used in certain customer settlement agreements. The firm also is required, if asked by the NASD, to identify customers that should be released from settlement agreements that impose conditions on a customer's ability to provide information to the NASD. The sanctions follow an appeal of findings that the firm used certain agreements when settling customer complaints that precluded, restricted, or conditioned customers' ability to cooperate with the NASD in connection with its investigation of customer complaints. The firm also failed to release a customer from the restrictive provisions of such a settlement. This action had been appealed to the SEC and the sanctions aren't in effect pending consideration of the appeal. The Underwriter contests the charges and has perfected an appeal to the Securities and Exchange Commission.

    The Company has been advised by Stratton Oakmont, Inc. that the Commission instituted an action on December 14, 1994 in the United States District Court for the District of Columbia against Stratton Oakmont. The complaint alleged that Stratton Oakmont was not complying with the March 17, 1994 Administrative Order by failing to adopt the recommendations of an independent consultant. The Administrative Order was previously consented to by Stratton Oakmont, without admitting or denying the findings contained therein, as settlement of an action commenced against Stratton Oakmont by the Commission in March 1992, which found willful violations of the anti-fraud provisions of the securities laws such that Stratton Oakmont:

    - engaged in fraudulent sales practices;

    - engaged in and/or permitted unauthorized trading in customer accounts;

    - knowingly and recklessly manipulated the market price of a company's securities by dominating and controlling the market for those securities;

    - made improper and unsupported price predictions with regard to recommended over-the-counter securities; and

    - made  material   misrepresentations   and  omissions   regarding   certain
      securities and its experience in the securities industry.

    Pursuant to the Administrative Order, Stratton Oakmont was censured and the Stratton Consultant was chosen by the Commission to advise and consult with Stratton Oakmont and to review and recommend new supervisory and compliance procedures. The complaint sought:

    - a to enjoin Stratton Oakmont from violating the Administrative Order;

    - an order commanding Stratton Oakmont to comply with the Administrative Order; and

    - to have a Special Compliance Monitor appointed to ensure compliance with the Administrative Order. Stratton Oakmont claimed that the Stratton Consultant exceeded his authority under the Administrative Order and had violated the terms of the Administrative Order.

    On February 28, 1995, the court granted the Commission's motion for the Permanent Injunction and ordered Stratton Oakmont to comply with the Administrative Order, which required the appointment of an independent consultant, and a separate independent auditor and required that all recommendations be complied with, including the taping of all telephone conversations between the Stratton Oakmont's brokers and their customers. In granting the Commission's motion for a Permanent Injunction, the Court determined that Stratton Oakmont's conduct unequivocally demonstrated that there is a substantial likelihood that it will continue to evade its responsibilities under the Administrative Order. On April 20, 1995, Stratton Oakmont also filed an appeal to the United States Court of Appeals for the District of Columbia, and on April 24, 1995 filed a motion to stay the permanent injunction pending the outcome of the appeal. The motion to stay was denied. Subsequently, Stratton Oakmont voluntarily dismissed its appeal. The failure by Stratton Oakmont to comply with the Administrative Order or Permanent Injunction may adversely effect Stratton Oakmont's activities in that the court may enter a further order restricting the ability of Stratton Oakmont to act as a market maker of the Company's securities. The effect of such action may prevent the holders of the Company's securities from selling such securities since Stratton Oakmont may be restricted from acting as a market maker of the Company's securities and, in such event, will not be able to execute a sale of such securities. Also, if other broker dealers fail to make a market in the Company's securities, the public security holders may not have anyone to purchase their securities when offered for sale at any price and the security holders may suffer the loss of their entire investment.

    As a result of the Permanent Injunction, the states of Pennsylvania, Indiana and Illinois have commenced administrative proceedings seeking, among other things, to revoke Stratton Oakmont's license to do business in such states. In Indiana, the Commissioner suspended Stratton Oakmont's license for a three year period. Stratton Oakmont has appealed the decision and has requested a stay pending appeal. The requested stay would maintain the status quo pending appeal. In Illinois, Stratton Oakmont intends to file an answer to the administrative complaint denying the basis for revocation. The District of Columbia suspended Stratton Oakmont's license pending the outcome of an investigation. The states of North Carolina and Arkansas also have suspended Stratton Oakmont's license pending a resolution of the proceedings in those states. The states of Minnesota, Vermont, and Nevada have served upon Stratton Oakmont notices of intent to revoke Stratton Oakmont's license in such states. The state of Rhode Island has served on Stratton Oakmont a Notice of Intent to suspend its license in that state. The state of Connecticut has served on Stratton Oakmont a notice of intent to suspend or revoke registration in that state with a notice of right to hearing. In the state of Mississippi, Stratton Oakmont has agreed to a suspension of its license pending resolution of certain claims and review of its procedures and practices by the state authorities. In addition, Stratton Oakmont withdrew its registration in the state of New Hampshire (with the right of reapplication) and in the state of Maryland. There may be further administrative action against the firm in Maryland. The firm withdrew its registration in Massachusetts with a right to reapply for registration after two years, withdrew its registration in Delaware with a right to reapply in three years and agreed to a temporary cessation of business in Utah pending an on-site inspection and further administrative proceedings. Stratton Oakmont's license in the state of New Jersey was revoked by an administrative law judge, which revocation was affirmed by the New Jersey Bureau of Securities, and an appeal has been filed with the appellate division of the New Jersey Superior Court. The states of Georgia, Alabama and South Carolina have lifted their suspension and have granted Stratton Oakmont conditional licenses. Such conditional licenses were granted pursuant to an order, which Stratton Oakmont has proposed to various states, which provides provisions for: (i) the suspension of revocation, (ii) compliance with recommendations of the Consultant, (iii) an expedited claims mediation arbitration process, (iv) resolution of claims seeking compensatory damages, (v) restrictions on use of operating revenue, (vi) the limitation on selling group members in offerings underwritten by Stratton Oakmont and the prohibition of participating as a selling group member in offerings underwritten by certain other NASD member firms, (vii) the periodic review of Stratton
Oakmont's agents, (viii) the retention of an accounting firm, and (ix) supervision and training, restrictions on trading, discretionary accounts and other matters. The state of Oregon, as a result of the Permanent Injunction, has filed a notice of intent to revoke Stratton Oakmont's license subject to the holding of a hearing to determine definitively Stratton Oakmont's license status, and Stratton Oakmont, in this proceeding as well as other proceedings, expects to be able to demonstrate that the Permanent Injunction is not of a nature as to be a lawful basis to revoke Stratton Oakmont's license permanently. Finally, Stratton Oakmont has received an order limiting license in the state of Nebraska. Such proceedings, if ultimately successful, may adversely affect the market for and liquidity of the Company's securities if additional broker-dealers do not make a market in the Company's securities. Moreover, should investors purchase any of the securities in this offering from Stratton Oakmont prior to a revocation of Stratton Oakmont's license in their state, such investors will not be able to resell such securities in such state through Stratton Oakmont but will be required to retain a new broker-dealer firm for such purpose. The Company cannot ensure that other broker-dealers will make a market in the Company's securities. In the event that other broker-dealers fail to make a market in the Company's securities, the possibility exists that the market for and the liquidity of the Company's securities may be adversely affected to such an extent that public security holders may not have anyone to purchase their securities when offered for sale at any price. In such event, the market for, and liquidity and prices of the Company's securities may not exist. It should be noted that although Stratton Oakmont may not be the sole market maker in the Company's securities, it will most likely be the dominant market maker in the Company's securities. In addition, in the event that the Underwriter's license to do business is revoked in the states set forth above, the Underwriter has advised the Company that the members of the selling syndicate in this offering may be able to make a market in the Company's securities in such states and that such an event will not have a materially adverse effect on this offering, although no assurance can be made that such an event will not have a materially adverse effect on this offering.The Company has applied to register this offering for the offer and sale of its securities in the following states: California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Illinois, Louisiana, New York, Rhode Island and Virginia. The offer and sale of the securities of this offering are not available in any other state, absent an exemption from registration. See "Underwriting."

    The Company has been advised by Stratton Oakmont that Honorable John E. Sprizzo, United States Judge for the Southern District of New York, on May 6, 1994 denied the class certification motion in PAUL CARMICHAEL V. STRATTON OAKMONT, INC., ET AL., Civ. 0720 (JES), of the plaintiff Paul Carmichael. The class action complaint alleges manipulation and fraudulent sales practices in connection with a number of securities. The allegations were substantially similar and involve much of the same time period as the Commission's civil complaint (discussed above). The Company has further been informed that counsel for the class action plaintiff sought to re-argue the motion for class certification, which motion for re-argument was denied.

DETERMINATION OF PUBLIC OFFERING PRICE

    Prior to this offering, there has been no public market for the securities of the Company. The initial public offering price for the Units and the exercise price of the Class A Warrants have been determined by negotiations between the Company and the Underwriter. Among the factors considered in the negotiations were an analysis of the areas of activity in which the Company is engaged, the present state of the Company's business, the Company's financial condition, the Company's prospects, an assessment of management, the general condition of the securities market at the time of this offering and the demand for similar securities of comparable companies. The public offering price of the Units and the exercise prices of the Class A Warrants do not necessarily bear any relationship to assets, earnings, book value or other criteria of value applicable to the Company.

                               LEGAL PROCEEDINGS

    e-Net, Inc. is not a party to any legal proceedings and, to the best of its information, knowledge and belief, none is contemplated or has been threatened.

                                 LEGAL MATTERS


    The validity of the securities being offered hereby will be passed upon for the Company by Thomas T. Prousalis, Jr., Esq., 1919 Pennsylvania Avenue, N.W., Suite 800, Washington, D.C. 20006. Mr. Prousalis is the beneficial owner of 900,000 shares of Common Stock of the Company. See "Principal Stockholders." Certain legal matters will be passed upon for the Underwriter by Bernstein & Wasserman, LLP, 950 Third Avenue, New York, New York 10022.


                                    EXPERTS

    The financial statements of e-Net, Inc. as of March 31, 1996, included in the Registration Statement and this Prospectus have been included herein in reliance on the report dated April 12, 1996, of Grant Thornton LLP, Independent Certified Public Accountants, and upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission an SB-2 Registration Statement under the Securities Act of 1933, as amended, with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits, to all of which reference is hereby made. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete; with respect to each such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed to be qualified in its entirety by such reference. All of these documents may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS........................  F-2

FINANCIAL STATEMENTS

  Balance Sheet...........................................................  F-3

  Statement of Operations.................................................  F-4

  Statement of Cash Flows.................................................  F-5

  Statement of Stockholders' Equity.......................................  F-6

  Notes to Financial Statements...........................................  F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
e-Net, Inc.

    We have audited the accompanying balance sheet of e-Net, Inc. (a Delaware Corporation) as of March 31, 1996, and the related statements of operations, stockholders' equity and cash flows for the period from beginning of operations (June 8, 1995) to March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of e-Net, Inc. as of March 31, 1996, and the results of its operations and its cash flows for the period from beginning of operations (June 8, 1995) to March 31, 1996, in conformity with generally accepted accounting principles.

                                          GRANT THORNTON LLP

Vienna, Virginia
April 12, 1996 (except for
note B, as to which the
date is June 24, 1996 and
note G, as to which the
date is July 31, 1996)
                                  e-NET, INC.
                                 BALANCE SHEET
                                     ASSETS



                                                                                   MARCH 31, 1996
                                                                                        PRO
                                                                   MARCH 31, 1996      FORMA       JUNE 30, 1996
                                                                     HISTORICAL       (NOTE B)      (UNAUDITED)
                                                                   --------------  --------------  --------------

CURRENT ASSETS
  Cash and cash equivalents......................................   $    557,960    $  1,057,960   $      581,407
  Accounts receivable............................................         53,677          53,677          149,656
                                                                   --------------  --------------  --------------
TOTAL CURRENT ASSETS.............................................        611,637       1,111,637          731,063
PROPERTY, PLANT AND EQUIPMENT, NET...............................        134,285         134,285          104,984
SOFTWARE DEVELOPMENT COSTS.......................................        --              --                54,520
                                                                   --------------  --------------  --------------
                                                                    $    745,922    $  1,245,922   $      890,567
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Stockholder/Officer notes payable..............................   $     45,000    $     45,000   $       12,050
  Accounts payable -- trade......................................          5,326           5,326           19,580
  Accrued liabilities............................................         22,787          22,787          224,291
  Deferred revenue...............................................         20,000          20,000         --
                                                                   --------------  --------------  --------------
TOTAL CURRENT LIABILITIES........................................         93,113          93,113          255,921
LONG-TERM DEBT...................................................        500,000         --              --
                                                                   --------------  --------------  --------------
TOTAL LIABILITIES................................................        593,113          93,113          255,921

STOCKHOLDERS' EQUITY
  Common stock, $.01 par value, 50,000,000 shares authorized,
   7,500,000 shares outstanding at
   March 31, 1996 historical; 8,000,000 shares outstanding, pro
   forma and June 30, 1996.......................................         75,000          80,000           80,000
  Stock subscriptions and notes receivable.......................       (310,000)        (60,000)         (60,000)
  Unamortized cost of bridge financing...........................     (2,885,135)     (5,385,135)        --
  Additional paid-in capital.....................................      3,810,000       7,055,000        7,055,000
  Retained deficit...............................................       (537,056)       (537,056)      (6,440,354)
                                                                   --------------  --------------  --------------
TOTAL STOCKHOLDERS' EQUITY.......................................        152,809       1,152,809          634,646
                                                                   --------------  --------------  --------------
                                                                    $    745,922    $  1,245,922   $      890,567
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------


         The accompanying notes are an integral part of this statement.

                                  e-NET, INC.
                            STATEMENT OF OPERATIONS

                                                                                    PERIOD FROM
                                                                                    BEGINNING OF    PERIOD FROM
                                                                                     OPERATIONS     BEGINNING OF
                                                                  THREE MONTHS     (JUNE 8, 1995)    OPERATIONS
                                                                      ENDED         TO JUNE 30,    (JUNE 8,1995)
                                                                  JUNE 30, 1996        1995)        TO MARCH 31
                                                                   (UNAUDITED)      (UNAUDITED)         1996
                                                                -----------------  --------------  --------------

SALES.........................................................    $     179,939     $     53,527    $    293,876

OPERATING EXPENSES
  Cost of product sales and service...........................           67,830            6,500          88,360
  Selling, general and administrative.........................          261,053            5,626         115,171
  Research and development....................................           50,000          --              --
                                                                -----------------  --------------  --------------
INCOME (LOSS) FROM OPERATIONS.................................         (198,944)          41,401          90,345

INTEREST AND FINANCING CHARGES AND OTHER EXPENSES
  Interest expense -- private placement.......................       (5,385,135)         --             (614,865)
  Cost of stock registration..................................         (284,575)         --              --
  Interest expense............................................          (22,800)             600          (6,884)
  Other expenses..............................................          (18,000)         --               (6,143)
  Interest Income.............................................            6,156          --                  491
                                                                -----------------  --------------  --------------
(LOSS) INCOME BEFORE INCOME TAXES.............................       (5,903,298)          40,801        (537,056)

INCOME TAX PROVISION..........................................         --                --              --
                                                                -----------------  --------------  --------------
NET (LOSS) INCOME.............................................       (5,903,298)          40,801    $   (537,056)
                                                                -----------------  --------------  --------------
                                                                -----------------  --------------  --------------
PRO FORMA ADJUSTMENT TO REFLECT ADDITIONAL COMPENSATION
 EXPENSE......................................................         --                (23,750)       (237,500)
                                                                -----------------  --------------  --------------
PRO FORMA NET (LOSS) INCOME...................................       (5,903,298)          17,051        (774,556)
                                                                -----------------  --------------  --------------
                                                                -----------------  --------------  --------------
PRO FORMA LOSS PER SHARE......................................    $        (.75)    $    --         $       (.13)
                                                                -----------------  --------------  --------------
                                                                -----------------  --------------  --------------

WEIGHTED AVERAGE SHARES OUTSTANDING...........................        7,835,165        6,000,000       6,035,617


         The accompanying notes are an integral part of this statement.

                                  e-NET, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                         PERIOD FROM
                                                                                          BEGINNING   PERIOD FROM
                                                                                             OF        BEGINNING
                                                                                         OPERATIONS       OF
                                                                                          (JUNE 8,    OPERATIONS
                                                                                          1995) TO     (JUNE 8,
                                                                    THREE MONTHS ENDED    JUNE 30,     1995) TO
                                                                       JUNE 30, 1996        1995       MARCH 31,
                                                                        (UNAUDITED)      (UNAUDITED)     1996
                                                                    -------------------  -----------  -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss........................................................    $    (5,903,298)   $    40,801  $  (537,056)
                                                                    -------------------  -----------  -----------
  Adjustments to reconcile net loss to net cash from operating activities
    Interest expense -- private placement.........................          5,385,135        --           614,865
    Depreciation and amortization.................................             11,334          3,071       30,715
    Changes in operating assets and liabilities
      (Increase) in accounts receivable...........................            (95,979)       (46,985)     (53,677)
      Increase in accounts payable and accrued liabilities........            215,758          5,621       28,113
      Increase in deferred revenue................................            (20,000)       --            20,000
                                                                    -------------------  -----------  -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES.........................           (407,050)         2,508      102,960
Cash flows from Investing Activities
  Capital expenditures............................................            (14,983)       --           --
  Capitalized software development costs..........................            (54,520)       --           --
                                                                    -------------------  -----------  -----------
Net cash used by Investing Activities.............................            (69,503)       --           --
                                                                    -------------------  -----------  -----------
                                                                    -------------------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from shareholder/officer loans.........................          --                30,000       30,000
  Payment of shareholder/officer loans............................          --               (25,000)     (25,000)
  Payment of notes payable arising from asset acquisition.........          --               --           (50,000)
  Proceeds from Issuance of bridge units..........................            500,000        --           500,000
                                                                    -------------------  -----------  -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES.........................            500,000          5,000      455,000
                                                                    -------------------  -----------  -----------
NET INCREASE IN CASH..............................................             23,447          7,508      557,960
CASH AT BEGINNING OF PERIOD.......................................            557,960        --           --
                                                                    -------------------  -----------  -----------
CASH AT END OF PERIOD.............................................            581,407          7,508  $   557,960
                                                                    -------------------  -----------  -----------
                                                                    -------------------  -----------  -----------
SUPPLEMENTAL DISCLOSURES:
  Income Taxes Paid...............................................    $     --           $   --       $   --
                                                                    -------------------  -----------  -----------
                                                                    -------------------  -----------  -----------
  Interest Paid...................................................    $     --           $   --       $       688
                                                                    -------------------  -----------  -----------
                                                                    -------------------  -----------  -----------


NONCASH INVESTING AND FINANCING ACTIVITIES

    The Company acquired fixed assets of $165,000 in exchange for notes payable of $90,000 and a capital contribution of $75,000.


    The Company issued 6,500,000 shares of common stock for notes receivable of $310,000.



    During the three months ending June 30, 1996, the Company reduced the balance of the Note payable to an officer of the Company by $32,950, representing the net book value of the airplane.



    The Company cancelled the note receivable in June 1996 upon the return of 500,000 shares of common stock.



    The Company converted the $500,000 bridge loan received in April 1996 to capital in June 1996 in connection with the issuance of associated bridge units.



    The Company increased the Unamortized Cost associated with the issuance of the bridge units in April 1996 and correspondingly, increased Additional Paid in Capital of $3,000,000



    The Company decreased Unamortized Cost associated with the issuance of bridge units in March 1996 as a result of conversion of debt to equity in June 1996 of $500,000.


         The accompanying notes are an integral part of this statement.

                                  e-NET, INC.
                       STATEMENT OF STOCKHOLDERS' EQUITY

                                   COMMON STOCK         STOCK       UNAMORTIZED
                                ------------------  SUBSCRIPTIONS     COST OF    ADDITIONAL                  TOTAL
                                 NO. OF               AND NOTES       BRIDGE      PAID IN     RETAINED    STOCKHOLDERS
                                 SHARES    AMOUNT    RECEIVABLE      FINANCING    CAPITAL      DEFICIT       EQUITY
                                ---------  -------  -------------   -----------  ----------  -----------  ------------
Balance, inception
Initial capitalization........  6,000,000  $60,000    $ (60,000)    $   --       $   --      $   --       $    --
Contribution of assets from
 stockholder/officer..........     --        --         --              --           75,000      --             75,000
Sale of common stock for
 note.........................    500,000    5,000     (250,000)        --          245,000      --            --
Issuance of common stock and
 additional capital associated
 with the financing cost from
 the issuance of bridge
 units........................  1,000,000   10,000      --           (2,885,135)  3,490,000      --            614,865
Net loss......................     --        --         --              --           --         (537,056)     (537,056)
                                ---------  -------  -------------   -----------  ----------  -----------  ------------
BALANCE, MARCH 31, 1996.......  7,500,000  $75,000    $(310,000)    $(2,885,135) $3,810,000  $  (537,056) $    152,809
Bridge loan converted to
 capital in June 1996.........     --        --         --              500,000      --          --            500,000
Issuance of capital common
 stock and additional
 associated with the financing
 costs from the issuance of
 bridge units.................  1,000,000   10,000      --           (3,000,000)  3,490,000      --            500,000
Cancellation of note
 receivables in June 1996 upon
 return of 500,000 shares of
 common stocks................   (500,000)  (5,000)     250,000         --         (245,000)     --            --
Amortization of the costs of
 bridge financing.............     --        --         --            5,385,135      --          --          5,385,135
Net Loss......................     --        --         --              --           --       (5,903,298)   (5,903,298)
                                ---------  -------  -------------   -----------  ----------  -----------  ------------
BALANCE, JUNE 30, 1996........  8,000,000  $80,000    $ (60,000)    $   --       $7,055,000  $(6,440,354) $    634,646
                                ---------  -------  -------------   -----------  ----------  -----------  ------------
                                ---------  -------  -------------   -----------  ----------  -----------  ------------
Balance, inception
Initial capitalization........  6,000,000  $60,000    $ (60,000)    $   --       $   --      $   --       $    --
Contribution of assets from
 stockholder/officer..........     --        --         --              --           75,000      --             75,000
Net income....................     --        --         --              --           --           40,801        40,801
                                ---------  -------  -------------   -----------  ----------  -----------  ------------
BALANCE, JUNE 30, 1995........  6,000,000   60,000    $ 160,000         --           75,000       40,801       115,801
                                ---------  -------  -------------   -----------  ----------  -----------  ------------
                                ---------  -------  -------------   -----------  ----------  -----------  ------------


         The accompanying notes are an integral part of this statement.

                                  e-NET, INC.
                         NOTES TO FINANCIAL STATEMENTS
                        UNAUDITED AS TO INTERIM PERIODS


NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS


    e-Net, Inc. was incorporated on January 9, 1995 with an initial capitalization of 6,000,000 shares of Common Stock after giving effect to a 600:1 stock split in January 1996 and a 2:1 reverse stock split in July 1996 and a 2:1 split in August 1996. The Company commenced operations on June 8, 1995. The Company develops, markets, and supports open client, server and integrated applications software that enables local, national and international telephone communications, information exchange and commerce over the Internet and private networks. The Company also sells other products used in the management and billing of computer network, telephone and computer usage.



    The Company's operations to date have concentrated on continuing development of its products, establishing acceptance of its software products in the telecommunications industry, providing services to its existing customer base and securing financing necessary to fund development, operations and expansion of its business. Management believes cash flow provided by operations and proceeds of $1,000,000 from bridge financing described in Note B and $1,000,000 received or to be received in September 1996 and fall 1996 from MVS1, Inc. as described in Note H will be sufficient to sustain operations in fiscal 1997. Additional financing may be necessary to provide for continued product development and further expansion of operations. While assurance cannot be given as to its success, the Company has entered into a letter of intent in March 1996 with an underwriter for a firm commitment offering of securities as described in Note G.


    REVENUE RECOGNITION

    Revenue is recognized on the sale of software products upon shipment unless future obligations exist wherein a portion of the revenue is deferred until the obligation is satisfied. Revenue from services rendered is recognized either as the services are rendered based upon fixed hourly rates or at contractually determined fixed monthly fees. Approximately 20% of the total revenue recognized was derived from the sale of software products. The remaining revenue was the result of providing services.

    For the period ending March 31, 1996, the Company derived 32%, 29%, 16% and 13% of its sales from four customers, respectively.


    For the three months ending June 30, 1996, the Company derived 86% and 14% of its sales from two customers.


    ACCOUNTS RECEIVABLE

    Accounts receivable are stated at the unpaid balances, less allowance on uncollectible accounts, if any. Management periodically reviews its outstanding accounts receivable to assess collectibility of balances based on past experience and evaluation of current adverse situations which may affect collectibility of receivables. At March 31, 1996, management deemed all balances fully collectible and did not establish an allowance for uncollectible accounts.

    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                  e-NET, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        UNAUDITED AS TO INTERIM PERIODS


NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost, net of an allowance for accumulated depreciation and amortization. Depreciation is computed on equipment and furniture, using a declining balance method over a five-year period.

    EARNINGS PER SHARE


    Earnings per share for each period presented are based upon weighted average shares outstanding during the period from June 1995, the date operations commenced, through March 31, 1996, adjusted retroactively, where applicable, for the effect of a 600:1 stock split in January 1996. The weighted average shares outstanding also includes the weighted average effect (35,617 shares) of 1,000,000 shares of Common Stock issued in March 1996 pursuant to the issuance of the Bridge Units. The Bridge Units have otherwise not been taken into account in computing earnings per share as the value of the Bridge Units is equivalent to the Units offered in the Company's initial public offering. The effect of the issuance of 500,000 shares of Common Stock in March 1996 for a $250,000 promissory note has not been reflected in weighted average shares outstanding because the note was cancelled in June 1996 in exchange for the return of all such shares.



    SOFTWARE DEVELOPMENT COSTS



    In accordance with the Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," the Company capitalized certain costs incurred to develop computer software. Software costs will be amortized over the estimated useful life of the software once the product is available for general release to customers. At June 30, 1996, the Company has capitalized $54,520.



    Critical to the recoverability of the capitalized software costs is the completion of development of certain software products, bringing such products to market in fiscal year 1997, and the generation of related sales sufficient to recover costs incurred to date and costs to complete development. Should sufficient sales fail to materialize, the carrying amount of capitalized software costs may be reduced accordingly in the future.


NOTE B -- SIGNIFICANT TRANSACTIONS

    PRIVATE PLACEMENT TRANSACTIONS


    In March 1996, the Company issued 500,000 shares of Common Stock to a nonaffiliated investment banking firm in a private placement transaction for aggregate consideration of $250,000, represented by a full recourse promissory note for the entire purchase price. In June 1996, this promissory note was cancelled in exchange for the return of the 500,000 shares of Common Stock.



    In March 1996, in a transaction arranged by the underwriter of the Company's initial public offering, the Company was loaned $500,000 by a nonaffiliated person. Principal and interest computed at the rate of eight percent per annum becomes due at the earlier of June 1, 1997, or the closing date of an initial public offering of securities of the Company which is expected to occur in June 1996. As additional consideration for making such loan, the Company issued 500,000 Units ("Bridge Units") each containing two shares of Common Stock, two Class A Warrants and two Class B Warrants to the lender. In June 1996, the loan principal was converted to paid in capital and accounted for as consideration for the 500,000 Bridge Units received in connection with the loan. Inasmuch as these Bridge Units have been issued in contemplation of the proposed offering, financing expense, valued using the proposed offering price per share, related to the issuance of these securities of $3,000,000 will be recorded between the date of issuance and the anticipated offering date, with a corresponding credit to paid-in capital. The value of $3,000,000 attributed to issuance of the Bridge
                                  e-NET, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        UNAUDITED AS TO INTERIM PERIODS


NOTE B -- SIGNIFICANT TRANSACTIONS (CONTINUED)
Units was computed using the offering price of the Units offered in the Company's proposed public offering less the amount of debt converted to paid in capital in June 1996. As of March 31, 1996, the Company had accrued $614,865 of this financing expense. The Company has recorded the loan of $500,000 as a noncurrent liability at March 31, 1996. It is not practicable to estimate the fair value of this debt as there are no quoted market prices for debt with similar terms. The effect of the June 1996 conversion of the bridge loans outstanding as of March 31, 1996 to equity will be recorded in the Company's fiscal 1997 financial statements.


    In April 1996, in a transaction arranged by the underwriter of the Company's initial public offering, the Company was loaned $500,000 by three nonaffiliated persons. Principal and interest computed at the rate of eight percent per annum becomes due at the earlier of June 1, 1997, or the closing date of an initial public offering of securities of the Company which is expected to occur in June 1996. As additional consideration for making such loan, the Company issued 500,000 Bridge Units identical to those issued in March 1996 as described above. In June 1996, the loan principal was converted to paid in capital and accounted for as consideration for the 500,000 Bridge Units received in connection with the loan. Inasmuch as these Bridge Units have been issued in contemplation of the proposed offering, financing expense related to the issuance of these securities of $3,000,000 will be recorded between the date of issuance and the anticipated offering date, with a corresponding credit to paid-in capital. The value of $3,000,000 attributed to issuance of the Bridge Units was computed using the offering price of the Units offered in the Company's proposed public offering less the amount of debt converted to paid in capital in June 1996.


    Due to the significance of the transactions which occurred in April and June 1996, a pro forma balance sheet has been presented in the accompanying financial statements to present the financial position of the Company as if the following transactions had occurred on March 31, 1996:

    - Proceeds from $500,000 bridge loan in April 1996 which was converted to capital in June 1996 in connection with the issuance of associated bridge units.

    - Increase in the unamortized cost associated with the issuance of the bridge units in April 1996 and corresponding credit to paid in capital for $3,000,000.

    - Decrease in the unamortized cost associated with the issuance of bridge units in March 1996 as a result of the conversion of debt to equity in June 1996 of $500,000.


    - Cancellation of the $250,000 note receivable in June 1996 upon the return of 500,000 shares of common stock.


    ACQUISITIONS

    In June 1995, the Company acquired the rights and title to certain tangible assets comprised primarily of computer equipment and peripherals, certain products and intangible assets related thereto, and contract rights in return for a promissory note of $50,000 and the release of the seller's obligation valued at $75,000 for compensation formerly due to the president of the Company. The Company allocated the entire purchase price of $125,000 to the tangible assets acquired based upon their fair value. The portion of the purchase price attributable to the release of the compensation obligation due to the stockholder/officer was credited to additional paid in capital. The entire principal balance due under the promissory note and interest thereon was repaid by the Company in March 1996.

    In March 1996, the Company acquired the right, title and interest to certain inventions and related patents ("Technology") from two individuals who are also stockholders of the Company in an
                                  e-NET, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        UNAUDITED AS TO INTERIM PERIODS


NOTE B -- SIGNIFICANT TRANSACTIONS (CONTINUED) assignment of patent rights in return for future royalties to each individual computed quarterly equal to 2 1/2% of gross profit from products sold related to the acquired Technology. Royalties will be expensed in the period in which related sales are recognized. The assignment agreement provides for the right of the individuals to repurchase the Technology if the Company fails to make reasonable efforts to develop and exploit the market opportunities made available by the Technology. The agreement provides that the Company allocate $1,000,000 of paid in capital to develop and exploit the market opportunities of the Technology by December 31, 1996, or the Technology will be subject to repurchase by the inventors of the Technology.

NOTE C -- PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:



                                                                                 JUNE 30, 1996
                                                                 MARCH 31, 1996   (UNAUDITED)
                                                                 --------------  -------------

Furniture and office equipment.................................   $    125,000    $   139,983
Airplane.......................................................         40,000        --
                                                                 --------------  -------------
                                                                       165,000        139,923
Less accumulated depreciation..................................        (30,715)       (34,999)
                                                                 --------------  -------------
Property and equipment -- net..................................   $    134,285    $   104,984
                                                                 --------------  -------------
                                                                 --------------  -------------


NOTE D -- STOCKHOLDER/OFFICER NOTES PAYABLE

    Stockholder notes payable consist of the following:



                                                                                 JUNE 30, 1996
                                                                 MARCH 31, 1996   (UNAUDITED)
                                                                 --------------  -------------

Loan from an officer of the Company, bearing interest at 8% per annum with principal and interest due June 3, 1996. The note
 is collateralized by an airplane..............................    $   40,000     $     7,050
Loan from an officer of the Company, bearing interest at 10%
 per annum with payment of principal and interest due June 15,
 1996..........................................................         5,000           5,000
                                                                 --------------  -------------
                                                                   $   45,000     $    12,050
                                                                 --------------  -------------
                                                                 --------------  -------------


    Management's estimate of the fair value of these liabilities is the carrying value.

NOTE E -- INCOME TAXES
    The income tax provision consists of the following for the period ended March 31, 1996:

Deferred
  Federal.........................................................  $   2,267
  State...........................................................        426
  Valuation allowance.............................................     (2,693)
                                                                    ---------
Net provision.....................................................  $  --
                                                                    ---------
                                                                    ---------

                                  e-NET, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        UNAUDITED AS TO INTERIM PERIODS


NOTE E -- INCOME TAXES (CONTINUED)
    The effective tax rate for the period ended March 31, 1996 was (7.4)%. A reconciliations between the United States federal statutory rate and the effective tax rate follows:

Tax (benefit) at U.S. federal statutory rates...................  $(182,599)
Increase (decrease) resulting from:
  State tax (benefit)...........................................    (21,267)
  Permanent difference -- interest expense private placement....    200,812
  Other permanent differences...................................        361
  Valuation allowance...........................................      2,693
                                                                  ---------
  Income tax provision..........................................  $  --
                                                                  ---------
                                                                  ---------

    The Company's reporting period for tax purposes is the calendar year. Taxes on the net loss for the period January through March is reflected in the calculation of the deferred tax asset. A valuation allowance has been recognized in an amount equal to the deferred tax asset.

    The tax effect of temporary differences between the financial statement amounts and tax bases of assets and liabilities which give rise to a deferred tax asset is as follows at March 31, 1996:

Net loss for January 1 through March 31, 1996.....................  $  31,997
Accounts Receivable...............................................    (28,704)
Accounts Payable and Accrued Expenses.............................        893
Depreciation expense..............................................     (1,493)
Valuation allowance...............................................     (2,693)
                                                                    ---------
Deferred taxes payable............................................  $  --
                                                                    ---------
                                                                    ---------

NOTE F -- COMMITMENTS AND CONTINGENT LIABILITIES

    LEASE COMMITMENT

    The Company leases office space under an month to month operating lease which provides for monthly rent payments of $1,900.

    EMPLOYMENT AGREEMENT

    The Company entered into an employment agreement effective April 1, 1996 with an officer. Minimum future annual salary commitments of the Company under the agreements are as follows:

              YEAR ENDING
               MARCH 31,                    SALARY        BONUS         TOTAL
----------------------------------------  -----------  -----------  -------------
   1997.................................  $   175,000  $    87,500  $     262,500
   1998.................................      175,000       87,500        262,500
   1999.................................      175,000       87,500        262,500
   2000.................................      175,000       87,500        262,500
   2001.................................      175,000       87,500        262,500
                                          -----------  -----------  -------------
                                          $   875,000  $   437,500  $   1,312,500
                                          -----------  -----------  -------------
                                          -----------  -----------  -------------

    The agreement also provides for bonuses upon certain performance criteria of the Company and the determination of the Board of Directors. Pursuant to the agreement, employment may be terminated by the Company with cause or by the
executive   with    or    without    good    reason.    Termination    by    the
                                  e-NET, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        UNAUDITED AS TO INTERIM PERIODS


NOTE F -- COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)
Company without cause, or by the executive for good reason, would subject the Company to liability for in an amount equal to six months of the terminated executive's salary at the date of termination plus comparable insurance benefits being received prior to termination.

    The accompanying financial statements reflect compensation paid and accrued for services rendered, if any, by the officer at the salary level which the Company believes is reasonable under the circumstances. PRO FORMA data presented in the accompanying statement of operations reflects the result of operations on a PRO FORMA basis had the officer been employed by the Company for the entire period at a compensation level equal to that contained in the above agreement.

NOTE G -- STOCKHOLDERS' EQUITY

    PROPOSED INITIAL PUBLIC OFFERING


    The Company has entered into a letter of intent with an underwriter for a firm commitment offering of 1,000,000 Units at a price of $7.00 per Unit. Each Unit consists of two shares of Common Stock and two redeemable Class A Warrants. The Class A Warrants shall be exercisable commencing one year after the date of the prospectus and entitles the holder to purchase one share of Common Stock at $4.00 per share during the four year period commencing one year from the effective date of the offering. The Class A Warrants are redeemable under certain conditions.



    The Company paid $100,000 in April 1996 and May 1996 to an attorney who is also a stockholder of the Company in return for services rendered in connection with the offering. In addition, due to uncertainty as to the success of this offering, the Company has expensed $284,575 of costs incurred in connection with the offering.



    STOCK SPLITS



    In July 1996, the Company caused a 2:1 reverse stock split of its issued and outstanding securities. In August 1996, the Company caused a 2:1 split of its issued and outstanding securities. Accordingly, all references to the securities of the Company have retroactively adjusted to reflect these stock splits.



NOTE H -- SUBSEQUENT EVENTS



    ACQUISITION


    In January 1996, the Company signed a letter of intent to purchase certain assets from an entity of which two of the three owners are also stockholders of the Company. These assets are prototype boards, proprietary software code and existing research and development relating to specific computer software products. In May 1996, the Company completed the purchase for cash of $50,000. Management intends to allocate the entire purchase price of $50,000 to research and development expense and therefore, record a charge to operations in fiscal year 1997 for that amount. The entity from which the assets are intended to be acquired is dormant and contains no assets other than the above intangible assets. As a result, condensed financial statements of this entity have not been presented.


    LETTER OF INTENT (UNAUDITED)



    In August 1996, the Company entered into a letter of intent with MVSI, Inc., a Washington, D.C. area based publicly held (Nasdaq: "MVSI") laser vision robotics company, whereby the Company will become a wholly-owned subsidiary of MVSI. Among the principal terms and conditions of the proposed acquisition, MVSI will exchange 4,000,000 shares of its common stock, 1,000,000 Class A Warrants and 1,000,000 Class B Warrants, all of which are restricted securities, for 8,000,000 shares of
                                  e-NET, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        UNAUDITED AS TO INTERIM PERIODS



NOTE H -- SUBSEQUENT EVENTS (CONTINUED)


common stock, 2,000,000 Class A Warrants and 2,000,000 Class B Warrants owned by the Company's security-holders. The newly issued MVSI securities in the acquisition may not be sold for a 24 month period ending September 1998. The chairman and chief executive officer of MVSI is a director and a principal stockholder and warrantholder of e-Net; another director of MVSI is also a director and a stockholder of e-Net. MVSI intends to provide at least $5.3 million to e-Net over a 24-month period ending in September 1998 in order to finance its business operations. The acquisition of e-Net, including all of its terms and conditions, will be subject to a fairness opinion and approval by at least a majority of MVSI's stockholders at its annual meeting scheduled for Fall 1996. MVSI can make no assurances that it will be able to reach a definitive agreement with e-Net and that such agreement will be approved by the stockholders of MVSI.



    Upon signing the term sheet in September 1996, the initial increment of $500,000 was loaned by MVSI to e-Net. An additional $500,000 will be payable upon the earliest of November 1996, the exchange date or the date of the stockholder approval. The remaining $4,300,000 will be contingent upon the exchange of stock described above and upon MVSI raising that amount or more of additional capital either through a new issue of securities or through the exercise of currently existing Class A warrants.



    The terms of the promissory note for the principal sum of $1,000,000 reflecting the initial infusion made in September 1996 of $500,000 and a second amount of $500,000 to be advanced in the November 1996 provide that the outstanding principal balance bear interest at 9% per annum. Principal and interest shall be due and payable in full if the exchange transaction has not occurred on or before December 31, 1996, at the earlier to occur of September 6, 1997 or the date the Company obtains alternate financing in excess of $3,000,000, or if the exchange transaction has occurred on or before December 31, 1996, the principal and interest are due upon written demand by MVSI. The terms of the acquisition agreement provide that only $1,000,000 is committed to be paid by MVSI on or before November 1, 1996.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER WOULD BE UNLAWFUL. ANY MATERIAL MODIFICATION OF THE OFFERING WILL BE ACCOMPLISHED BY MEANS OF AN AMENDMENT TO THE REGISTRATION STATEMENT. IN ADDITION, THE RIGHT IS RESERVED BY THE COMPANY TO CANCEL ANY CONFIRMATION OF SALE PRIOR TO THE RELEASE OF FUNDS, IF, IN THE OPINION OF THE COMPANY, COMPLETION OF SUCH SALE WOULD VIOLATE FEDERAL OR STATE SECURITIES LAWS OR A RULE OR POLICY OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC., WASHINGTON, D.C. 20006.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
Use of Proceeds...........................................................   20
Dilution..................................................................   22
Capitalization............................................................   23
Dividend Policy...........................................................   23
Management's Discussion and Analysis or Plan of Operation.................   24
Business..................................................................   30
Management................................................................   43
Principal Stockholders....................................................   49
Certain Transactions......................................................   50
Description of Securities.................................................   52
Underwriting..............................................................   57
Legal Proceedings.........................................................   63
Legal Matters.............................................................   63
Experts...................................................................   63
Additional Information....................................................   63
Index to Financial Statements.............................................  F-1
Report of Independent Certified Public Accountants........................  F-2


                            ------------------------


    UNTIL                 ,  1996 (25  DAYS  AFTER THE  EFFECTIVE DATE  OF  THIS
PROSPECTUS), ALL BROKER-DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                                1,000,000 UNITS


                                  e-NET, INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                             STRATTON OAKMONT, INC.

                                          , 1996


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART TWO
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by Delaware law, the Company's Certificate of Incorporation includes a provision which provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, which prohibits the unlawful payment of dividends or the unlawful repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. This provision is intended to afford directors protection against, and to limit their potential liability for monetary damages resulting from, suits alleging a breach of the duty of care by a director. As a consequence of this provision, stockholders of the Company will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of the Company or any stockholder to obtain an injunction or any other type of nonmonetary relief in the event of a breach of fiduciary duty. Management of the Company believes this provision will assist the Company in securing and retaining qualified persons to serve as directors. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

    Such indemnification provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. Because directors liability insurance is only available at considerable cost and with low dollar limits of coverage and broad policy exclusions, the Company does not currently maintain a liability insurance policy for the benefit of its directors although the Company may attempt to acquire such insurance in the future. The Company believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the general unavailability of directors liability insurance to provide protection against the increased risk of personal liability resulting from such lawsuits have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. The Company also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of the Company. Although no directors have resigned or have threatened to resign as a result of the Company's failure to provide insurance or other indemnity protection from liability, it is uncertain whether the Company's directors would continue to serve in such capacities if improved protection from liability were not provided.

    The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director) or for violations of the federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

    The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance. However, as mentioned above, the Company does not currently provide such insurance to its directors, and there is no guarantee that the Company will provide such insurance to its directors in the near future although the Company may attempt to obtain such insurance.

    The provisions diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholders derivative action. However, the provisions do not have the effect of limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause the Company to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Also, because the Company does not presently have directors liability insurance and because there is no assurance that the Company will procure such insurance or that if such insurance is procured it will provide coverage to the extent directors would be indemnified under the provisions, the Company may be forced to bear a portion or all of the cost of the director's claims for indemnification under such provisions. If the Company is forced to bear the costs for indemnification, the value of the Company stock may be adversely affected. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and, therefore, is unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is an itemization of expenses, payable by the Company from the net proceeds of this offering, incurred by the Company in connection with the issuance and distribution of the securities of the Company being offered hereby. The Company has agreed to pay all of the expenses related to the registration of the securities by the Selling Security-holders, which are included herein. All expenses are estimated except the SEC, NASD and Nasdaq Registration and Filing Fees. See "Use of Proceeds."

SEC Registration and Filing Fee(1).............................  $    6,407
NASD Registration and Filing Fee(1)............................       2,358
Nasdaq Registration and Filing Fee.............................      10,000
Financial Printing.............................................     175,000
Transfer Agent Fees............................................      10,000
Accounting Fees and Expenses...................................      85,000
Legal Fees and Expenses........................................     375,000
Blue Sky Fees and Expenses.....................................      85,000
Underwriter's Nonaccountable Expense Allowance.................     241,500
Miscellaneous..................................................       9,735
                                                                 ----------
    TOTAL......................................................  $1,000,000
                                                                 ----------
                                                                 ----------

------------------------
(1) Paid upon initial filing of this Registration Statement and related Prospectus.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.


    The following information sets forth all securities of the Company sold by it within the past three years, adjusted retroactively for a 600:1 stock split in January 1996, a 2:1 reverse stock split in July 1996 and a 2:1 stock split in August 1996, which securities were not registered under the Securities Act of 1933, as amended.

    In January 1995, the Company issued 6,000,000 shares of its common stock to 15 persons, including the officers and directors of the Company, in a private placement transaction in consideration of $100, or its par value at the time of issuance.



    In March 1996, the Company issued 500,000 shares of its Common Stock to ATG Group, Inc., a Brookville, New York based investment firm, in a private placement transaction for aggregate consideration of $250,000, represented by a full recourse promissory note for the entire purchase price. The promissory note is due in full in March 2001 and bears interest, payable upon maturity at 8% per annum. Andrew T. Greene, a former officer and director of the Underwriter, is the officer, director and stockholder of ATG Group, Inc. At the time of the acquisition of the shares of Common Stock of the Company by ATG Group, Inc., neither ATG Group, Inc. nor Mr. Greene had an association or affiliation, in any manner whatsoever, with the Underwriter or any other member firm of the National Association of Securities Dealers, Inc. However, in June 1996, ATG Group, Inc. agreed to cancel its 500,000 shares of the Company's Common Stock in consideration of the cancellation of its $250,000 full recourse promissory note.



    Also, in March and April 1996, the Company borrowed $1,000,000 in a bridge loan from four persons who are nonaffiliated with the Underwriter and the Company, each of whom is an accredited investor, to wit: Edward Ratkovich ($500,000), Robert Foise ($250,000), Armstrong Industries ($200,000) and Martin Sumichrast ($50,000), at the rate of eight percent simple annual interest. General Ratkovich and Mr. Sumichrast are officers, directors and principal stockholders of Nasdaq listed companies recently underwritten by the Underwriter. Mr. Foise and Armstrong Industries have previously participated as investors in companies recently underwritten by the Underwriter. In further consideration of the bridge loan, the Company issued 2,000,000 shares of Common Stock, 2,000,000 Class A Warrants and 2,000,000 Class B Warrants to such persons. However, in June 1996, such persons converted their loans to equity in consideration of the prior issuance of the securities. See "Description of Securities."



    In August 1996, the Company caused a 2:1 split of its issued and outstanding shares of common stock, Class A Warrants and Class B Warrants, resulting in 8,000,000 shares of common stock, 2,000,000 Class A Warrants and 2,000,000 Class B Warrants currently issued and outstanding.


    All unregistered securities issued by the Company prior to this offering are deemed "restricted securities" within the meaning of that term as defined in Rule 144 and have been issued pursuant to certain "private placement" exemptions under Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations as promulgated by the Securities and Exchange Commission, Washington, D.C. 20549, such that the sales of the securities were transactions by an issuer not involving any public offering. See "Description of Securities."

    Reference is also made hereby to "Dilution," "Principal Stockholders," "Certain Transactions" and "Description of Securities" in the Prospectus for more information with respect to the previous issuance and sale of the Company's securities.

    All of the aforesaid securities have been appropriately marked with a restricted legend and are "restricted securities," as defined in Rule 144 of the rules and regulations of the Securities and Exchange Commission, Washington, D.C. 20549. All of the aforesaid securities were issued for investment purposes only and not with a view to redistribution, absent registration. All of the aforesaid persons have been fully informed and advised concerning the Registrant, its business, financial and other matters. Transactions by the Registrant involving the sales of these securities set forth above were issued pursuant to the "private placement" exemptions under the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering. The Registrant has been informed that each person is able to bear the economic risk of his investment and is aware that the securities were not registered under the Securities Act of 1933, as amended, and cannot be re-offered or re-sold until they have been so registered or until the availability of an exemption therefrom. The transfer agent and registrar of the Registrant will be instructed to mark "stop transfer" on its ledgers to assure that these securities will not be transferred absent registration or until the availability of an exemption therefrom is determined.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


    This following is a list of Exhibits filed herewith by e-Net, Inc. as part of the SB-2 Registration Statement and related Prospectus:



      1.0 Form of Underwriting Agreement.
      1.1 Selected Dealers Agreement.
      3.0 Certificate of Incorporation, filed January 9, 1995.
      3.1 By-laws, as amended.
      4.0 Specimen Copy of Common Stock Certificate.
      4.1 Form of Class A Warrant Certificate.
      4.2 Form of Class B Warrant Certificate.
      4.3 Form of Underwriter's Purchase Option.
      4.4 Form of Warrant Agreement.
      5.0 Opinion of Thomas T. Prousalis, Jr., Esq. for Registrant.
     10.0 Employment Agreement, Robert A. Veschi, dated April 1, 1996.
     10.1 United States Patent, Notice of Allowance, dated January 23, 1996.
     10.2 Assignment of Patent Rights, dated March 22, 1996.
     10.3 Sprint Agreement, dated March 1, 1996.
     11.0 Computation of Per Share Loss.
     23.0 Consent of Thomas T. Prousalis, Jr., Esq. is contained on page II-7 of the Registration Statement.
     24.0 Consent of Grant Thornton LLP is contained on page II-8 of the Registration Statement.
     25.0 Power of Attorney appointing Robert A. Veschi is contained on page II-6 of the Registration Statement.


ITEM 28.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to participating broker-dealers, at the closing, certificates in such denominations and registered in such names as required by the participating broker-dealers, to permit prompt delivery to each purchaser.

    The undersigned Registrant also undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any  prospectus required by  section 10(a)(3) of  the
               Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement:

            (iii)  To include any material information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    This Registration Statement consists of the following:

       1.  Facing page.
       2.  Cross-Reference Sheet.
       3.  Prospectus.
       4.  Complete text of Items 24-28 in Part Two of Registration Statement.
       5.  Exhibits.
       6.  Signature page.
       7.  Consents of:
           Thomas T. Prousalis, Jr., Esq.
           Grant Thornton LLP

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on October 1, 1996.


                                e-NET, INC.

                                By:               ROBERT A. VESCHI
                                     -------------------------------------------
                                                  Robert A. Veschi
                                                      President

    In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                      TITLE                      DATE
------------------------------------------------------  -------------------------------  -------------------

     ALONZO E. SHORT, JR., LT. GEN., USA (RET.)*
     -------------------------------------------        Chairman of the Board              October 1, 1996
      Alonzo E. Short, Jr., Lt. Gen., USA (ret.)

                                                        President, Chief Executive
                   ROBERT A. VESCHI                      Officer, Chief Financial
     -------------------------------------------         Officer, Controller,              October 1, 1996
                   Robert A. Veschi                      Secretary, Director

                    GEORGE PORTA*
     -------------------------------------------        Vice President, Operations         October 1, 1996
                     George Porta

                  WILLIAM L. HOOTON*
     -------------------------------------------        Director                           October 1, 1996
                  William L. Hooton

       EDWARD RATKOVICH, MAJ. GEN., USAF (RET.)
     -------------------------------------------        Director                           October 1, 1996
       Edward Ratkovich, Maj. Gen., USAF (ret.)

               CLIVE WHITTENBURY, PH.D.
     -------------------------------------------        Director                           October 1, 1996
               Clive Whittenbury, Ph.D.

                       By:           ROBERT A. VESCHI*
            ------------------------------------------
                                      Robert A. Veschi
                                      ATTORNEY-IN-FACT

                               CONSENT OF COUNSEL

    The consent of Thomas T. Prousalis, Jr., Esq., 1919 Pennsylvania Avenue, N.W., Suite 800, Washington, D.C. 20006, to the use of his name in this Form SB-2 Registration Statement, and related Prospectus, as amended, of e-Net, Inc. is contained in his opinion filed as Exhibit 5.0 hereto.

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We have issued our report dated April 12, 1996 accompanying the Financial Statements of e-Net, Inc. contained in the Registration Statement and
Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

                                          GRANT THORNTON LLP


Washington, D.C.
September 26, 1996


                                      II-8